UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12
DYCOM INDUSTRIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

DYCOM INDUSTRIES, INC.

11780 U.S. Highway 1, Suite 600
Palm Beach Gardens, Florida 33408

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held On May 22, 2018

To Our Shareholders:

The Annual Meeting of Shareholders (the “Annual Meeting”) of Dycom Industries, Inc. (the “Company”) will be held at 11:00 a.m., Eastern Time, on Tuesday, May 22, 2018, at the corporate offices of Dycom Industries, Inc., 11780 U.S. Highway 1, Suite 600, Palm Beach Gardens, Florida 33408.

At the Annual Meeting, you will be asked to:

1.	Elect the four directors named in the Proxy Statement;
2.	Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for fiscal 2019;
3.	Approve, by non-binding advisory vote, executive compensation; and
4.	Transact such other business as may properly be brought before the Annual Meeting, and any adjournments or postponements of the Annual Meeting.

The Board of Directors has fixed the close of business on Monday, April 2, 2018, as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting.

By Order of the Board of Directors,

Richard B. Vilsoet
Vice President, General Counsel and Secretary

Palm Beach Gardens, Florida
April 12, 2018

YOUR VOTE IS IMPORTANT

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. We urge you to promptly vote and submit your proxy via the Internet, by phone, or by signing, dating, and returning the enclosed proxy card in the envelope provided. Instructions for each type of voting are included in the Notice Regarding the Availability of Proxy Materials that you received and in this Proxy Statement. If you attend the Annual Meeting, you can vote in person even if you previously submitted your proxy.

If you choose to attend the Annual Meeting, you will be asked to present valid picture identification, and if you hold your shares through a broker, you will be asked to present a copy of your brokerage statement showing your stock ownership as of April 2, 2018. Shareholders without appropriate documentation may not be admitted to the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON TUESDAY, MAY 22, 2018

The Notice, Proxy Statement and Transition Report on Form 10-K for the transition period from July 30, 2017 to January 27, 2018 (which is being provided as the Company’s Annual Report to Shareholders) are available on the Internet at www.proxyvote.com.

i

DYCOM INDUSTRIES, INC.
11780 U.S. Highway 1, Suite 600
Palm Beach Gardens, Florida 33408

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
Tuesday, May 22, 2018

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Dycom Industries, Inc. (the “Company”) for use at the Annual Meeting of Shareholders to be held on Tuesday, May 22, 2018, at the corporate offices of Dycom Industries, Inc., 11780 U.S. Highway 1, Suite 600, Palm Beach Gardens, Florida 33408, at 11:00 a.m. Eastern Time, or at any adjournments or postponements thereof (the “Annual Meeting”). This Proxy Statement and the accompanying proxy card are being distributed or otherwise furnished to shareholders on or about April 12, 2018.

Why is the Annual Meeting being held in May?

We have historically held our Annual Meeting of Shareholders in November because through July 29, 2017, our fiscal year ended on the last Saturday in July. On September 1, 2017, the Board of Directors of the Company approved a change in the Company’s fiscal year end from the last Saturday in July to the last Saturday in January. The scheduling of the Annual Meeting in May reflects our transition to a new fiscal year.

Why does this Proxy Statement contain information relating to a six month transition period?

On March 2, 2018, the Company reported its financial results for the six month transition period from July 30, 2017 to January 27, 2018 (the “Transition Period”) on a Transition Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”). As a result, much of the information contained in this Proxy Statement, particularly information relating to executive compensation matters, covers the Transition Period. References in this Proxy Statement to fiscal 2017 or any prior fiscal year are to the twelve months ended on the last Saturday in July of that year. After the Transition Period, each fiscal year will continue to consist of either 52 or 53 weeks of operations (with the additional week of operations occurring in the fourth fiscal quarter) and will end on the last Saturday in January. The Company’s 2019 fiscal year commenced on January 28, 2018 and consists of 52 weeks.

Why did I receive a one-page Notice in the mail regarding the Availability of Proxy Materials instead of printed proxy materials?

In accordance with rules adopted by the SEC, the Company has elected to furnish its proxy materials to shareholders on the Internet, rather than mailing paper copies to each shareholder. Accordingly, on April 12, 2018, the Company sent a Notice Regarding the Availability of Proxy Materials (the “Notice”) to shareholders of record. You have the ability to access the proxy materials on the website referred to in the Notice or you may request to receive a paper copy of the proxy materials free of charge by following the instructions in the Notice.

What will I be voting on?

The proposals to be voted on at the Annual Meeting are the following:

•	Election of the four directors named in this Proxy Statement;
•	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for fiscal 2019; and
•	A non-binding advisory vote to approve executive compensation (“say-on-pay”).

Other than the matters set forth in this Proxy Statement and matters incidental to the conduct of the Annual Meeting, the Company does not know of any business or proposals to be considered at the Annual Meeting. If any other business is proposed and properly presented at the Annual Meeting, the proxies received from shareholders give the proxy holders the authority to vote on the matter at their discretion.

Who may vote?

The Board of Directors has set April 2, 2018 as the record date for the Annual Meeting. You may vote at the Annual Meeting if you owned shares of the Company’s common stock as of the close of business on April 2, 2018. Each outstanding share of the Company’s common stock is entitled to one vote on each matter to be voted on. As of the record date, there were 31,192,069 shares of the Company’s common stock outstanding and entitled to vote at the Annual Meeting based on the records of the Company’s registrar and transfer agent, American Stock Transfer & Trust Company.

Who may attend the Annual Meeting?

All shareholders of record at the close of business on April 2, 2018, or their duly appointed proxies, may attend the Annual Meeting. Please be prepared to present valid photo identification for admission to the Annual Meeting. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

If you hold shares in “street name” (that is, in a brokerage account or through a bank or other nominee) and you plan to attend the Annual Meeting, you will need to bring a copy of a statement reflecting your share ownership as of the April 2, 2018 record date for the Annual Meeting and check in at the registration desk at the Annual Meeting.

How does the Board of Directors recommend I vote?

The Board of Directors recommends a vote:

•	“FOR” the four director nominees named in this Proxy Statement for election to the Board of Directors;
•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for fiscal 2019; and
•	“FOR”, on a non-binding advisory basis, the vote to approve executive compensation.

How do I vote?

You may vote your shares of Company common stock in any of the following manners:

•	In person. Shareholders of record and beneficial shareholders with shares held in “street name” may vote in person at the meeting. If you hold shares in “street name,” you must also obtain a legal proxy, executed in your favor, from your broker or nominee to vote in person at the meeting. You must bring this proxy to the Annual Meeting;
•	By telephone or via the Internet. You may vote by telephone or via the Internet by following the instructions provided in the Notice, proxy card or voting instruction card provided; or
•	By mail. If you request paper copies of the proxy materials by mail, you may vote by proxy by signing, dating and returning the proxy card or voting instruction card provided. Please sign the proxy card or voting instruction card exactly as your name appears on the card.

If you are a shareholder of record and you attend the Annual Meeting, you may deliver your completed proxy card or voting instruction card in person. If you hold your shares in “street name” and you wish to vote at the Annual Meeting, you will need to obtain a proxy, executed in your favor, from the broker or nominee that holds your shares and bring this proxy to the Annual Meeting.

What if I hold my shares in “street name”?

Many shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. This is often called holding shares in “street name.” As summarized below, there are some distinctions between record shareholders and “street name” holders.

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the shareholder of record for those shares, and these proxy materials are being provided directly to you.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares and you hold your shares in “street name.” In this case, proxy materials are being forwarded to you by your broker, bank or other nominee. You should follow the voting directions provided by your bank, broker or other nominee. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote and are also invited to attend the Annual Meeting. However, because you are not a shareholder of record, you may not vote these shares in person at the Annual Meeting unless you bring with you a proxy, executed in your favor, from your broker, bank or other nominee.

If you hold your shares in “street name,” it is critical that you provide instructions to, or obtain a proxy from, the record holder if you want your shares to count in the election of directors (Proposal 1) and the non-binding advisory vote to approve executive compensation (Proposal 3).

Can I change my decision after I vote?

Yes. If you are a shareholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Annual Meeting by:

•	Submitting another proxy card bearing a later date than the proxy being revoked prior to the Annual Meeting;
•	Voting again by Internet or telephone prior to the Annual Meeting as described on the proxy card; or
•	Voting again in person at the Annual Meeting.

If you hold your shares in “street name” and wish to change your vote at the Annual Meeting, you will need to obtain a proxy, executed in your favor, from the broker, bank or other nominee that holds your shares and bring the proxy to the Annual Meeting. Without a proxy from the broker, bank or other nominee that holds your shares, you may not vote shares held in “street name” by returning a proxy card or by voting in person at the Annual Meeting.

You also may revoke your proxy prior to the Annual Meeting without submitting a new vote by filing an instrument of revocation with the Secretary of the Company by 5:00 p.m. Eastern Time on Monday, May 21, 2018.

What constitutes a quorum?

The presence in person or by proxy of the holders of a majority of the Company’s common stock will constitute a quorum. A quorum is necessary to transact business at the Annual Meeting. Shares of common stock represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. The Annual Meeting may not commence if a quorum is not present.

Will my shares be voted if I do not provide my proxy?

If you are a shareholder of record and you do not vote or provide a proxy, your shares will not be voted.

Your shares may be voted if they are held in “street name,” even if you do not provide the brokerage firm, bank or other nominee with voting instructions. Brokerage firms have the authority under New York Stock Exchange rules to vote shares for which their customers do not provide voting instructions at least 15 days before the date of the Annual Meeting on ratification of the appointment of the Company’s independent auditor and certain other “routine” matters, but not for non-“routine” matters. As a result, if your shares are held in “street name” and you do not submit voting instructions to your brokerage firm, your shares will be treated as “broker non-votes” with respect to the election of directors (Proposal 1) and the non-binding advisory vote to approve executive compensation (Proposal 3), and will not be counted in determining the outcome of those proposals.

We urge you to give voting instructions to your brokerage firm, bank or other nominee on all proposals.

What is the effect of an “abstain” vote?

Abstentions are considered to be present and entitled to vote with respect to each relevant proposal, but will not be considered a vote cast with respect to that proposal.

What if I return my proxy card but do not mark it to show how I am voting?

If you sign and return your proxy card but do not indicate instructions for voting, your shares will be voted “FOR” each of Proposals 1, 2 and 3. With respect to any other matter which may properly come before the Annual Meeting, your shares will be voted at the discretion of the proxy holders.

What vote is required to approve each proposal?

The Company has adopted a majority voting standard for uncontested director elections and a plurality voting standard for contested director elections. Under this voting standard, in an uncontested election, a director nominee will be elected if the affirmative vote of shares of common stock represented and entitled to vote at the Annual Meeting exceeds the votes cast opposing that nominee. This majority voting standard is further described below under the section entitled “Board of Directors and Corporate Governance Information—Majority Voting Standard” on page 13 of this Proxy Statement.

The affirmative vote of shares of common stock represented and entitled to vote at the Annual Meeting and exceeding the votes cast opposing the action is also required (i) to ratify the appointment of the Company’s independent auditor and (ii) to adopt the non-binding advisory vote to approve executive compensation.

Will any other matters be voted on at the Annual Meeting?

As of the date of this Proxy Statement, management of the Company knows of no other matter that will be presented for consideration at the Annual Meeting other than those matters discussed in this Proxy Statement and matters incidental to the conduct of the Annual Meeting. If any other matters are proposed and properly come before the Annual Meeting and call for a vote of shareholders, your proxy will be voted in the discretion of the proxy holders.

Can I receive future proxy materials electronically?

You can help the Company conserve natural resources and reduce the cost of printing and mailing proxy statements and annual reports by opting to receive future mailings electronically. To enroll, please go to the website www.proxyvote.com, with your proxy card in hand, and follow the instructions.

Deadline for Appointment of Proxies by Telephone or the Internet or Returning Your Proxy Card

Shareholders should complete and return the proxy card as soon as possible. To be valid, your proxy card must be completed in accordance with the instructions on it and received by the Company no later than 11:59 p.m., Eastern Time, on Monday, May 21, 2018. If you appoint your proxy by telephone or the Internet, the Company must receive your appointment no later than 11:59 p.m., Eastern Time, on Monday, May 21, 2018. If your shares of common stock are held in “street name,” you should follow the voting directions provided by your bank, broker or other nominee.

* * * *

A copy of the Company’s Transition Report on Form 10-K for the transition period from July 30, 2017 to January 27, 2018 (which is being provided as the Company’s Annual Report to Shareholders), including financial statements for the Transition Period and the fiscal years ended July 29, 2017 and July 30, 2016, is enclosed with this Proxy Statement, but such documentation does not constitute a part of the proxy soliciting material.

PROXY STATEMENT SUMMARY

This summary highlights certain information about Dycom Industries, Inc. contained in this Proxy Statement. As it is only a summary, please review the entire Proxy Statement before voting.

2018 Annual Meeting of Shareholders

• Time and Date:	Tuesday, May 22, 2018, at 11:00 a.m. Eastern Time.

• Location:	Corporate offices of Dycom Industries, Inc., 11780 U.S. Highway 1, Suite 600, Palm Beach Gardens, Florida 33408.

• Record Date:	Shareholders of record as of the close of business on April 2, 2018 are entitled to vote.

• Voting:	Each outstanding share of common stock is entitled to one vote. You may vote by telephone, internet, mail, or by attending the Annual Meeting. Please see “How Do I Vote?” on page 2.

• Attendance:	To attend the Annual Meeting, please follow the instructions contained in “Who may attend the Annual Meeting?” on page 2.

Annual Meeting Agenda and Voting Recommendations

Proposal		Board’s Voting Recommendation	Vote Required For Approval	Page References (for more detail)
Proposal 1 –	Election of Director Nominees	FOR EACH NOMINEE	Majority of Votes Cast	8

Proposal 2 –	Appointment of the Independent Auditor	FOR	Majority of Votes Cast	63

Proposal 3 –	Advisory Vote to Approve Executive Compensation	FOR	Majority of Votes Cast	64

Director Nominees

The Board of Directors has nominated four directors for reelection to the Board. Each of the director nominees is independent under the New York Stock Exchange’s listing standards, except for Mr. Nielsen. The following table provides summary information about each nominee.

Name	Age	Director Since	Committee Memberships
Stephen C. Coley	73	2003	Audit, Governance (Chair), Executive
Patricia L. Higgins	68	2011	Audit (Chair), Governance, Executive
Steven Nielsen	55	1996	Executive (Chair)
Richard K. Sykes	58	2018	None

Transition Period Financial Highlights and Strategic Developments1

During the Transition Period, the Company continued to take actions to strengthen the Company’s operations and create long-term value for shareholders. For the Transition Period, contract revenues were $1.411 billion as compared to $1.500 billion during the six months ended January 28, 2017. Adjusted EBITDA

[1]	Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted Earnings per Common Share are not measures recognized under generally accepted accounting principles (“GAAP”). The Company has defined Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, gain on sale of fixed assets, stock-based compensation expense, loss on debt extinguishment, and certain non-recurring items. The Company has defined Adjusted Net Income as net income before non-cash amortization of debt discount and the related tax impact, certain tax impacts resulting from vesting and exercise of share-based awards, certain tax impacts of the Tax Cuts and Jobs Act of 2017, and certain non-recurring items. The Company has defined Adjusted Diluted Earnings per Common Share as Adjusted Net Income divided by Non-GAAP Adjusted Diluted Shares outstanding. See “Supplemental Information about Transition Period Financial Overview and Strategic Developments” set forth on Appendix A of this Proxy Statement for a reconciliation of these Non-GAAP financial measures to the corresponding GAAP financial measures. References herein to the six months ended January 28, 2017 represent the comparative prior year six month period from July 31, 2016 to January 28, 2017. The results for the six months ended January 28, 2017 are unaudited.

was $157.2 million, or 11.1% of contract revenues, for the Transition Period as compared to $215.4 million, or 14.4% of contract revenues, for the six months ended January 28, 2017. Adjusted Net Income was $35.4 million for the Transition Period as compared to $80.2 million for the six months ended January 28, 2017. Adjusted Diluted Earnings per Common Share were $1.11 for the Transition Period as compared to $2.49 for the six months ended January 28, 2017. The second quarter of the Transition Period was impacted by adverse weather which reduced the number of available workdays and negatively impacted productivity and margins. Margins were also impacted by costs incurred in conjunction with the initiation of large customer programs.

The Company continued to create long-term value for shareholders by executing its strategy and operating plans. During the Transition Period, the Company accomplished the following:

•	Provided services for 1 gigabit full deployments across the United States to a number of customers in multiple metropolitan areas and grew its core market share.
•	Secured and worked on a number of converged wireless/wireline multi-use networks.
•	Maintained strong operating cash flow to support future growth.
•	Repurchased 200,000 shares of its common stock for approximately $16.9 million, thereby increasing its ability to leverage growth opportunities to the benefit of future stockholders.

Corporate Governance Highlights

The Company is committed to maintaining the highest standards of corporate governance. Strong corporate governance practices help achieve performance goals and maintain the trust and confidence of investors, employees and customers. The Company’s corporate governance practices are described in more detail below under the section entitled “Board of Directors and Corporate Governance Information” starting on page 13 of this Proxy Statement.

Key Compensation Governance Practices

•	Robust stock ownership guidelines for the Chief Executive Officer (10 times base annual salary) and non-employee directors (five times annual cash retainer).
•	Shareholding requirements for Named Executive Officers (other than the CEO) and key employees who receive awards of time vesting restricted stock and time vesting restricted stock units.
•	Standardized timing of annual equity award grants.
•	Executive compensation program designed to discourage risk.
•	Double-trigger change of control benefits applicable only in the event of both a change of control and the termination of a Named Executive Officer’s employment under certain circumstances.
•	Full disclosure of incentive plan performance goals.
•	Prohibition of repricing or cash buyouts of stock options without shareholder approval and one-year minimum vesting period for performance-based awards.
•	Retention of an independent compensation consultant to advise compensation committee.
•	No golden parachute excise tax gross-ups.
•	Standard defined contribution retirement plan applicable to all employees, with no supplemental arrangements for Named Executive Officers.
•	Perquisites and executive benefits limited to Company-paid premiums for term life insurance and long-term disability insurance.

Key Board Governance Practices

•	Independence of each non-employee director.
•	All Board committees (except the Executive Committee) are composed exclusively of independent directors.
•	Majority voting for directors in uncontested elections.
•	Executive session meetings for independent directors, led by the lead non-management director.
•	Risk oversight by full Board and committees.
•	Robust director nomination process.
•	Comprehensive annual Board and committee evaluations and self-assessments.
•	Quarterly Board review of Company business strategy.
•	Mandatory retirement age for directors pursuant to Company’s By-laws.

PROPOSAL 1 – ELECTION OF DIRECTORS

The Articles of Incorporation of the Company provide that the Board of Directors shall be divided into three classes, with each class having as equal a number of directors as possible. The Board of Directors currently consists of eight members.

Four director nominees have been nominated for election at the Annual Meeting. The nominees are Stephen C. Coley, Patricia L. Higgins, Steven E. Nielsen and Richard K. Sykes. Each nominee was selected by the Corporate Governance Committee and approved by the Board of Directors for submission to shareholders of the Company. Mr. Coley, Ms. Higgins and Mr. Nielsen are each currently serving a term that expires at the Annual Meeting and each has been nominated for a term expiring at the Company’s fiscal 2021 annual meeting. Mr. Sykes was elected to the Board of Directors in March 2018 and has been nominated for a one-year term expiring at the Company’s fiscal 2019 Annual Meeting.

The Company’s Amended and Restated By-laws provide that no member of the Board of Directors may stand for re-election if aged 68 or older at the date of his or her re-election. However, in accordance with the Company’s Amended and Restated By-laws, the Board may, by unanimous vote, grant a waiver of the retirement policy. At the time of the 2018 Annual Meeting, Mr. Coley’s age will exceed the mandatory retirement age of 68 under the Company’s Amended and Restated By-laws. Given Mr. Coley’s value to the Board of Directors and the Company, the Board has granted Mr. Coley a waiver of the retirement policy and has approved his nomination for election at the Annual Meeting.

The Company’s Amended and Restated By-laws provide for a majority voting standard for the election of directors in uncontested elections of directors, such as that being conducted at the Annual Meeting. Under this standard, a director nominee will be elected only if the number of shares of common stock represented and entitled to vote at the Annual Meeting that vote “for” the nominee exceeds the number of votes “against” that nominee. Pursuant to the standard, a director is required to tender his or her resignation to the Board of Directors if the director fails to receive the required number of votes. The Corporate Governance Committee, composed entirely of independent directors, will evaluate and make a recommendation to the Board of Directors with respect to the tendered resignation, taking into consideration any factors that they deem relevant. The Board of Directors must take action on the Corporate Governance Committee’s recommendation within 90 days following certification of the shareholders’ vote and publicly disclose its decision within four business days after its decision is made. If a director’s resignation is not accepted by the Board of Directors, such director will continue to serve as a director until the next succeeding annual meeting and until his or her successor is duly elected or until the director’s earlier resignation, removal from office or death. This majority voting standard is further described below under the section entitled “Board of Directors and Corporate Governance Information—Majority Voting Standard” on page 13 of this Proxy Statement.

Each nominee has consented to serve if elected to the Board of Directors. If any director nominee becomes unable to accept nomination or election, which is not anticipated, the persons named as proxies will vote for the election of such other person as the Board of Directors may recommend. Proxies cannot be voted for a greater number of persons than the number of nominees named below.

Included in the biography of each of the nominees for election as a director of the Company and of those directors of the Company continuing in office is a description of experiences, qualifications, attributes and skills that led our Board of Directors to conclude that he or she should serve as a director of the Company.

NOMINEES FOR ELECTION AT THIS MEETING

Stephen C. Coley Director since 2003 Age 73
Mr. Coley is a Director Emeritus of McKinsey & Company, Inc. Mr. Coley was a Management Consultant with McKinsey & Company, Inc. from July 1975 to his retirement in January 2004. During this period, Mr. Coley led a wide variety of business strategy and organization efforts, principally serving technology and basic industrial clients. Mr. Coley also led McKinsey’s corporate growth practice.

A recognized expert and published author on corporate growth, Mr. Coley has extensive general business management experience in corporate strategy and finance for companies in the technology industry, as well as in-depth knowledge of corporate finance structure and strategies, and corporate governance. This experience and knowledge allow Mr. Coley to bring to the Board of Directors meaningful and valuable insight into strategic, financial and capital-related issues.

Patricia L. Higgins Director since 2008 Age 68
Ms. Higgins was President, Chief Executive Officer, and a director of Switch & Data Facilities Company, Inc., a provider of neutral interconnection and colocation services, from September 2000 to her retirement in February 2004. Prior to that, Ms. Higgins served as Chairman and Chief Executive Officer of The Research Board, a consulting and research services company for information technology from May 1999 to August 2000. Prior to 1999, Ms. Higgins also served as Corporate Vice President and Chief Information Officer of Alcoa Inc. and also held senior management positions at UNISYS Corporation, Verizon (NYNEX) and AT&T Inc. Ms. Higgins was a director at Visteon Corporation from 2004 to 2010, Delta Air Lines, Inc. from 2005 to 2007 and SpectraSite Communications, Inc. from 2004 to 2005, and is currently a director of Barnes & Noble, Inc., Internap Network Services Corporation and The Travelers Companies, Inc.

Ms. Higgins held senior executive-level positions in telecommunications, computing and information technology. Ms. Higgins has also had extensive board experience as a director of numerous public companies, including serving as lead director and as a member of a number of audit committees (chairing two), compensation committees (chairing one), governance/nominating committees (chairing one) and chairing one finance committee. This wide-ranging experience allows Ms. Higgins to bring to the Board of Directors substantial knowledge of accounting and financial controls, corporate finance and strategy, and governance practices, as well as a significant depth of understanding into the operation and management of public companies.

Steven E. Nielsen Director since 1996 Age 55
Mr. Nielsen has been the President and Chief Executive Officer of the Company since March 1999; President and Chief Operating Officer from August 1996 to March 1999; and Vice President from February 1996 to August 1996. Mr. Nielsen was a director of SBA Communications Corporation from 2001 to 2009.

Mr. Nielsen’s service as the Company’s Chief Executive Officer and in other leadership roles within the Company allows Mr. Nielsen to bring to the Board of Directors a deep insight into the operations, challenges and complex issues facing the Company itself and the Company’s industry in general.

NOMINEES FOR ELECTION AT THIS MEETING (continued)

Richard K. Sykes Director since 2018 Age 58
Mr. Sykes was appointed to the Board of Directors of the Company in March 2018, for a term to last until the Company’s 2018 Annual Meeting of Shareholders. Mr. Sykes is a former Senior Partner of McKinsey & Company, Inc. Mr. Sykes was a Management Consultant with McKinsey from February 1996 to his retirement in August 2017. During this period, Mr. Sykes served clients in the industrial, consumer and healthcare industries focusing on issues of enterprise transformation, strategy, operations and organization. During his career at McKinsey, Mr. Sykes served in multiple firm-level leadership roles, including as Managing Partner of McKinsey’s Midwest Office, and helped to build McKinsey’s operations practice. From 1990 to 1995, Mr. Sykes was a Vice President and Partner at A.T. Kearney, a global management consulting firm. Prior to that, he held engineering and management roles in the manufacturing businesses of Eli Lilly and Company.

Mr. Sykes has wide-ranging general business management experience, as well as particular in-depth knowledge and expertise in operations, enterprise transformation, organization and strategy. This experience and knowledge allows Mr. Sykes to bring to the Board of Directors significant knowledge into strategic, financial and capital-related issues.

Recommendation of the Board of Directors

The Board of Directors recommends that shareholders vote “FOR” the election of Stephen C. Coley, Patricia L. Higgins, Steven E. Nielsen and Richard K. Sykes as directors.

DIRECTORS WHOSE TERMS CONTINUE BEYOND THE MEETING

Dwight B. Duke Director since 2011 Term Expires 2020 Age 66
Mr. Duke served as Senior Vice President, Business Operations, Service Provider Video Technology Group of Cisco Systems, Inc. from 2006 until his retirement in 2012. From 1998 to 2005, Mr. Duke was Senior Corporate Vice President of Scientific-Atlanta, Inc. and President of its Transmission Networks Systems business. During this period, Mr. Duke was a member of Scientific-Atlanta’s corporate management and corporate operating committees which developed and implemented corporate strategy. Prior to 1998, Mr. Duke was Vice President of the Network Systems Group of Scientific-Atlanta and responsible for that company’s digital video system business.

Mr. Duke has substantial experience in operations management, distribution and marketing for the cable television industry. Mr. Duke also has experience in organization-wide strategic planning, as well as product and major program management. Mr. Duke’s executive-level experience in the telecommunications and cable television industry, and his experience in integrating acquired businesses, allow Mr. Duke to bring to the Board of Directors significant knowledge of corporate strategy, technology, and mergers and acquisitions, particularly within industries closely related to the Company’s business.

Eitan Gertel Director since 2016 Term Expires 2019 Age 56
Mr. Gertel served as the Chief Executive Officer and a director of Finisar Corporation from 2008 to 2015 as a result of the completion of the merger between Finisar and Optium Corporation. Prior to that, Mr. Gertel served as Chief Executive Officer and Chairman of the Board of Optium from 2004 to 2008 and as the President and a director of Optium from 2001 to 2004. From 1995 to 2001, Mr. Gertel served as Corporate Vice President and General Manager of the former transmission systems division of JDS Uniphase Corporation, a provider of broadband test and management solutions and optical products.

Mr. Gertel has significant executive-level experience in the telecommunications industry, including experience in business leadership, operations and strategy, and technical experience. This experience allows Mr. Gertel to bring to the Board of Directors knowledge of corporate strategy, corporate finance, and mergers and acquisitions, as well as significant operational knowledge of the industry as a result of the various management positions which he has held.

Anders Gustafsson Director since 2013 Term Expires 2019 Age 58
Mr. Gustafsson has served as the Chief Executive Officer and a director of Zebra Technologies Corporation since 2007. From 2004 until 2007, Mr. Gustafsson served as Chief Executive Officer of Spirent Communications plc, a publicly traded telecommunications company. From 2000 until 2004, Mr. Gustafsson was Senior Executive Vice President, Global Business Operations, of Tellabs, Inc., a communications networking company, having previously served as President, Tellabs International, as well as President, Global Sales, and Vice President and General Manager, Europe, Middle East and Africa. Earlier in his career, Mr. Gustafsson held executive positions with Motorola, Inc. and Network Equipment Technologies, Inc.

Mr. Gustafsson has extensive executive-level experience in the telecommunications industry covering many areas, including operations, strategy and finance. This experience allows Mr. Gustafsson to bring to the Board of Directors a broad range of skills related to the Company’s industry, including knowledge of corporate strategy, financial controls and accounting, corporate finance, and mergers and acquisitions.

DIRECTORS WHOSE TERMS CONTINUE BEYOND THE MEETING (continued)

Laurie J. Thomsen Director since 2015 Term Expires 2020 Age 61
Ms. Thomsen served as an Executive Partner of New Profit, Inc., a venture philanthropy firm, from 2006 to 2010, and she served on its board from 2001 to 2006. Prior to that, from 1995 to 2004, Ms. Thomsen was a co-founder and General Partner of Prism Venture Partners, a venture capital firm investing in healthcare and technology companies. From 1984 until 1995, Ms. Thomsen worked at the venture capital firm Harbourvest Partners in Boston, where Ms. Thomsen was a General Partner from 1988 until 1995. Ms. Thomsen was in commercial lending at U.S. Trust Company of New York from 1979 until 1984. Ms. Thomsen is currently a director of MFS Mutual Funds and The Travelers Companies, Inc.

Ms. Thomsen has extensive experience as a General Partner of a venture capital firm and significant experience and expertise in investments, finance and the development of emerging businesses. In addition, Ms. Thomsen has board experience at publicly traded companies. This experience allows Ms. Thomsen to bring to the Board of Directors substantial knowledge of accounting and financial controls, corporate finance structure and strategy, and governance practices, as well as significant experience with the growth and development of businesses and mergers and acquisitions. Ms. Thomsen’s expertise in investments and venture capital also allows her to bring insight into public company management from an investor’s perspective.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE INFORMATION

The Company is committed to sound corporate governance and to compliance with New York Stock Exchange (“NYSE”), SEC and other regulatory and legal requirements. In furtherance of these goals, the Board of Directors has adopted a Code of Business Conduct and Ethics, a Code of Ethics for Senior Financial Officers, Corporate Governance Guidelines and written charters for each of its Audit Committee, Compensation Committee, Corporate Governance Committee and Finance Committee, all of which are available on the Company’s website at www.dycomind.com. Copies of each may also be obtained, without charge, upon written request to the Secretary of the Company at 11780 U.S. Highway 1, Suite 600, Palm Beach Gardens, Florida 33408. These documents are periodically reviewed in light of corporate governance developments and modified as appropriate. Please note that the information contained in or connected to the Company’s website is not intended to be part of this Proxy Statement.

Majority Voting Standard

The Company’s Amended and Restated By-laws provide for a majority voting standard for uncontested director elections. Under this standard, a director nominee will be elected only if the affirmative vote of shares of common stock represented and entitled to vote at an annual meeting exceeds the votes cast opposing that nominee. Pursuant to the standard, a director is required to tender his or her resignation to the Board of Directors if the director fails to receive the required number of votes. The Board of Directors shall nominate for election or re-election only those candidates who agree to tender, promptly following the person’s failure to receive the required vote for election or re-election at the next annual meeting at which such person would face election or re-election, an irrevocable resignation that will be effective upon the Board of Directors’ acceptance of the resignation. In addition, the standard requires the Board of Directors to fill director vacancies and new directorships only with candidates who agree to tender, promptly following their appointment to the Board of Directors, the same form of irrevocable resignation tendered by incumbent directors.

The Corporate Governance Committee, composed entirely of independent directors, will evaluate and make a recommendation to the Board of Directors with respect to the tendered resignation. In its review, the Corporate Governance Committee will consider any factors that it deems relevant.

The Board of Directors must take action on the Corporate Governance Committee’s recommendation within 90 days following certification of the shareholders’ vote and publicly disclose its decision and the rationale for the decision on a Current Report on Form 8-K furnished with the SEC within four business days after its decision. Absent a determination by the Board of Directors that it is in the best interests of the Company for an unsuccessful incumbent to remain as a director (based on such factors that the Board of Directors deems relevant), the Board of Directors shall accept the resignation. In accordance with the Company’s Corporate Governance Guidelines, an unsuccessful incumbent director will not participate in any deliberations of the Corporate Governance Committee or the Board of Directors with respect to the tendered resignation. The Corporate Governance Guidelines also provide procedures to address a situation in which all members of the Corporate Governance Committee are unsuccessful incumbents.

If the Board of Directors accepts the resignation of an unsuccessful nominee for director, it may fill the resulting vacancy or decrease the size of the Board of Directors in accordance with the Company’s Amended and Restated By-laws or the Company’s Articles of Incorporation. If a director’s resignation is not accepted by the Board of Directors, such director will continue to serve as a director until the next succeeding annual meeting and until his or her successor is duly elected or until the director’s earlier resignation, removal from office or death. In contested elections, the plurality voting standard will apply. A contested election is an election in which the Secretary of the Company determines that the number of director nominees exceeds the number of directors to be elected to the Board of Directors.

Board Leadership Structure

Steven E. Nielsen serves as our Chairman of the Board of Directors and our Chief Executive Officer. The Board of Directors believes that the Company is best served by having one person serve as both Chairman of the Board of Directors and Chief Executive Officer because this structure provides unified leadership and direction. In his capacity as Chief Executive Officer, Mr. Nielsen possesses an intimate knowledge of the daily operations of the Company and its relationships with customers and employees. Calling upon this knowledge, Mr. Nielsen is able to provide the Board of Directors with leadership in setting its agenda and focusing its discussions. As the individual with primary responsibility for managing the Company’s day-to-day operations, Mr. Nielsen is also best positioned to chair regular meetings of the Board of Directors and ensure that key business issues are brought to the attention of the Board of Directors. His in-depth knowledge of the industry, and the issues, opportunities and challenges facing the Company enable decisive leadership with clear accountability. The combined role as Chairman and Chief Executive Officer also ensures that the Company presents its message and strategy to shareholders, employees, customers and other stakeholders with a unified, single voice.

Board independence and oversight of the senior management of the Company are enabled by the presence of independent directors who have substantive knowledge of the Company’s business and have oversight over critical functions of the Company, such as the integrity of the Company’s financial statements, the evaluation and compensation of executive management and the nomination of directors. In accordance with the Company’s Corporate Governance Guidelines, independent directors meet without management present at regularly scheduled executive sessions (at least quarterly). As described below under “—Executive Sessions of Non-Management Directors,” the Company’s independent directors are led by a lead non-management director, currently Stephen C. Coley, who, in accordance with the Company’s Corporate Governance Guidelines, chairs executive sessions of the non-management directors, advises the Chairman and chairs of the committees of the Board of Directors with respect to agendas and ensures that information needs relating to meetings of the Board of Directors and its committees are met. Mr. Coley, along with the other independent directors, brings experience, oversight and expertise from outside the Company and industry, while the Chairman and Chief Executive Officer brings Company and industry-specific experience and expertise.

Board Role in Risk Oversight

The Board of Directors takes an active role in overseeing risks related to the Company both as the full Board of Directors and through its committees. The committees of the Board of Directors are primarily responsible for the oversight of risk as follows:

•	the Audit Committee has oversight over the financial reporting, accounting and internal control risks;
•	the Compensation Committee oversees the Company’s executive compensation arrangements, including the identification and management of risks that may arise from the Company’s compensation policies and practices (see page 27 of this Proxy Statement for a more detailed discussion);
•	the Corporate Governance Committee has oversight over corporate governance, including establishing practices and procedures that promote good governance and mitigate governance risk, and is also responsible for reviewing the performance of the Board of Directors and individual directors. The Corporate Governance Committee also ensures that each committee of the Board of Directors engages in an annual performance self-evaluation based upon criteria and processes established by the Corporate Governance Committee; and
•	the Finance Committee has oversight over liquidity, credit and interest rate risks, and acquisition and disposition plans.

The Board of Directors has determined that the full Board is the most effective structure for the general oversight of risks. The Board of Directors also believes its oversight of risk is enhanced by its current leadership structure as discussed above. The Chief Executive Officer who, in his role of Chairman chairs regular meetings of the Board of Directors, is best able to understand, evaluate and raise critical business and other risks to the attention of the Board of Directors. The Board of Directors receives regular reports from the committee chairs, as well as reports directly from officers of the Company to ensure it is apprised of risks, how these risks may relate to one another and how management is addressing these risks.

In addition, the Company conducts a periodic enterprise-wide assessment of risks. The risks considered as part of this assessment include those inherent in the Company’s business, as well as the risks from external sources such as competitors, the economy and credit markets, and regulatory and legislative developments. A report is periodically presented to the Board of Directors by management and updates are provided as required. The objectives of the risk assessment process include (i) determining whether there are risks that require additional or higher priority mitigation efforts; (ii) developing a defined list of key risks to be shared with the Audit Committee, the Board of Directors and senior management; (iii) contributing to the development of internal audit plans; (iv) facilitating the NYSE governance requirement that the Audit Committee discuss policies around risk assessment and risk management; and (v) facilitating discussion of the risk factors to be included in Item 1A of the Company’s Annual Report on Form 10-K.

Shareholding Requirements and Stock Ownership Guidelines

The Board of Directors believes that directors and management should have a significant financial stake in the Company to align their interests with those of the Company’s shareholders. To this effect, the Board of Directors has established stock ownership guidelines that require non-employee directors and the Chief Executive Officer to own shares of Company common stock with a value of not less than a specified multiple of base annual salary or annual cash retainer, as applicable. In addition, awards of time vesting restricted stock and time vesting restricted stock units granted to the other Named Executive Officers (as defined below under “Executive Compensation—Compensation Discussion and Analysis—Introduction” on page 20 of this Proxy Statement) and other key employees are subject to shareholding requirements. The shareholding requirements and stock ownership guidelines are further described below under “—Stock Ownership Guidelines for Non-Employee Directors” on page 19 of this Proxy Statement and “Executive Compensation—Compensation Discussion and Analysis—Stock Ownership Guidelines” and “Executive Compensation—Compensation Discussion and Analysis—Shareholding Requirements” beginning on page 38 of this Proxy Statement.

Board Meetings and Attendance

The Board of Directors held six meetings during the Transition Period. During the Transition Period, all directors attended at least 75% of the meetings of the Board of Directors and the committees of the Board of Directors on which they served during the period. Attendance at the Annual Meeting is expected of all directors as if it were a regular Board meeting. All of the directors then serving on the Board of Directors attended the annual meeting of shareholders held on November 21, 2017.

Board Independence

In accordance with the Company’s Corporate Governance Guidelines, the Board of Directors monitors the independence of its members using standards set forth in the guidelines. The guidelines reflect the independence requirements set forth in the NYSE Corporate Governance listing standards. Under these standards, the Board of Directors has determined that each of the seven non-management members of the Board of Directors is independent and that such group constitutes a majority of the Board of Directors. Mr. Nielsen, who serves as our President and Chief Executive Officer, is not independent.

Committees of the Board

The Board of Directors has the authority to appoint committees to perform certain management and administrative functions and currently has (i) an Audit Committee, (ii) a Compensation Committee, (iii) a Corporate Governance Committee, (iv) an Executive Committee and (v) a Finance Committee.

The following table provides summary information regarding the Board of Directors and each committee.

Committee Memberships
Members	Independent	Audit	Compensation	Corporate Governance	Executive	Finance
Stephen C. Coley (L)	✔	✔		✔(C)	✔
Dwight B. Duke	✔		✔ (C)	✔
Eitan Gertel	✔	✔	✔			✔
Anders Gustafsson	✔			✔	✔	✔
Patricia L. Higgins	✔	✔ (C)		✔		✔
Steven E. Nielsen (*)					✔ (C)
Richard K. Sykes	✔
Laurie J. Thomsen	✔	✔	✔			✔ (C)

✔ = Member       (C) = Chair       (*) = Board Chairman       (L) = Lead Non-Management Director

Audit Committee. The Audit Committee met four times during the Transition Period. The Board of Directors has determined that each member of the Audit Committee is independent within the meaning of the NYSE Corporate Governance listing standards and the Company’s Corporate Governance Guidelines. In addition, the

Board of Directors has reviewed the qualifications and experience of each of the Audit Committee members and determined that all members of the Audit Committee are “financially literate” as defined by the NYSE listing standards. The Board of Directors has determined that the Chair of the Audit Committee, Patricia L. Higgins, qualifies as an “audit committee financial expert” within the meaning of applicable regulations of the SEC, promulgated pursuant to the Sarbanes-Oxley Act of 2002, and has “accounting or related financial management expertise” within the meaning of the NYSE listing standards. The SEC has indicated that the designation of Ms. Higgins as an audit committee financial expert does not make her an “expert” for any purpose, impose any duties, obligations or liability that are greater than the duties, obligations or liability imposed as a member of the Audit Committee and the Board of Directors in the absence of such designation, or affect the duties, obligations or liability of any other member of the Audit Committee or the Board of Directors.

The Audit Committee has responsibility for, among other things, assisting the Board of Directors in the oversight of:

•	the quality and integrity of the Company’s financial statements and related disclosure, internal controls (including information system controls and security) and financial reporting;
•	the Company’s compliance with applicable legal and regulatory requirements;
•	the independent auditor’s qualification, independence and performance;
•	the performance of the Company’s internal audit function and control functions; and
•	approval of the fees paid to the Company’s independent auditor.

Compensation Committee. The Compensation Committee met eight times during the Transition Period. The Board of Directors has determined that each member of the Compensation Committee is independent within the meaning of the NYSE Corporate Governance listing standards and the Company’s Corporate Governance Guidelines.

The Compensation Committee has responsibility for, among other things:

•	recommending to the Board of Directors the compensation of the directors;
•	determining the compensation of the Chief Executive Officer and approving the compensation of the other executive officers;
•	administering the Company’s equity-based and incentive compensation plans, policies and programs;
•	evaluating the risks and rewards associated with the Company’s overall compensation principles and structure;
•	reviewing and discussing with management the Company’s compensation discussion and analysis included in this Proxy Statement;
•	reviewing and recommending for approval by the Board of Directors (i) the Company’s recommendation with respect to the non-binding shareholder advisory vote on executive compensation and (ii) the frequency of future shareholder advisory votes on executive compensation; and
•	reviewing the results of the non-binding shareholder advisory vote on executive compensation and considering whether to make any adjustments to the Company’s executive compensation policies and practices.

Pursuant to its charter, the Compensation Committee is empowered to hire outside advisors as it deems appropriate to assist it in the performance of its duties. The Compensation Committee has sole authority to select, retain, terminate and approve the fees for any compensation consultant or advisor, and to oversee its work. The Compensation Committee reviews the independence of any compensation consultant under the rules of the SEC and the listing standards of the NYSE to determine whether a conflict of interest exists that would prevent such compensation consultant from independently representing the Compensation Committee. The Compensation Committee has engaged Compensation Strategies, Inc. (“Compensation Strategies”) as an independent compensation consulting firm to provide executive and director compensation consulting services to the Compensation Committee. During the Transition Period, a representative of Compensation Strategies attended all eight Compensation Committee meetings.

For additional discussion on the services provided by Compensation Strategies to the Compensation Committee, as well as the Compensation Committee’s role and the process and procedures for the consideration and determination of executive compensation, see “Executive Compensation—Compensation Discussion and Analysis” beginning on page 20 of this Proxy Statement and “Director Compensation—Compensation of Non-Employee Directors” beginning on page 57 of this Proxy Statement.

Corporate Governance Committee. The Corporate Governance Committee met four times during the Transition Period. The Board of Directors has determined that each member of the Corporate Governance Committee is independent within the meaning of the NYSE Corporate Governance listing standards and the Company’s Corporate Governance Guidelines.

The Corporate Governance Committee has responsibility for, among other things:

•	recommending to the Board of Directors the director nominees for election by the Company’s shareholders, including those nominees that are recommended by shareholders in accordance with the procedures set forth below under
•	“—Director Candidates” on page 18 of this Proxy Statement;
•	recommending to the Board of Directors qualified individuals to fill vacancies on the Board of Directors;
•	recommending to the Board of Directors the appointment of officers of the Company;
•	reviewing periodically the number and functions of the five committees of the Board of Directors and recommending to the Board of Directors the appointment of its members to serve on the committees;
•	evaluating on an annual basis the performance of individual directors and the independence of outside directors;
•	evaluating the performance of the Chief Executive Officer on an annual basis and submitting its evaluation to the Compensation Committee;
•	reviewing management succession and development plans;
•	reviewing and making recommendations to the Board of Directors regarding proposals of shareholders that relate to corporate governance;
•	reviewing and recommending to the Board of Directors changes in the Company’s Articles of Incorporation and By-laws;
•	reviewing and assessing the adequacy of the Company’s process of handling communications to and from directors;
•	establishing criteria and processes for, and leading the Board of Directors and each committee in, their respective annual self-evaluations; and
•	developing and monitoring compliance with a set of corporate governance guidelines.

Executive Committee. The Executive Committee did not meet during the Transition Period. The Executive Committee is empowered to act for the full Board of Directors during intervals between Board meetings, with the exception of certain matters that by law may not be delegated.

Finance Committee. The Finance Committee met three times during the Transition Period. The Finance Committee has responsibility for, among other things:

•	setting policy for short-term investments;
•	reviewing borrowing arrangements;
•	reviewing financial risk management strategies;
•	reviewing acquisition and disposition plans;
•	reviewing and recommending for approval by the Board of Directors changes to the Company’s policy for the review and approval of acquisitions; and
•	recommending changes in the capital structure and operating budget of the Company.

Code of Ethics for Senior Financial Officers and Code of Business Conduct and Ethics

The Company has adopted a Code of Ethics for Senior Financial Officers and a Code of Business Conduct and Ethics, each of which is a code of ethics as defined in Item 406(b) of Regulation S-K of the Securities Act of 1933. The Code of Ethics for Senior Financial Officers applies to the Chief Executive Officer, Chief Financial Officer, Controller and other employees performing similar functions. The Code of Business Conduct and Ethics applies to all directors, officers, managers and employees of the Company. These codes reflect the Company’s expectation that its directors, officers and other employees conduct themselves with the highest standard of business ethics. The Company discloses amendments to provisions of the Code of Ethics for Senior Financial Officers and the Code of Business Conduct and Ethics, or a waiver from the Code of Ethics for Senior Financial Officers and the Code of Business Conduct and Ethics for the Chief Executive Officer, Chief Financial Officer, Controller and other employees performing similar functions by posting such information on the Company’s website at www.dycomind.com.

Executive Sessions of Non-Management Directors

In accordance with the Company’s Corporate Governance Guidelines, non-management directors meet without management present at regularly scheduled executive sessions (at least quarterly). The lead non-management director, who is currently Stephen C. Coley, presides at such sessions.

Communications with the Board of Directors

The Board of Directors has adopted a formal process by which shareholders and other interested parties may communicate with one or more of the Company’s non-management directors, the non-management directors as a group, a committee of the Board of Directors or the full Board of Directors. Shareholders who wish to communicate with a director or director group should direct their communications in writing to:

Dycom Industries, Inc.
c/o Richard B. Vilsoet, Secretary
11780 U.S. Highway 1, Suite 600
Palm Beach Gardens, Florida 33408
Email: corporate.secretary@dycominc.com

The Secretary of the Company has primary responsibility for monitoring director-related communications from shareholders and other interested parties and forwarding collected communications to the intended recipient provided they meet certain criteria. In general, communications are forwarded to the intended director or director group as long as the communications do not relate to ordinary business, legal or administrative matters or other non-substantive or inappropriate matters further described in the Company’s Internal Process for Handling Communications to and from Directors. All concerns and complaints relating to accounting, internal accounting controls or auditing practices, including those reported as a violation of the Code of Business Conduct and Ethics or the Code of Ethics for Senior Financial Officers, will be referred to the Audit Committee in accordance with the Company’s Audit Committee Procedures for Complaints Regarding Accounting, Internal Accounting Controls and Auditing Matters. Each of the Code of Business Conduct and Ethics, the Internal Process for Handling Communications to and from Directors and the Audit Committee Procedures for Complaints Regarding Accounting, Internal Accounting Controls and Auditing Matters are available on the Company’s website at www.dycomind.com.

Director Candidates

Pursuant to its charter and the Company’s Corporate Governance Guidelines, the Corporate Governance Committee is responsible for recommending to the Board of Directors the director nominees for election by shareholders of the Company, including those nominees that are recommended by shareholders in accordance with the procedures set forth in the Company’s Amended and Restated By-laws and applicable law. The process followed by the Corporate Governance Committee to identify and evaluate director candidates includes requesting from directors and others recommendations for director candidates, engaging third-party search firms, meeting from time to time to evaluate biographical information and background materials relating to potential candidates, and interviewing of selected candidates by members of the Corporate Governance Committee and the Board of Directors.

The Board of Directors and the Corporate Governance Committee believe that the Board of Directors’ membership should reflect the diversity of experience, background, skills, geography and gender required to meet its corporate governance, oversight and advisory functions in a way that is in the best interest of shareholders. This includes ensuring that the Board of Directors has the expertise required to fulfill all of its legal and regulatory requirements, including the requirements for each of its committees. Accordingly, in considering whether to recommend any particular candidate for inclusion in the slate of recommended director nominees, the Corporate Governance Committee will consider numerous attributes, including those described above, as well as the candidate’s integrity, business acumen, knowledge of the Company’s business and industry and experience that will complement the current members of the Board of Directors. The Corporate Governance Committee will also assess whether there is any conflict of interest with respect to the Company and the director nominee. The Corporate Governance Committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for a prospective nominee. The Corporate Governance Committee believes that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of background, experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities and operate effectively.

The Corporate Governance Committee considers director nominee candidates from many sources, including shareholders. If a shareholder wishes to recommend a nominee for director, written notice should be sent to the Secretary of the Company in accordance with the instructions set forth under “Additional Information—Proposals for 2019 Annual Meeting of Shareholders” on page 65 of this Proxy Statement. The Corporate Governance Committee will evaluate shareholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Stock Ownership Guidelines for Non-Employee Directors

The Board of Directors has established stock ownership guidelines that require each non-employee director to beneficially own shares of Company common stock with a value of at least five times the annual cash retainer paid to such non-employee director. This requirement must be met within five years after appointment or election to the Board of Directors. The Company believes that these guidelines further align the interests of directors with those of shareholders. Please see “Executive Compensation—Compensation Discussion and Analysis—Stock Ownership Guidelines” beginning on page 38 of this Proxy Statement for additional information regarding the guidelines.

Compensation Committee Interlocks and Insider Participation

Dwight B. Duke, Eitan Gertel and Laurie J. Thomsen are members of the Compensation Committee. No member of the Compensation Committee is a current or former officer or employee of the Company. In addition, there are no compensation committee interlocks between the Company and other entities involving the Company’s executive officers and the members of the Board of Directors who serve as executive officers of those other entities.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This section of the Proxy Statement describes the Company’s performance during the six month transition period from July 30, 2017 to January 27, 2018 (the “Transition Period”) and provides an overview and analysis of the Company’s executive compensation program during that period. It discusses the Company’s compensation principles and objectives, compensation-setting process, major elements of compensation paid under its compensation program and other Company compensation-related policies. It also reviews the actions taken by the Compensation Committee of the Board of Directors (the “Compensation Committee”) for the Transition Period.

For the Transition Period, the Company’s Named Executive Officers were:

•	Steven E. Nielsen, President and Chief Executive Officer;
•	H. Andrew DeFerrari, Senior Vice President, Chief Financial Officer and Treasurer;
•	Timothy R. Estes, Executive Vice President and Chief Operating Officer;
•	Richard B. Vilsoet, Vice President, General Counsel and Secretary; and
•	Kimberly L. Dickens, Vice President and Chief Human Resources Officer.[1]

The Compensation Committee establishes the Company’s overall executive compensation philosophy and oversees the executive compensation program in accordance with its charter. This charter is available on the Company’s website at www.dycomind.com.

Transition Period

Historically, the Compensation Committee has made compensation program determinations for the subsequent 12-month fiscal year period at the beginning of that fiscal year. In connection with the Company’s change in its fiscal year end from the last Saturday in July to the last Saturday in January, base salaries, cash incentive compensation opportunity levels, equity award grants and performance goals were established for the six month Transition Period. As further described in this section, the Company maintained the same executive compensation and benefit programs that were applicable to the Named Executive Officers for fiscal 2017. However, due to the duration of the Transition Period, the Compensation Committee established award opportunities for the Named Executive Officers under the Company’s annual incentive plan and long-term incentive plan that were prorated. The decisions of the Compensation Committee with respect to the Transition Period were of the same nature as those the Compensation Committee would have made normally for a full fiscal year and therefore, this Compensation Discussion and Analysis uses the word “annual” at times when referring to those actions by the Compensation Committee for the Transition Period.

Executive Summary

Transition Period Financial Overview and Strategic Developments.2 Dycom Industries, Inc. is a leading provider of specialty contracting services throughout the United States and in Canada. During the Transition Period, the Company continued to take actions to strengthen the Company’s operations and create long-term value for shareholders. For the Transition Period, contract revenues were $1.411 billion as compared to $1.500 billion during the six months ended January 28, 2017. Adjusted EBITDA was $157.2 million, or 11.1% of contract revenues, for the Transition Period as compared to $215.4 million, or 14.4% of contract revenues, for

[1]	Ms. Dickens resigned from the Company effective March 31, 2018.
[2]	Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted Earnings per Common Share are not measures recognized under generally accepted accounting principles (“GAAP”). The Company has defined Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, gain on sale of fixed assets, stock-based compensation expense, loss on debt extinguishment, and certain non-recurring items. The Company has defined Adjusted Net Income as net income before non-cash amortization of debt discount and the related tax impact, certain tax impacts resulting from vesting and exercise of share-based awards, certain tax impacts of the Tax Cuts and Jobs Act of 2017, and certain non-recurring items. The Company has defined Adjusted Diluted Earnings per Common Share as Adjusted Net Income divided by Non-GAAP Adjusted Diluted Shares outstanding. See “Supplemental Information about Transition Period Financial Overview and Strategic Developments” set forth on Appendix A of this Proxy Statement for a reconciliation of these Non-GAAP financial measures to the corresponding GAAP financial measures. References herein to the six months ended January 28, 2017 represent the comparative prior year six month period from July 31, 2016 to January 28, 2017. The results for the six months ended January 28, 2017 are unaudited.

the six months ended January 28, 2017. Adjusted Net Income was $35.4 million for the Transition Period as compared to $80.2 million for the six months ended January 28, 2017. Adjusted Diluted Earnings per Common Share were $1.11 for the Transition Period as compared to $2.49 for the six months ended January 28, 2017. The second quarter of the Transition Period was impacted by adverse weather which reduced the number of available workdays and negatively impacted productivity and margins. Margins were also impacted by costs incurred in conjunction with the initiation of large customer programs.

Total Shareholder Return of Company v. Peer Group. Based on data provided to the Company by the Company’s independent compensation consultant, Compensation Strategies, Inc., the following table shows the Company’s total shareholder return, or “TSR” (defined as stock appreciation and dividends paid for the relevant period) for the Transition Period and the one-year, three-year and five-year periods ending on January 26, 2018, and the Company’s performance relative to the Peer Group:

Total Shareholder Return: Dycom v. Peer Group(1)

TSR	Dycom	Peer Group Median	Peer Group Percentile Rank
Transition Period	32.1%	8.0%	83%
1-year TSR	48.8%	5.7%	100%
3-year TSR	54.2%	11.7%	99%
5-year TSR	40.9%	7.7%	100%
(1)	TSR data is provided by the Company’s independent compensation consultant and is calculated on an annualized basis as of the day before the end of the Company’s fiscal year (other than with respect to the Transition Period, for which TSR data is calculated for the six month period ending January 26, 2018). The composition of the Peer Group is set forth below under “Role of Compensation Consultant and Competitive Market Positioning” on page 26 of this Proxy Statement.

The Company continued to create long-term value for shareholders by executing its strategy and operating plans. During the Transition Period, the Company accomplished the following:

•	Provided services for 1 gigabit full deployments across the United States to a number of customers in multiple metropolitan areas and grew its core market share.
•	Secured and worked on a number of converged wireless/wireline multi-use networks.
•	Maintained strong operating cash flow to support future growth.
•	Repurchased 200,000 shares of its common stock for approximately $16.9 million, thereby increasing its ability to leverage growth opportunities to the benefit of future shareholders.

2017 Say-On-Pay Advisory Vote Results. The Company values the opinions of its shareholders and annually submits the compensation of its Named Executive Officers to a non-binding shareholder advisory “say-on-pay” vote. In November 2017, the Company held its say-on-pay vote. 98.7% of the votes cast approved the compensation of the Named Executive Officers. This result was consistent with previous say-on-pay advisory votes. The Company believes these continued results demonstrate the high level of approval our shareholders maintain for the executive compensation program. On an ongoing basis, the Compensation Committee reviews the executive compensation program so as to ensure its continued alignment with the Company’s pay-for-performance philosophy and general market practices.

In addition, in November 2017, the Company held a shareholder advisory vote on the frequency of future say-on-pay votes. Consistent with the recommendation of the Board of Directors, 91.6% of votes cast were in favor of holding future say-on-pay votes annually. The Company intends to continue to hold say-on-pay votes annually unless shareholders advise the Company otherwise at the Company’s 2023 annual meeting.

Pay Is “At Risk” and Aligned with Performance. The executive compensation program is designed to support the Company’s pay-for performance principles. “At risk” compensation includes annual cash incentive and equity-based awards through which the performance of the Company and the executive is recognized.

Annual cash incentive awards under the annual incentive plan and performance vesting restricted stock units under the equity incentive plans are performance-based awards and represent “at-risk” compensation because they require minimum levels of performance against the Company’s strategic goals and operating plans for any payout to occur. Similarly, stock option awards under the equity incentive plans are performance-based and “at-risk” because the stock price at exercise must exceed the original stock price at the date of grant in order for value to be generated.

The following charts illustrate the performance-based nature of the executive compensation program as a percentage of target total direct compensation (which is composed of base salary, target annual cash incentive awards and the grant date fair value of target equity-based incentive awards). For target amounts of annual cash incentive awards and equity-based incentive awards, see the Grant of Plan-Based Awards Table on page 42 of this Proxy Statement:

The mix of compensation elements for Mr. Nielsen and Mr. Estes differs from those of the other Named Executive Officers. Mr. Nielsen’s and Mr. Estes’s target mix is designed to place more of their compensation at risk to reflect the greater level of responsibility they have for the Company’s overall performance.

For the Transition Period, the annual cash incentive award was targeted at 105% of base salary for Mr. Nielsen and 85% of base salary for Mr. Estes. Mr. Nielsen’s and Mr. Estes’s equity-based incentive awards consisted of time vesting restricted stock units, performance vesting restricted stock units and stock options. The equity incentives for the other Named Executive Officers consisted of time vesting restricted stock units and performance vesting restricted stock units.

For the Transition Period, the annual cash incentive award range for Mr. DeFerrari, Mr. Vilsoet and Ms. Dickens was as follows:

Name	Annual Cash Incentive as a Range of Base Salary(1)	Target Annual Cash Incentive as a Percentage of Base Salary(1)
H. Andrew DeFerrari	45%-100%	72.5%
Richard B. Vilsoet	35%-90%	62.5%
Kimberly L. Dickens	25%-55%	40%
(1)	“Base Salary” refers to the base salary earned for the Transition Period.

In order to achieve its objectives, the Compensation Committee has designed the executive compensation program utilizing three major pay elements:

•	Base salary. Provides a fixed amount of cash compensation for performing day-to-day responsibilities. The Compensation Committee reviews base salary annually and periodically approves increases based on a review of Peer Group and general market practices and a Named Executive Officer’s level of responsibility, experience and individual performance.
•	Annual cash incentive compensation. Provides the opportunity for annual cash incentive awards for achieving short-term financial performance goals that align with the Company’s business strategy. The Compensation Committee sets award opportunities as a percentage of base salary.

•	Long-term equity-based incentive compensation. Provides for long-term incentive awards in the form of performance vesting restricted stock units, time vesting restricted stock units and stock options. Performance vesting restricted stock units are earned based on achieving long-term internal performance goals and the satisfaction of service vesting conditions. Time vesting restricted stock units and stock options are earned based on the satisfaction of service vesting conditions. Awards are payable in Company common stock and encourage executive stock ownership.

The Compensation Committee considers each pay element individually and all pay elements in aggregate when making decisions regarding amounts that may be awarded under any one of the pay elements.

Transition Period Compensation Decisions. In developing the executive compensation program for the Transition Period, the Compensation Committee, in consultation with Compensation Strategies considered various factors. These factors included the value to the Company of a consistent and disciplined approach to executive compensation and the historically strong approval expressed by shareholders of the executive compensation program. As a result and as further described in this section, the Company maintained during the Transition Period the same executive compensation and benefit programs that were applicable to the Named Executive Officers for fiscal 2017. However, due to the six month duration of the Transition Period, the Compensation Committee established award opportunities for the Named Executive Officers under the Company’s annual and long-term incentive plans that were prorated. For the Transition Period, the Compensation Committee took the following actions:

•	Established award opportunities under the Company’s annual and long-term incentive plans for Messrs. Nielsen and Estes at 50% of the target and maximum amounts that otherwise would have been expected to apply for a 12-month fiscal year.
•	Made pro-rata annual and long-term incentive awards to the other Named Executive Officers, consistent with the actions taken with respect to Messrs. Nielsen and Estes.
•	Approved grants of time vesting restricted stock units and stock options to Messrs. Nielsen and Estes with grant date values at 50% of the grant date values that otherwise would have been expected to apply for a 12-month fiscal year.
•	Amended the Company’s stock ownership guidelines to reflect peer group practices, with the Chief Executive Officer now required to beneficially own Company common stock with a value of at least 10 times his annual base salary and each non-employee director now required to beneficially own Company common stock with a value of at least five times the director’s annual cash retainer.
•	Approved base salary increases of 5.66% for Mr. Nielsen and an average of 5.75% for the Named Executive Officers (other than the Chief Executive Officer) as a group.
•	Increased the range of the annual cash incentive award opportunities for Mr. DeFerrari from 40% to 95% of base salary to 45% to 100% of base salary and for Mr. Vilsoet from 30% to 85% of base salary to 35% to 90% of base salary, and for Ms. Dickens from 20% to 50% of base salary to 25% to 55% of base salary.
•	Entered into a new employment agreement with Mr. Estes to replace his existing agreement which was scheduled to expire in accordance with its terms.
•	Reconfirmed in February 2018, the independence of its compensation consultant under the rules of the SEC and the listing standards of the New York Stock Exchange.

Compensation Principles and Objectives

The Company’s executive compensation program is designed to reward executive officers who contribute to the Company’s sustained growth and successful execution of its strategy and operating plans. Total direct compensation is targeted to be comparable to those companies with which the Company competes for executive talent. The executive compensation program is designed to maintain a strong link between compensation and performance and is intended to achieve the following objectives:

•	support the Company’s business goals and strategies by incenting profitable growth and increasing shareholder value;
•	align the interests of the Named Executive Officers with the long-term interests of shareholders;

•	attract, retain and motivate highly performing executives who drive business and financial performance;
•	link significant executive compensation to the achievement of performance goals established by the Compensation Committee for the annual incentive plan and for performance vesting restricted stock units granted under the equity incentive plan;
•	promote Company stock ownership; and
•	discourage excessive risk-taking.

As discussed below, overall levels of executive compensation are established based on an assessment of the Company’s performance as a whole. Individual executive compensation is determined based on an assessment of the experience and performance of each Named Executive Officer, as well as the compensation levels of comparable positions in the Peer Group and general market practices. The relative compensation of individual Named Executive Officers reflects the different roles, responsibilities, and performance of each of the Named Executive Officers, as compared to comparable positions in the Peer Group with which the Company competes for talent.

Determining Performance Measures

The Compensation Committee sets challenging, but realizable performance measures that are earned only as a result of exceptional performance. Consistent with the Company’s pay-for-performance philosophy, the Compensation Committee selects financial performance measures under the annual and long-term incentive plans that support the Company’s short and long-term business plans and strategies, and incent management to focus on actions that create sustainable shareholder value. In setting targets for the short and long-term performance measures, the Compensation Committee considers the Company’s annual and long-term business goals and strategies and certain other factors, including the Company’s projected operating environment and economic and industry conditions. The Compensation Committee recognizes that performance goals will change over time to reflect market practices and evolving business priorities. Accordingly, the Compensation Committee continually reassesses the performance measures and goals used.

For the Transition Period, the Compensation Committee established award opportunities under the Company’s annual incentive plan for Messrs. Nielsen and Estes at 50% of the target and maximum amounts that otherwise would have been expected to apply for a 12-month fiscal year. Consistent with prior fiscal years, the two-part structure of the annual incentive award opportunities was retained for Messrs. Nielsen and Estes. The performance goals of Part 1 of the annual incentive award adopted by the Compensation Committee reflected (1) the Company’s budgeted revenues and earnings for the Transition Period being at proportionately lower levels (and less than half of a 12-month fiscal year) due to seasonality and the resulting decreased number of available workdays during the Company’s fiscal quarter ending on the last Saturday in January and (2) the impact of a shortened period on operating cash flow measures.

For the Transition Period, the Compensation Committee also established award opportunities for performance vesting restricted stock units under the Company’s long-term incentive plan for Messrs. Nielsen and Estes at 50% of the grant date value that otherwise would have been expected to apply for a 12-month fiscal year. With respect to the performance vesting restricted stock units granted for the Transition Period, the Compensation Committee determined not to use the six month Transition Period as a performance period. Instead, consistent with prior fiscal years, the vesting of such performance vesting restricted stock units is subject to the achievement of 12-month performance goals and, for supplemental units to be earned, three-year performance goals (in each case, as determined by the Compensation Committee). The relevant one- and three-year performance periods for the Transition Period grants will end on the last day of the second quarter of fiscal 2019, 2020 and 2021, respectively, consistent with the performance measurement period for outstanding performance vesting restricted stock units granted previously.

Role of the Compensation Committee

The Compensation Committee oversees the design of the executive compensation program and is responsible for adopting and periodically reviewing the Company’s executive compensation philosophy, strategy and principles, as well as overseeing the administration of the program. In addition, the Compensation Committee annually reviews the performance of the Named Executive Officers and approves their compensation. The Board of Directors has determined that each member of the Compensation Committee is “independent”

within the meaning of the New York Stock Exchange corporate governance listing standards and the Company’s Corporate Governance Guidelines. Decisions with respect to determining the amount and form of compensation for the Named Executive Officers are based on the methodology described below.

To assist the Compensation Committee in making its compensation decisions, management and the Compensation Committee’s independent compensation consultant prepare detailed information for the Compensation Committee, which present, among other things, historic base salaries and actual compensation payouts, both cash and equity, under the Company’s incentive plans. The overall purpose of this information is to present, in a comprehensive fashion, all of the elements of actual and potential future compensation that may be payable to the Named Executive Officers. This information assists the Compensation Committee in analyzing the individual elements of compensation (including the mix of compensation elements) and the total amount of actual and potential future compensation for a particular performance year. In connection with setting compensation for the Named Executive Officers for the Transition Period, the Compensation Committee met with management and the Compensation Committee’s independent compensation consultant and reviewed the design of the executive compensation program and the reasonableness of individual compensation targets and awards.

The Compensation Committee also reviews information regarding the Peer Group, as well as other compensation data, which has been provided by the Compensation Committee’s independent compensation consultant, as described below. The Compensation Committee considers the following factors in setting the target total direct compensation for each Named Executive Officer:

•	the individual responsibilities, experience and achievements of the Named Executive Officers and their potential contributions to Company performance;
•	recommendations from senior management (other than for the Chief Executive Officer); and
•	the alignment of the Named Executive Officer’s compensation with the executive compensation program’s overall objectives.

In addition to its responsibilities with respect to executive compensation, the Compensation Committee reviews and makes recommendations to the Board of Directors as to the form and amount of compensation of the Company’s non-employee directors.

The Compensation Committee retains the flexibility and discretion to set target total direct compensation levels for the Named Executive Officers at, above or below the median of comparable positions in the Peer Group to recognize factors such as market conditions, job responsibilities, performance, experience, skills, and ongoing or potential contributions to the Company.

Role of Compensation Consultant and Competitive Market Positioning

The Compensation Committee possesses the authority under its charter to hire outside advisors to provide it with information as needed in making compensation decisions. The Compensation Committee’s independent compensation consultant, Compensation Strategies, advised it in connection with setting compensation for the Named Executive Officers and the Company’s non-employee directors for the Transition Period. Compensation Strategies does not provide any other services to the Company.

The executive compensation program seeks to provide a mix of target total direct compensation that is aligned with the program’s pay-for-performance principles and is competitive with compensation provided by a peer group of selected publicly traded companies. In determining executive compensation, the Compensation Committee considers a number of factors, including data provided by Compensation Strategies on a market-relevant group of peer companies that are potential competitors for executive talent, as well as each Named Executive Officer’s performance and experience.

The Compensation Committee, together with its independent compensation consultant, periodically reviews the composition of the Peer Group and updates the Peer Group based on available market information when appropriate. The companies in the Peer Group were selected because, in the judgment of the Compensation Committee, such companies, when taken as a whole, represent companies with which the Company competes for executive talent. Market data for the Peer Group was size-adjusted using a common statistical technique, “regression analysis,” to remove significant variability between raw data points, and to construct market pay levels commensurate with the Company’s annual revenues.

For the Transition Period, the peer group (the “Peer Group”) consisted of the following 19 companies from the specialty construction and engineering services industry and was unchanged from the 2017 fiscal year:

Peer Group
ABM Industries, Inc.
Aegion Corporation
Archrock, Inc.
Babcock & Wilcox Enterprises, Inc.
CH2M Hill Company, Ltd.
Comfort Systems USA, Inc.
Emcor Group, Inc.
Granite Construction, Inc.
KBR, Inc.
MasTec, Inc.

Matrix Service Company
McDermott International, Inc.
MYR Group, Inc.
Oceaneering International, Inc.
Primoris Services Corp.
Quanta Services, Inc.
Superior Energy Services, Inc.
Tetra Tech, Inc.
Tutor Perini Corporation

In addition, the Compensation Committee’s independent compensation consultant conducts a competitive market positioning review once every two years, unless circumstances indicate more frequent reviews are warranted. In years that the Compensation Committee does not commission a review, it establishes compensation targets for the Named Executive Officers by utilizing the prior year’s compensation amounts, generally making adjustments to those amounts for movements in market compensation levels based on a variety of third-party industry surveys, as well as Compensation Strategies’ own proprietary information. In addition, Compensation Strategies provides the Compensation Committee with updated compensation data for the Peer Group.

In July 2017, the Compensation Committee had Compensation Strategies prepare a competitive market positioning review in connection with Transition Period compensation decisions. The competitive market positioning review performed by Compensation Strategies evaluated on a comparative basis the competitiveness of the target total direct compensation, and of each element thereof, of the Named Executive Officers. This study set forth the 50th percentile of the Peer Group’s target base salary, target annual cash incentive awards and target long-term equity-based compensation, as a specific dollar amount. Because the Peer Group included companies both larger and smaller than the Company, as noted above, regression analysis was used to size-adjust the compensation data to reflect the Company’s annual revenues. The information with respect to the target long-term equity-based compensation for each Named Executive Officer has been calculated by Compensation Strategies using a grant date value based on a Black-Scholes model valuation and other long-term incentive pricing models.

The table below presents the results of this market positioning review:

Transition Period Target Total Direct Compensation Compared to Peer Group Median

Named Executive Officer	Base Salary	Target Annual Cash Incentive Award	Target Equity Based Awards	Target Total Direct Compensation
Chief Executive Officer	+10%	+4%	0%	+3%
Chief Financial Officer	0%	-4%	0%	-1%
Chief Operating Officer	+10%	+3%	0%	+3%
General Counsel	+10%	+6%	0%	+5%
Chief Human Resources Officer	+5%	-24%	-17%	-10%

Peer Group data constituted one of several factors that the Compensation Committee considered in making compensation decisions for the Transition Period. Other significant factors considered by the Compensation Committee in the evaluation and decision-making process included overall business and industry conditions, the general economic environment, the Company’s strategic business objectives, as well as the individual responsibilities, performance, experience and achievements of each Named Executive Officer and his or her potential contributions to Company performance.

In February 2018, Compensation Strategies provided information to the Compensation Committee regarding its independence under the rules of the Securities and Exchange Commission and the listing standards of the New York Stock Exchange. The Compensation Committee concluded that no conflict of interest exists that would prevent Compensation Strategies from independently representing the Compensation Committee.

Role of Executive Officers

The Chief Executive Officer, in consultation with the Compensation Committee, establishes the strategic direction of the executive compensation program. In the first quarter of each fiscal year, the Chief Executive Officer meets with the Compensation Committee to discuss the prior year’s financial results and to evaluate the performance of the other Named Executive Officers. This evaluation, together with the Compensation Committee’s own judgment, taking into account the results of the most recent competitive market positioning review, is used to determine the individual compensation of those Named Executive Officers. The Compensation Committee is solely responsible for evaluating the Chief Executive Officer’s performance and setting the level and elements of his compensation. The Chief Executive Officer is not present when the Compensation Committee discusses and determines his compensation.

Compensation and Risk

The Compensation Committee evaluates the risks and effectiveness associated with the Company’s compensation principles and the structure of its executive compensation program. With respect to the elements of compensation:

•	Base salary provides a fixed level of compensation irrespective of Company performance and, therefore, does not encourage risk-taking.
•	Annual cash incentives are designed to reward achievement of short-term performance objectives. Undue risk is mitigated through a combination of plan design and policies which place a cap on the maximum annual cash incentive available to the Chief Executive Officer, the Chief Operating Officer and other Named Executive Officers.
•	Long-term equity-based compensation is administered in a number of ways to mitigate risk:
•	The executive compensation program is designed to deliver a significant portion of an executive’s compensation in the form of long-term incentive opportunities which focuses the executive on maximizing long-term shareholder value and overall financial performance.
•	Performance vesting restricted stock units are only paid out if the Company achieves certain pre-established performance goals that are important drivers of long-term performance, and the maximum number of performance units that may be paid out with respect to an annual performance period or a three-year performance period is capped.
•	The Company has established stock ownership guidelines for the Chief Executive Officer and non-employee directors. Other Named Executive Officers are subject to shareholding requirements with respect to time vesting equity awards granted under the Company’s equity plans as described on page 39 of this Proxy Statement.
•	Named Executive Officers must obtain approval from the Company’s General Counsel before the purchase or sale of any shares of Company common stock, including those during any window of time where trading is permitted. Requiring approval ensures that executives are unable to use non-public information for personal benefit.

The Compensation Committee reviewed and discussed the findings of this risk evaluation with management and believes that the executive compensation program does not motivate employees to take risks that are reasonably likely to have a material adverse effect on the Company.

Major Pay Elements of the Executive Compensation Program and Analysis of Transition Period Compensation Decisions

The Compensation Committee considers each pay element under the executive compensation program individually and in aggregate when making decisions regarding amounts that may be awarded to Named Executive Officers. As described below, due to the six month duration of the Transition Period, the Compensation Committee established award opportunities for the Named Executive Officers under the Company’s annual incentive plan and long-term incentive plan that were prorated.

Base Salaries. Named Executive Officers are provided with a base salary which recognizes the value of the executive’s skills, experience, prior record of achievement, and importance to the Company. Base salary levels are set to attract quality executives, to provide a fixed base of cash compensation and to recognize the challenges and varied skill requirements of different positions.

Base salaries are reviewed at the beginning of each fiscal period and from time to time in connection with a change in the executive’s responsibility. In making his recommendation to the Compensation Committee, the Chief Executive Officer reviews the performance of the other Named Executive Officers, market compensation levels for comparable positions, the executive’s attractiveness to other companies, and the overall financial health and performance of the Company. The Compensation Committee reviews the Chief Executive Officer’s recommendations and together with its own judgments, sets base salaries relative to the recommendations. The Compensation Committee utilizes a formal study of market compensation levels prepared by its independent compensation consultant in order to evaluate the executives’ base salaries and the Chief Executive Officer’s recommendations.

The Compensation Committee directly sets the base salary for the Chief Executive Officer. The Compensation Committee does so through an evaluation of the performance of the Chief Executive Officer. This process includes a formal survey of all of the Company’s non-employee directors. The survey is conducted annually and augmented by informal communications from the Company’s non-employee directors to the Compensation Committee. In addition, the Compensation Committee evaluates market compensation levels as set forth in the independent compensation consultant’s most recent study and other relevant information.

Based upon a review of market compensation levels for comparable positions in the Peer Group, the general market and the other factors described above, the Compensation Committee approved base salary increases of 5.66% for the Chief Executive Officer and an average of 5.75% for the other Named Executive Officers as a group. In February 2018, after reviewing the base salaries of the Named Executive Officers, the Compensation Committee concluded that given the six month duration of the Transition Period, it would not make any adjustments to such salaries for fiscal 2019 and would defer consideration of any subsequent base salary adjustment until the beginning of fiscal 2020. As a result, there will be no salary adjustments for the Named Executive Officers for a period of 18 months, the last adjustment having been the increase that occurred during the Transition Period as described above.

The base salary earned by each Named Executive Officer is set forth in the “Salary” column of the Summary Compensation Table on page 41 of this Proxy Statement.

Annual Cash Incentives. The Compensation Committee grants to Named Executive Officers the opportunity to earn an annual cash incentive award that recognizes and rewards individual performance which meaningfully enhances the operations of the Company during a fiscal year. Awards are designed to communicate to an executive that good performance is recognized and valued. Furthermore, the Compensation Committee believes annual cash incentive awards strongly encourage an executive to continuously improve his or her efforts in delivering annual results that are aligned with the Company’s long-term goals.

Annual Incentive Plan—Chief Executive Officer and Chief Operating Officer. Annual cash incentive award opportunities for the Chief Executive Officer and the Chief Operating Officer are determined under the Company’s annual incentive plan, which has been previously approved by the Company’s shareholders. These incentive compensation opportunities were determined based upon performance goals established by the Compensation Committee within 45 days following the beginning of the Transition Period in order to qualify such compensation as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code.

For the Transition Period, the Compensation Committee established award opportunities under the Company’s annual incentive plan for Messrs. Nielsen and Estes at 50% of the target and maximum amounts that otherwise would have been expected to apply for a 12-month fiscal year. The two-part structure of the annual incentive award opportunities for Messrs. Nielsen and Estes was retained, provided that the performance goals of Part 1 (as described below) of the annual incentive award adopted by the Compensation Committee reflected (1) the Company’s budgeted revenues and earnings for the Transition Period being at proportionately lower levels (and less than half of a 12-month fiscal year) due to seasonality and the resulting decreased number of available workdays during the Company’s fiscal quarter ending on the last Saturday in January and (2) the impact of a shortened period on operating cash flow measures. Awards paid under the plan are designed to be “at-risk”

based upon the performance of the Company and, accordingly, have exhibited significant variability from year to year. Over the period from fiscal 2013 through the Transition Period, the annual cash incentive award to the Chief Executive Officer has ranged from approximately 98% to 195% of base salary, averaging approximately 141% of base salary, and the annual cash incentive award for the Chief Operating Officer has ranged from approximately 82% to 160% of base salary, averaging approximately 116% of base salary.

As described in more detail below, for the Transition Period, the annual incentive cash award opportunity under the annual incentive plan consisted of two parts:

•	Part 1: A determination based on the operating earnings, contract revenues and cash flows of the Company.
•	Part 2: A determination based on the operating earnings and contract revenues of the Company, as well as the Compensation Committee’s consideration of other financial and non-financial performance factors.

With respect to Part 1 of the annual incentive plan, when the Company’s operating earnings equal or exceed 1.0% of the Company’s contract revenues, the Compensation Committee may, at its discretion, modify the awards to the Chief Executive Officer and the Chief Operating Officer subject to their respective maximum amount available under Part 1. For the Transition Period, the Compensation Committee determined the achievement of the pre-established performance goals under Part 1 without giving effect to the income tax benefit to the Company resulting from the Tax Cuts and Jobs Act of 2017 (“Tax Reform”). The impact was primarily due to the re-measurement of the Company’s net deferred tax liabilities at a lower U.S. federal corporate income tax rate which resulted in an increase in the Company’s net income for the Transition Period without a corresponding increase in cash flow. This increase in net income due to Tax Reform was not contemplated at the time that the Compensation Committee established performance goals for the Transition Period. Because, as described below, the actual amount awarded to Messrs. Nielsen and Estes under Part 1 of the annual incentive plan is determined based in part upon operating cash flow ratio, the exclusion of the above-referenced income tax benefit from the calculation was appropriate in order to achieve the performance criteria which the Compensation Committee had initially established for Messrs. Nielsen and Estes for the Transition Period under Part 1 of the annual incentive plan.

Transition Period Annual Incentive Award Determination

The following table sets forth the range of potential award payouts and the total annual cash incentive awards paid to Mr. Nielsen and Mr. Estes under Parts 1 and 2 of the annual incentive plan for the Transition Period:

Name	Target Award as Percentage of Base Salary(2)	Range of Potential Payout			Actual Award Payout	Actual Award as Percentage of Target	Actual Award as Percentage of Base Salary(2)
		Minimum	Target	Maximum
Steven E. Nielsen(1)	105%	$ 0	$525,000	$1,050,000	$578,313	110%	116%
Timothy R. Estes	85%	$ 0	$297,500	$ 595,000	$326,036	110%	93%
(1)	Mr. Nielsen would not earn an award under Part 1 of the annual incentive plan if the award, as calculated under the established performance goals, was less than 10% of his base salary earned for the Transition Period.
(2)	“Base Salary” refers to the base salary earned for the Transition Period.

Awards under the annual incentive plan were paid in April 2018. The amounts awarded to Mr. Nielsen and Mr. Estes are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 41 of this Proxy Statement.

Part 1 of Annual Incentive Plan

The actual amount awarded to Mr. Nielsen and Mr. Estes under Part 1 of the plan was determined by evaluating the earnings quality for the Transition Period in relation to operating margin performance against a pre-established threshold percentage (2.0%) of contract revenues. This threshold percentage was reduced from the 4.0% threshold percentage which the Compensation Committee had established for fiscal 2017. The Company’s budgeted revenues and earnings for the Transition Period were proportionately lower (and less than half of a 12-month fiscal year) due to the more pronounced impact of seasonality on the Transition Period. Due to the six month duration of the Transition Period, winter weather impacted a greater portion of the Transition Period as compared to a 12-month fiscal year.

The performance goals established by the Compensation Committee for the Transition Period applied a pre-established payout percentage described below to the Company’s operating earnings (before asset impairments, annual incentive plan compensation, amounts associated with the extinguishment of debt or termination of debt agreements, the impact of certain accounting changes and amounts for amortization of debt discount) above a pre-established threshold percentage of contract revenues. The pre-established payout percentage varies as a function of the Company’s cash flow ratio, which is measured as the ratio of operating cash flow to net income (before asset impairments, annual incentive plan compensation for the individual, amounts associated with the extinguishment of debt or termination of debt agreements, amounts for amortization of debt discount and for purposes of determining net income before asset impairments and annual incentive plan compensation for the individual only, the provision for income taxes excludes any impact of the application of FASB Accounting Standards Update No. 2016-09).

Each fiscal year, the Compensation Committee reviews each of the elements included in the annual incentive plan and sets performance goals that reflect the Compensation Committee’s assessment of the Company’s earnings potential, projected operating environment and the general economic climate. Accordingly, performance goals may vary from year to year in order to ensure that an appropriate base level of performance is achieved before any award is paid out, subject to the discretion of the Compensation Committee as described above. This review also ensures that the annual incentive plan performs as designed and incents superior performance aligned with achieving the Company’s strategic goals and operating plans.

As part of its review for the Transition Period, the Compensation Committee increased both the levels of the Company’s cash flow ratio and the pre-established payout percentages to appropriately reflect the budgeted amount of operating cash flow for the Transition Period. In addition, given the six month duration of the Transition Period, a targeted range of cash flow ratios was used, such that cash flow ratios within a particular targeted range would result in the same pre-established payout percentage. The Compensation Committee determined that a range was more appropriate given the six month period.

For the Transition Period, the range of pre-established payout percentages was as follows:

Cash Flow Ratio(1)	Pre-established Payout Percentage of Eligible Operating Earnings Above Threshold Contract Revenues
	Steven E. Nielsen	Timothy R. Estes
less than or equal to 1.00	0.35%	0.24%
1.50	0.63%	0.39%
2.00 to 3.00	0.91%	0.53%
greater than or equal to 4.00	1.55%	0.91%
(1)	Results between 1.00 and 1.50, 1.50 and 2.00, and 3.00 and 4.00 are interpolated between the nearest two payout percentages based on the actual cash flow ratio achieved.

The use of a threshold amount of contract revenues ensures that the Company’s performance exceeds a pre-established base level before any award was earned. Thus, under Part 1 of the plan, no incentive award is earned unless a base level of annual performance has been achieved. The reliance on cash flow and earnings measures in determining the payout amount reflects the importance to the Company of both operating margins and cash flow discipline.

The performance goals for the Transition Period provided that acceptable margins without solid cash flows resulted in a reduced award payment, while solid cash flows absent acceptable margins would result in no award payment at all. Once the threshold percentage is achieved, only incremental cash flows and operating earnings generate an increased award payout. The use of both operating earnings and cash flow as performance measures ensures that only high-quality earnings result in the payout of awards, as both income statement and balance sheet performance is required.

Following the completion of audited financial results for the Transition Period, the Compensation Committee certified the level achieved of the performance goals. The following table sets forth the results achieved against the performance goals and the amounts paid out to Mr. Nielsen and Mr. Estes under Part 1:

	Eligible Operating Earnings Above Threshold Contract Revenues Attained			Payout under Part 1
Name		Cash Flow Ratio	Payout Ratio Percentage	Maximum Payout as a Percentage of Base Salary(1)(2)	Actual Payout as a Percentage of Base Salary(1)(2)	Award Payout
Steven E. Nielsen(1)	$28,071,739	4.61	1.55%	158%	87.0%	$435,112
Timothy R. Estes	$27,819,462	4.63	0.91%	132%	72.3%	$253,157
(1)	Mr. Nielsen would not earn an award under Part 1 if the award, as calculated under the established performance goals, was less than 10% of his base salary earned for the Transition Period.
(2)	“Base Salary” refers to the base salary earned for the Transition Period.

The payouts to Messrs. Nielsen and Estes under Part 1 of the annual incentive plan for the Transition Period were calculated without giving effect to the income tax benefit to the Company resulting from Tax Reform. The impact was primarily due to the re-measurement of the Company’s net deferred tax liabilities at a lower U.S. federal corporate income tax rate which resulted in an increase in the Company’s net income for the Transition Period without a corresponding increase in cash flow. This increase in net income due to Tax Reform was not contemplated at the time that the Compensation Committee established performance goals for the Transition Period. Because, as described above, the actual amount awarded to Messrs. Nielsen and Estes under Part 1 of the annual incentive plan is determined in part upon operating cash flow ratio, the exclusion of the above-referenced income tax benefit from the calculation was appropriate in order to achieve the performance criteria which the Compensation Committee had initially established for Messrs. Nielsen and Estes for the Transition Period under Part 1 of the annual incentive plan.

Part 2 of Annual Incentive Plan

The Compensation Committee initially considers the payout level under Part 1 of the plan when determining whether Mr. Nielsen and Mr. Estes should be awarded the maximum payout or a lesser amount under Part 2 of the plan. The Compensation Committee then considers other financial and non-financial performance factors to determine whether the payout level under Part 2 should deviate from the payout level under Part 1 of the plan.

For the Transition Period, the performance goals under Part 2 were as follows and were unchanged from the 2017 fiscal year:

Operating Earnings (before asset impairments, annual incentive plan compensation and amounts associated with the extinguishment of debt or termination of debt agreements and amounts for amortization of debt discount)
	Pre-established Payout Percentage of Annual Base Salary(1)
	Steven E. Nielsen	Timothy R. Estes
Less than or equal to 1% of Contract revenues	0%	0%
Greater than 1% of Contract revenues (maximum payout percentage)	52%	38%
(1)	“Base Salary” refers to the base salary earned for the Transition Period.

Following the completion of audited financial results for the Transition Period, the Compensation Committee certified that operating earnings (before asset impairments, annual incentive plan compensation, amounts associated with the extinguishment of debt or termination of debt agreements and amounts for amortization of debt discount) exceeded the threshold of 1% of contract revenues, which meant that Mr. Nielsen and Mr. Estes were eligible for the maximum payout under Part 2. In determining the amount to be paid to Mr. Nielsen and Mr. Estes under Part 2 for the Transition Period, the Compensation Committee considered the payout level under Part 1 of the plan and determined that no other financial or non-financial performance factors were sufficiently significant to warrant a deviation from the payout level determined by Part 1 of the plan.

The following table sets forth the amounts paid out to Mr. Nielsen and Mr. Estes under Part 2:

		Payout under Part 2
Name	Percentage of Maximum Amount Attained	Payout as a Percentage of Base Salary(1)	Award Payout
Steven E. Nielsen	55.1%	28.6%	$143,201
Timothy R. Estes	54.8%	20.8%	$ 72,879
(1)	“Base Salary” refers to the base salary earned for the Transition Period.

Annual Cash Incentive Awards—Named Executive Officers other than Chief Executive Officer and Chief Operating Officer. Each fiscal year, the Chief Executive Officer prepares a recommendation to the Compensation Committee recommending annual cash incentive awards for each of the other Named Executive Officers, other than the Chief Operating Officer. References under this subheading to other Named Executive Officers exclude the Chief Executive Officer and the Chief Operating Officer.

The Chief Executive Officer’s recommendations result from a two-step analysis. First, the overall financial performance of the Company is evaluated in order to determine the appropriate level of total annual cash incentive awards for all eligible employees, including the other Named Executive Officers. Second, the Chief Executive Officer evaluates the individual performance of the other Named Executive Officers against ranges of annual award opportunities that were established at the beginning of the fiscal year and correspond to minimum and maximum percentages of base salary earned for the fiscal period. The purpose of this process is to ensure that individual awards reflect an appropriate balance between the overall financial performance of the Company and the individual executive’s performance.

The Chief Executive Officer presents his evaluation of the individual performance of the other Named Executive Officers and his recommendations regarding the annual cash incentive compensation for each of those officers to the Compensation Committee during the first quarter of the following fiscal year. Within the overall context of the financial performance of the Company, this evaluation depends on an overall analysis, including subjective elements, of the effectiveness of the individual executive and his or her ability to meet Company expectations.

After reviewing the recommendations of the Chief Executive Officer, the Company’s financial performance for the Transition Period and the individual performances of each of Mr. DeFerrari, Mr. Vilsoet and Ms. Dickens, the Compensation Committee approved the cash incentive awards set forth below for the Transition Period.

•	Mr. DeFerrari received $195,587, or 79.0% of his Transition Period base salary, compared to $360,000, or 76.6% of his base salary for fiscal 2017. Mr. DeFerrari’s annual cash incentive award reflected his continued strong leadership of the Company’s financial function.
•	Mr. Vilsoet received $159,242, or 68.1% of his Transition Period base salary, compared to $350,000, or 78.7% of his base salary for fiscal 2017. Mr. Vilsoet’s annual cash incentive award reflected his continued strong management of the Company’s strategic legal issues.
•	Ms. Dickens received $73,248, or 43.6% of her Transition Period base salary, compared to $125,000, or 39.1% of her base salary for fiscal 2017.

Annual cash incentive awards were paid in April 2018. The annual incentive awards paid to each of the other Named Executive Officers is set forth in the “Bonus” column of the Summary Compensation Table on page 41 of this Proxy Statement.

Long-Term Equity-Based Compensation. For the Transition Period, Named Executive Officers were eligible to receive grants of long-term equity-based compensation awards under the Company’s 2012 Long-Term Incentive Plan. Equity-based awards made to the Named Executive Officers have historically consisted of equity-based instruments awarded from time to time, including time vesting restricted stock units, performance-based restricted stock units and stock options. Each year, the Compensation Committee determines which mix of equity-based instruments will best achieve the objectives of the executive compensation program.

In making this determination, the Compensation Committee takes into consideration key business priorities, Peer Group trends, potential shareholder dilution, general business and industry conditions, the general economic environment, the Company’s strategic business objectives and each Named Executive Officer’s potential contributions to Company performance. Using these factors, the Compensation Committee sets meaningful objectives for the Company’s annual performance goals. In addition, the Compensation Committee considers the long-term incentive value of the equity-based awards to the Named Executive Officers as balanced against the corresponding compensation expense to the Company. As a result, this allocation of equity-based instruments may vary from year to year because of changes to one or more of the foregoing factors.

Performance vesting restricted stock units focus on long-term operational performance, which creates shareholder value, while stock options and time vesting restricted stock units emphasize the Company’s commitment to shareholder return. Furthermore, these long-term equity awards contain vesting provisions that are important to the retention of key employees. Except with respect to certain terminations following a change of control of the Company, continued employment at the time of vesting generally is required with respect to long-term equity awards. The value of issued but unvested long-term equity awards meaningfully encourages key employees to remain with the Company, as terminating employment results in the forfeiture of any unvested value of long-term equity awards previously accumulated. See “Potential Payments Upon Termination of Employment or Change of Control” beginning on page 47 of this Proxy Statement.

As discussed above, for the Transition Period, the Compensation Committee granted performance vesting restricted stock units to the Named Executive Officers at 50% of the grant date value that otherwise would have been expected to apply for a 12-month fiscal year to reflect the six month duration of the Transition Period. The performance vesting restricted stock units are subject to the achievement of annual goals and, for supplemental units to be earned, three-year goals. The relevant one- and three-year performance periods for the Transition Period grants will end on the last day of the second quarter of fiscal 2019, 2020 and 2021, respectively, consistent with the performance measurement period for outstanding performance vesting restricted stock units granted previously. The Compensation Committee also approved grants of time vesting restricted stock units to the Named Executive Officers (and stock options to Messrs. Nielsen and Estes) with grant date values at 50% of the grant date values that otherwise would have been expected to apply for a 12-month fiscal year.

Prior to the change in the Company’s fiscal year end, the Compensation Committee made grants of long-term equity awards to the Named Executive Officers each December (other than with respect to performance vesting restricted stock units granted to the Chief Executive Officer and Chief Operating Officer, which were made in October of each year to comply with Section 162(m) of the Internal Revenue Code) and generally targeted the aggregate value of the awards to the median of comparable positions in the Peer Group. However, as a result of the change in the Company’s fiscal year end, for the Transition Period, the Compensation Committee (i) made grants of performance vesting restricted stock units to the Chief Executive Officer and Chief Operating Officer in September 2017 to qualify as performance based compensation under Section 162(m) of the Internal Revenue Code and (ii) made such grants to the other Named Executive Officers in October 2017. For Named Executive Officers other than the Chief Executive Officer, individual long-term equity awards are recommended by the Chief Executive Officer for consideration and approval by the Compensation Committee. In limited instances, long-term equity awards may also be granted to recognize outstanding performance during the year or at the initiation of employment for newly hired key executives. During the Transition Period, no equity awards were made to the Named Executive Officers outside of the Company’s regular equity grant cycle.

For the Transition Period, the Compensation Committee determined that a 40%, 40% and 20% allocation among performance vesting restricted stock units, stock options and time vesting restricted stock units (based on the grant date values provided to the Compensation Committee by Compensation Strategies) would be appropriate for long-term equity awards to be granted to the Chief Executive Officer and the Chief Operating Officer. This allocation was consistent with the allocation of equity awards granted for fiscal 2017. The Compensation Committee believes this allocation (i) reflects current long-term equity-based market compensation trends; and (ii) increases the focus on the Company’s long-term financial performance without sacrificing the retention element of long-term equity-based compensation.

As a result of the factors described above, the Compensation Committee granted awards to Mr. DeFerrari, Mr. Vilsoet and Ms. Dickens consisting of time vesting restricted stock units and performance vesting restricted stock units. Based on the grant date values provided to the Compensation Committee by Compensation Strategies, these awards resulted in an equity incentive allocation of 25% time vesting restricted stock units and 75% performance vesting restricted stock units to Mr. DeFerrari and Mr. Vilsoet, and an allocation of 30% time vesting restricted stock units and 70% performance vesting restricted stock units to Ms. Dickens. This allocation was consistent with the allocation of equity awards granted to Mr. DeFerrari, Mr. Vilsoet and Ms. Dickens for fiscal 2017. The Compensation Committee determined this allocation was best for retaining these executive officers and rewarding their contributions to Company performance.

In determining the number of time vesting restricted stock units, performance vesting restricted stock units and stock options to be awarded to the Named Executive Officers, the Compensation Committee uses the average closing price of the Company’s common stock on the New York Stock Exchange for the 45-day trading period ending on the second trading day prior to the applicable date of grant; provided that the 45-day average may not be more than 5% above or below the actual stock price at the end of such 45-day period. This methodology reduces the risk that short-term movements in the Company’s stock price could positively or negatively impact the determination of the number of units or options to be awarded. Due to the application of this methodology, the amounts appearing in the Summary Compensation Table and the Grant of Plan-Based Awards Table included in this Proxy Statement, which are based, in part, on the grant date fair value of the Company’s stock, may, from time to time, fail to reflect the market positioning which was intended.

See “Performance Vesting Restricted Stock Units—Other Named Executive Officers” on page 36 of this Proxy Statement for a more detailed discussion of the performance vesting restricted stock units awarded to Mr. DeFerrari, Mr. Vilsoet and Ms. Dickens for the Transition Period.

Performance Vesting Restricted Stock Units—Chief Executive Officer and Chief Operating Officer

In September 2017, the Compensation Committee granted performance vesting restricted stock units to the Chief Executive Officer and the Chief Operating Officer. These performance vesting restricted stock units vest in three annual installments beginning on the anniversary of the date of grant subject to the Company achieving annual pre-tax income and operating cash flow goals (the “Annual Goals”) pre-established by the Compensation Committee for the applicable four-quarter period (a “Performance Year”) ending on the last day of the second quarter of fiscal 2019, 2020 and 2021, respectively, consistent with the performance measurement period for outstanding performance vesting restricted stock units granted previously. As discussed below, in addition to the performance units earned when Annual Goals are met, each year the Chief Executive Officer and the Chief Operating Officer have the opportunity to earn supplemental restricted stock units if the Company achieves cumulative qualifying earnings and operating cash flow ratio goals based on the previous three four-quarter periods (the “Three-Year Goals”). Upon the satisfaction of the relevant vesting requirements discussed below, each performance vesting restricted stock unit is settled for one share of Company common stock.

In setting the Annual Goals and Three-Year Goals for the Transition Period awards, the Compensation Committee did not modify the cash flow ratios or award payout percentages from those of the fiscal 2017 awards made in October 2016.

For the annual performance unit awards to vest, the Company’s operating earnings (before asset impairments, performance unit compensation, amounts associated with the extinguishment of debt or termination of debt agreements, the impact of certain accounting charges and amounts for amortization of debt discount) for the relevant Performance Year must exceed certain pre-established targets, which are set forth as a percentage of contract revenue. If such operating earnings exceed the pre-established threshold target, the potential annual payout is determined based upon the ratio of operating cash flow to qualifying net income (before asset impairments, performance unit compensation, amounts associated with the extinguishment of debt or termination of debt agreements, amounts for amortization of debt discount and amounts included in the provision for income taxes due to the application of FASB Accounting Standards Update No. 2016-09) that is achieved for the relevant Performance Year. The components of the Annual Goals and the potential annual payout of performance vesting restricted stock units are set forth in the following table:

Performance Year Qualifying Operating Earnings	Potential Vesting Percentage(1)	Performance Year Ratio of Operating Cash Flow to Qualifying Net Income(2)	Award Payout Percentage
2.5% or less of Contract revenue	None	Less than 0.25	75%
5.0% or more of Contract revenue	100%	1.0 or greater	100%
(1)	For qualifying earnings between 2.5% and 5.0% of contract revenue, the percentage of the potential award vesting is interpolated between 0% and 100%.
(2)	For cash flow ratios between 0.25 and 1.0, the percentage of the potential award vesting is interpolated between 75% and 100%.

Due to the vesting requirements and the general uncertainty regarding the economy, including the industry in which the Company operates, the likelihood that the pre-established targets described above will be achieved may vary greatly from year to year. The use of a threshold amount ensures that performance exceeded a pre-established base level before any award is earned. The reliance on earnings and cash flow measures in determining the level of vesting reflects the importance to the Company of both operating margins and cash flows. Similar to the annual incentive plan, no award is earned absent acceptable margins and the level of award is reduced if the pre-established cash flow ratio is not met. The use of both operating earnings and cash flow as performance measures ensures that both income statement and balance sheet performance are required to earn the maximum award. The Compensation Committee believes that performance targets are set at a level consistent with superior business performance.

If the Three-Year Goals are achieved, the Chief Executive Officer and the Chief Operating Officer will each vest in additional restricted stock units of up to 100% of the number of performance units vesting in that year upon the satisfaction of the relevant Annual Goals. Vesting of these supplemental units occurs only if cumulative operating earnings for the three-year period (before asset impairments, performance unit compensation and amounts associated with the extinguishment of debt or termination of debt agreements, and amounts for amortization of debt discount) exceed certain pre-established targets, which are set forth as a percentage of contract revenue for the three-year period. No supplemental units will vest if the cash flow ratio does not equal or exceed 0.50 over the same cumulative three-year period.

The components of the Three-Year Goals for the Transition Period and the potential payout of performance units are set forth in the following table:

Cumulative Qualifying Earnings for the Applicable Three-Year Period	Cumulative Ratio of Operating Cash Flow to Qualifying Net Income for the Applicable Three-Year Period(1)(2)	Supplemental Payout Percentage
5.00% of Contract revenue	Less than 0.50	0%
10.00% of Contract revenue or greater	1.0 or greater	100%
(1)	Additional performance units may be earned if the Company achieves a cumulative ratio of operating cash flow to qualifying net income which exceeds 0.50 for the relevant performance period (results between 0.50 and 1.00 are interpolated).
(2)	For qualifying earnings between 5.00% and 10.00% contract revenue, the percentage of the potential award vesting is interpolated between 0% and 100%.

Supplemental units are only earned when the Annual Goals are met. Consequently, strong prior performance does not ensure vesting if unaccompanied by current performance. The three-year performance required to earn supplemental units is more difficult to achieve than that required to earn an annual target award and is based on the Company’s three-year cumulative operating earnings (adjusted as described above) as a percentage of contract revenue and three-year cumulative operating cash flow performance attained. The performance measures selected, operating margin and cash flow, require both income statement and balance sheet performance on a three-year cumulative basis. These performance measures provide that good margins without acceptable cash flows result in reduced vesting of the annual awards or the elimination of vesting of any supplemental awards, while acceptable cash flows absent acceptable margins result in no vesting.

The awards of performance vesting restricted stock units granted to the Chief Executive Officer and Chief Operating Officer for the Transition Period totaled $723,945 in aggregate share value, based on the closing price of a share of Company common stock on the date of grant, September 11, 2017. The Chief Executive Officer received approximately 91% of his base salary in the form of performance vesting restricted stock units and the Chief Operating Officer received approximately 77% of his base salary in the form of performance vesting restricted stock units.

Information regarding the fair market value and target number of performance vesting restricted stock units granted to the Chief Executive Officer and Chief Operating Officer for the Transition Period is set forth in the Grant of Plan-Based Awards Table on page 42 of this Proxy Statement.

Determination of Annual Awards and Three-Year Awards—Chief Executive Officer and Chief Operating Officer

The Compensation Committee previously granted Mr. Nielsen and Mr. Estes performance vesting restricted stock units for fiscal 2016 and 2017. During the Transition Period, the relevant four-quarter performance periods for the fiscal 2016 and 2017 performance vesting restricted stock units were not completed as of the date of this Proxy Statement. As a result, the extent to which prior awards will vest based on such yet-to-be completed relevant four-quarter performance periods is not yet known. The Annual Goals and the Three-Year goals described above with respect to the Transition Period awards also apply to the fiscal 2016 and 2017 awards.

The Compensation Committee will determine the amount (if any) of the performance vesting restricted stock units for the Transition Period and for fiscal 2017 and 2016 that will vest following the completion of the second quarter of fiscal 2019, and the Company will disclose such amounts in the Compensation Discussion and Analysis to be included in its Proxy Statement for fiscal 2019.

In March 2018, the Compensation Committee approved modifications to financial performance measures used in the Company’s annual and three-year goals applicable to performance vesting restricted stock units granted in fiscal 2016 to the Named Executive Officers. These modifications exclude the impact of certain specified items, including: changes to the Company’s capital structure (debt or equity); amounts included in the provision for income taxes due to the application of FASB Accounting Standards Update No. 2016-09; the income tax benefit to the Company of the re-measurement of the Company’s net deferred tax liabilities at a lower U.S. federal corporate income tax rate resulting from Tax Reform (solely with respect to the four quarter performance period composed of the Transition Period and the first two quarters of fiscal 2019); and amounts resulting from a re-measurement of the Company’s net deferred tax assets or liabilities due to changes in tax rates in the future.

Performance Vesting Restricted Stock Units—Other Named Executive Officers

In October 2017, the Compensation Committee granted performance vesting restricted stock units to Mr. DeFerrari, Mr. Vilsoet and Ms. Dickens. The units vest in three annual installments beginning on the anniversary of the date of grant and are subject to the same Annual Goals and Three-Year Goals applicable to the performance vesting restricted stock units granted to the Chief Executive Officer and the Chief Operating Officer. Similar to the Transition Period performance vesting restricted stock units granted to the Chief Executive Officer and the Chief Operating Officer, supplemental award opportunities were also granted to Mr. DeFerrari, Mr. Vilsoet and Ms. Dickens. The attainment of performance goals for the annual and supplemental performance periods will be determined in a manner consistent with that described above for the Chief Executive Officer and the Chief Operating Officer.

Awards of performance vesting restricted stock units represented $711,342 in aggregate share value to Mr. DeFerrari, Mr. Vilsoet and Ms. Dickens, based on the closing price of a share of Company common stock on the date of grant, October 2, 2017. The value of the individual grants received by Mr. DeFerrari, Mr. Vilsoet and Ms. Dickens was approximately 148% of Mr. DeFerrari’s base salary, approximately 99% of Mr. Vilsoet’s base salary and approximately 67% of Ms. Dickens’s base salary.

Information regarding the fair market value and target number of performance vesting restricted stock units granted to Mr. DeFerrari, Mr. Vilsoet and Ms. Dickens for the Transition Period is set forth in the Grant of Plan-Based Awards Table on page 42 of this Proxy Statement.

Determination of Annual Awards and Three-Year Awards—Other Named Executive Officers

The Compensation Committee will determine the amount (if any) of the performance vesting restricted stock units for the Transition Period and for fiscal 2017 and 2016 that will vest following the completion of the second quarter of fiscal 2019. The determination will be made in a manner consistent with that described above for the Chief Executive Officer and the Chief Operating Officer.

Stock Options

Stock options align the Named Executive Officers’ incentives with those of the Company’s shareholders because stock options have value only if the Company’s stock price increases from the date of grant. Stock options also inherently reward performance, as it is the Company’s performance over an extended period that causes the value of its common stock, and the value of the stock options, to increase.

In October 2017, the Compensation Committee granted stock options having an aggregate grant date value of approximately $806,472 based on the Black-Scholes model valuation to the Chief Executive Officer and the Chief Operating Officer at an exercise price equal to the closing price of the underlying Company common stock on the date of grant. The grant date values of the individual stock option grants were 50% of the grant date values that otherwise would have been expected to apply for a 12-month fiscal year. The value of the individual stock option grants received by Mr. Nielsen and Mr. Estes was approximately 101% and 86% of their base salaries for the Transition Period, respectively. No stock options were granted to Mr. DeFerrari, Mr. Vilsoet or Ms. Dickens for the Transition Period.

Information regarding stock options awarded during the Transition Period is shown in the Grant of Plan-Based Awards Table on page 42 of this Proxy Statement.

Time Vesting Restricted Stock Units

A time vesting restricted stock unit is designed to enhance retention of the Named Executive Officers by rewarding continued employment, as terminating employment generally results in the forfeiture of the unvested awards. This retention effect is further enhanced if the price of the Company’s common stock increases.

Because the value of time vesting restricted stock units increases as the market value of the Company’s common stock increases, time vesting restricted stock units also incent award recipients to drive performance that leads to improvement in the market value of the Company’s common stock. The shares of common stock received by the Named Executive Officers (other than the Chief Executive Officer) upon vesting of the time vesting restricted stock units are subject to shareholding requirements. See “Shareholding Requirements” on page 39 of this Proxy Statement.

In October 2017, the Compensation Committee granted time vesting restricted stock units having an aggregate grant date value of approximately $633,517 to the Named Executive Officers. The grant date values of the individual time vesting restricted stock unit grants were 50% of the grant date values that otherwise would have been expected to apply for a 12-month fiscal year. The value of the individual grants received by the Named Executive Officers was approximately 49% of Mr. Nielsen’s base salary, 42% of Mr. Estes’s base salary, 49% of Mr. DeFerrari’s base salary, 33% of Mr. Vilsoet’s base salary and 26% of Ms. Dickens’s base salary for the Transition Period. The time vesting restricted stock units will vest in four annual installments beginning on or about the anniversary of the grant.

Information regarding the fair value and the number of time vesting restricted stock units that the Named Executive Officers were granted during the Transition Period is shown in the Grant of Plan-Based Awards Table on page 42 of this Proxy Statement.

Other Benefits

The Company provides a range of retirement and health and welfare benefits that are designed to assist in attracting and retaining employees and to reflect general industry competitive practices. The Named Executive Officers are eligible for the following benefits:

401(k) Plan. The Company maintains a tax qualified defined contribution retirement plan (the “401(k) Plan”) that covers substantially all salaried and hourly employees. Each of the Named Executive Officers participates in the 401(k) Plan. Participants may contribute up to 75% of their compensation on a before-tax basis into their 401(k) Plan accounts, subject to statutory limits. In addition, the Company matches an amount equal to 30% for each dollar contributed by participants on the first 5% of their eligible earnings.

Because the 401(k) Plan is a tax qualified retirement plan, the Internal Revenue Code limits the “additions” that can be made to a participant’s 401(k) Plan account each calendar year. “Additions” include Company matching contributions, before-tax contributions made by a participant and participant after-tax contributions. In addition, the Internal Revenue Code limits the amount of annual compensation that may be taken into account in computing benefits under the 401(k) Plan.

The Company does not maintain any defined benefit pension plan, non-tax qualified supplemental retirement plan or non-tax qualified deferred compensation plan.

Health and Welfare Plans. Benefits for active employees such as medical, dental, vision, life insurance and disability coverage are available to substantially all salaried and hourly employees through the Company’s flexible benefits plan. Employees contribute to the cost of the benefits plan by paying a portion of the premium costs.

Named Executive Officers participate in the medical, dental and vision plans on terms identical with those afforded all other employees. In addition, the Company provides certain key employees, including the Named Executive Officers, with additional life insurance and disability coverage at no cost to the individual. The amount paid on behalf of the Named Executive Officers is set forth in the “All Other Compensation” column of the Summary Compensation Table on page 41 of this Proxy Statement.

Perquisites and Executive Benefits. The Company provides executive officers, including the Named Executive Officers, with limited perquisites and executive benefits, namely, premiums paid by the Company for group term life insurance and long-term disability insurance. As described above, the Company also provides matching contributions to the 401(k) Plan on the same basis as those matching contributions made for all other employees of the Company. The Compensation Committee periodically reviews the perquisites provided to the Company’s executive officers under the executive compensation program.

Severance and Change of Control Benefits

Messrs. Nielsen, Estes, DeFerrari and Vilsoet are provided with severance benefits under individual arrangements negotiated with the Company. The Company provides for the payment of severance benefits to these executives upon certain types of employment terminations both prior to and following a change of control. If an executive’s employment terminates on or following a change of control under certain circumstances, the Company provides for the vesting of certain equity-based awards. Providing severance and change of control benefits assists the Company in attracting and retaining executive talent and reduces the personal uncertainty that executives are likely to feel when considering a corporate transaction. These arrangements also provide valuable retention incentives that focus executives on completing such transactions, thus enhancing long-term shareholder value. The terms and payment amounts reflect the Compensation Committee’s determination of competitive practices at those companies that the Company competes with for executive talent at the time the arrangements were entered into and were based, in part, on market information provided by its independent compensation consultant.

The terms of the individual arrangements are described below under “—Employment and Separation Agreements” beginning on page 48 of this Proxy Statement, and a calculation of the estimated severance benefits that would be payable to each executive under their respective arrangements upon the occurrence of certain events, is set forth under the Potential Payments Upon Termination of Employment or Change of Control table beginning on page 47 of this Proxy Statement.

Stock Ownership Guidelines

The Board of Directors has established stock ownership guidelines for the Chief Executive Officer and the non-employee directors to further align their economic interests with those of the Company’s shareholders. Under these guidelines, stock ownership includes shares (including time vesting restricted stock units) owned directly or held in trust by an individual. The guidelines do not include shares that an individual has the right to acquire through stock options, performance vesting restricted stock or performance vesting restricted stock units. The guidelines require share ownership expressed as a number of shares of Company common stock that approximates a value of 10 times the annual base salary as of November 20, 2017 (the “Effective Date”) for the Chief Executive Officer and five times the annual cash retainer in effect as of the Effective Date for non-employee directors. The Chief Executive Officer and non-employee directors generally are expected to comply with the stock ownership guidelines within five years of becoming subject to the guidelines.

After the Effective Date, the number of shares expected to be owned by an individual initially appointed as an executive officer that is subject to the stock ownership guidelines shall be determined based on the value of a share of common stock of the Company on the date of their appointment and their annual base salary as of that date. In the case of a non-employee director elected after the Effective Date, the number of shares such individual is expected to own shall be determined based on the value of a share of common stock of the Company on the date of their election and the director’s annual cash retainer as of that date.

Each individual director is required to retain 50% of the net after-tax shares which he or she acquires under the Company’s equity plans until the applicable threshold is achieved. If a non-employee director does not attain the shareholding requirement as of the day immediately prior to the payment of any cash retainer or other service period fees for service on the Board of Directors (except for meeting or committee fees) that otherwise would be made in cash, then 60% of the payment will be paid in restricted stock or restricted stock units, as determined by the plan administrator of the Company’s applicable non-employee directors equity plan. With respect to the Chief Executive Officer, he or she is required to retain 50% of the net after-tax time vesting restricted stock or time vesting restricted stock units he or she acquires under the Company’s equity plans until the applicable threshold is achieved. Once achieved, ownership of the guideline amounts must be maintained for as long as the individual is subject to these guidelines.

The Board of Directors periodically reviews the stock ownership guidelines and updates them as required. As of January 27, 2018, Mr. Nielsen held a total of approximately 682,647 shares of the Company’s common stock under the guidelines and exceeded the stock ownership threshold requirement of 101,812 shares. In addition, each non-employee director has exceeded the stock ownership threshold.

Shareholding Requirements

Named Executive Officers (other than the Chief Executive Officer) and other key employees who receive awards of time vesting restricted stock and time vesting restricted stock units are generally subject to shareholding requirements. As each grant vests, the recipient is required to retain on account with the Company’s stock transfer agent one-half (50%) of the shares that have vested, net of shares withheld to pay taxes. The shareholding requirement continues until the shares on account are equal in value to the recipient’s base salary then in effect. From that point forward, the recipient is free to sell shares that vest subsequently, but must continue to hold on account those shares required to satisfy the applicable threshold until termination of employment with the Company. All restrictions on those shares held by the transfer agent lapse 90 days after the recipient is no longer employed by the Company.

Reflecting these requirements, as of January 27, 2018, Company employees (other than the Chief Executive Officer) collectively held, on account with the Company’s stock transfer agent, a total of approximately 124,954 shares. As of January 27, 2018, all of the Named Executive Officers had either exceeded their respective goals or are making satisfactory progress towards achieving their goals. The table below presents the number of shares held individually by the Named Executive Officers (other than the Chief Executive Officer) pursuant to this shareholding requirement, as well as the total number of shares held individually by the Named Executive Officers (other than the Chief Executive Officer), in each case, as of January 27, 2018:

Name	Number of Shares Held Pursuant to Shareholding Requirement as of January 27, 2018	Total Number of Shares Held as of January 27, 2018
Timothy R. Estes	7,992	230,412
H. Andrew DeFerrari	13,510	124,141
Richard B. Vilsoet	5,435	60,900
Kimberly L. Dickens	1,784	8,291

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code (and the regulations promulgated thereunder) precludes a public corporation from taking an income tax deduction in any one year for compensation in excess of $1 million for its named executive officers (excluding the Chief Financial Officer) employed on the last day of the fiscal year, unless certain specific performance goals are satisfied. In previous fiscal years, there was an exception to the $1 million limitation for performance-based compensation meeting certain requirements. This exception was repealed, effective January 28, 2018 for the Company, and the limitation on deductibility generally was expanded to include the Chief Financial Officer and all persons who are named executive officers for any fiscal year beginning on or after December 31, 2016. As a result, compensation paid to the Named Executive Officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.

While the executive compensation program seeks to maximize the tax deductibility of compensation payable to the Named Executive Officers by having such compensation qualify as qualified performance-based compensation, the Compensation Committee retains the flexibility and discretion to compensate Named Executive Officers in a manner intended to promote varying corporate goals, even if certain amounts that may be payable in excess of $1 million may not be deductible under Section 162(m). For the Transition Period, the Company estimates that approximately $969,305 of executive compensation expenses will not be deductible under Section 162(m).

Internal Revenue Code Section 409A

Internal Revenue Code Section 409A regulates the tax treatment of most forms of nonqualified deferred compensation. The Company believes it is in compliance with Code Section 409A and the regulations promulgated thereunder.

Accounting Rules

The Compensation Committee takes into consideration the accounting treatment of equity-based incentive awards under Financial Accounting Standards Board Accounting Standard Codification Topic 718, Compensation-Stock Compensation when determining the form and timing of equity grants to employees, including the Named Executive Officers. The accounting treatment of such grants, however, is not determinative of the type, timing or amount of any particular grant of equity-based incentive award made to the Company’s employees.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the preceding Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Transition Period Form 10-K.

The foregoing report has been furnished on behalf of the Board of Directors by the undersigned members of the Compensation Committee.

Compensation Committee

Dwight B. Duke, Chair Eitan Gertel Laurie J. Thomsen

Summary Compensation Table

The following table sets forth the compensation of our Chief Executive Officer, Chief Financial Officer and the next three highest paid individuals serving as executive officers on January 27, 2018.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)(4)(5)	Option Awards(2)	Non-Equity Incentive Plan Compensation(1)	All Other Compensation(3)	Total(6)
Steven E. Nielsen President and Chief Executive Officer	Transition Period	$500,000	$ —	$ 699,367	$ 504,679	$ 578,313	$ 2,257	$2,284,616
	2017	$946,400	$ —	$1,231,850	$ 913,173	$1,286,404	$ 5,442	$4,383,269
	2016	$910,000	$ —	$1,139,740	$1,003,198	$1,774,500	$ 6,942	$4,834,380
	2015	$875,000	$ —	$ 938,844	$1,096,711	$1,575,000	$ 7,072	$4,492,627
H. Andrew DeFerrari Senior Vice President and Chief Financial Officer	Transition Period	$247,500	$195,587	$ 485,866	$ —	$ —	$ 2,046	$ 930,999
	2017	$470,000	$360,000	$ 834,736	$ —	$ —	$ 5,382	$1,670,118
	2016	$450,000	$400,000	$ 760,260	$ —	$ —	$ 6,289	$1,616,549
	2015	$425,000	$350,000	$ 673,684	$ —	$ —	$ 5,507	$1,454,191
Timothy R. Estes Executive Vice President and Chief Operating Officer	Transition Period	$350,000	$ —	$ 418,227	$ 301,793	$ 326,036	$ 5,324	$1,401,380
	2017	$650,000	$ —	$ 755,169	$ 559,795	$ 733,373	$ 8,364	$2,706,701
	2016	$625,000	$ —	$ 698,876	$ 615,159	$1,000,000	$10,092	$2,949,127
	2015	$600,000	$ —	$ 573,535	$ 669,988	$ 900,000	$ 9,775	$2,753,298
Richard B. Vilsoet Vice President, General Counsel and Secretary	Transition Period	$233,750	$159,242	$ 308,669	$ —	$ —	$ 3,049	$ 704,710
	2017	$445,000	$350,000	$ 488,413	$ —	$ —	$ 7,028	$1,290,441
	2016	$425,000	$350,000	$ 447,226	$ —	$ —	$ 6,185	$1,228,411
	2015	$400,000	$315,000	$ 398,378	$ —	$ —	$ 5,239	$1,118,617
Kimberly L. Dickens(7) Vice President and Chief Human Resources Officer	Transition Period	$168,000	$ 73,248	$ 156,676	$ —	$ —	$ 2,689	$ 400,613
	2017	$320,000	$125,000	$ 272,099	$ —	$ —	$ 5,024	$ 722,123
	2016	$309,000	$125,000	$ 262,596	$ —	$ —	$ 6,056	$ 702,652
	2015	$299,999	$105,000	$ 224,970	$ —	$ —	$11,794	$ 641,763
(1)	Bonuses and incentive compensation awards under the Annual Incentive Plan for the Transition Period were paid in April 2018.
(2)	Amounts in these columns present the aggregate grant date fair value of stock and option awards granted during the relevant fiscal years computed in accordance with Financial Accounting Standards Board Accounting Standard Codification Topic 718, Compensation-Stock Compensation (“FASB ASC 718”). These amounts do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards (such as by exercising stock options). For performance based awards included in the “Stock Awards” column, the grant date fair value represents the probable outcome of the awards rather than the maximum potential value. Please refer to “—Compensation Discussion and Analysis—Long-Term Equity-Based Compensation” beginning on page 32 of this Proxy Statement for a description of the performance vesting restricted stock units, stock options and time vesting restricted stock units (see footnotes 4 and 5 below for the maximum potential value of all stock based awards). For information on the valuation assumptions used in these computations, see Note 16 to the Consolidated Financial Statements included in the Company’s Transition Report on Form 10-K for the Transition Period. The terms applicable to the stock awards and the option awards granted for the Transition Period are set forth below in the Grant of Plan-Based Awards Table.
(3)	All Other Compensation for the Transition Period consists of (i) Company contributions to the Dycom Industries, Inc. Retirement Savings Plan (Mr. Nielsen — $865; Mr. DeFerrari — $714; Mr. Estes — $1,010; Mr. Vilsoet — $745; Ms. Dickens — $1,357); and (ii) premiums paid by the Company for group term life and long-term disability insurance (Mr. Nielsen — $1,392; Mr. DeFerrari — $1,332; Mr. Estes — $4,314; Mr. Vilsoet — $2,304; Ms. Dickens — $1,332).
(4)	The maximum potential grant date fair value for the Transition Period performance vesting restricted units in the “Stock Awards” column was as follows: Mr. Nielsen — $906,056; Mr. DeFerrari — $731,609; Mr. Estes — $541,834; Mr. Vilsoet — $464,749; and Ms. Dickens — $226,329. The number of performance vesting restricted stock units that will vest could be zero depending on performance over the relevant period and the value realized of any units that vest will depend on the stock price at the time of vesting.
(5)	The grant date fair value for the Transition Period time vesting restricted units included in the “Stock Awards” column was as follows: Mr. Nielsen — $246,339; Mr. DeFerrari — $120,062; Mr. Estes — $147,310; Mr. Vilsoet — $76,294; and Ms. Dickens — $43,512. The value realized will depend on the stock price at the time of vesting.
(6)	Represents total of all columns in table.
(7)	Ms. Dickens resigned from the Company effective March 31, 2018.

Grant of Plan-Based Awards Table

The following table sets forth certain information with respect to grants of restricted stock units and stock options under the 2012 Long-Term Incentive Plan and the potential range of awards that were approved under the Annual Incentive Plan for each of the Named Executive Officers for the Transition Period.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Underlying Options(4)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(5)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Steven E. Nielsen	09/11/2017	$ —	$525,000	$1,050,000	—	—	—	—	—	$ —	$ —
	09/11/2017	$ —	$ —	$ —	18	5,841	11,682	—	—	$ —	$453,028
	10/02/2017	$ —	$ —	$ —	—	—	—	2,893	—	$ —	$246,339
	10/02/2017	$ —	$ —	$ —	—	—	—	—	11,848	$85.15	$504,679
H. Andrew DeFerrari	10/02/2017	$ —	$ —	$ —	—	—	—	1,410	—	$ —	$120,062
	10/02/2017	$ —	$ —	$ —	13	4,296	8,592	—	—	$ —	$365,804
Timothy R. Estes	09/11/2017	$ —	$297,500	$ 595,000	—	—	—	—	—	$ —	$ —
	09/11/2017	$ —	$ —	$ —	10	3,493	6,986	—	—	$ —	$270,917
	10/02/2017	$ —	$ —	$ —	—	—	—	1,730	—	$ —	$147,310
	10/02/2017	$ —	$ —	$ —	—	—	—	—	7,085	$85.15	$301,793
Richard B. Vilsoet	10/02/2017	$ —	$ —	$ —	—	—	—	896	—	$ —	$ 76,294
	10/02/2017	$ —	$ —	$ —	8	2,729	5,458	—	—	$ —	$232,374
Kimberly L. Dickens	10/02/2017	$ —	$ —	$ —	—	—	—	511	—	$ —	$ 43,512
	10/02/2017	$ —	$ —	$ —	4	1,329	2,658	—	—	$ —	$113,164
(1)	Mr. Nielsen’s and Mr. Estes’s Transition Period Annual Incentive Plan (“AIP”) compensation was derived from performance measures that were established within 45 days of the beginning of the Transition Period pursuant to Section 162(m) of the Internal Revenue Code. The AIP for the Transition Period was composed of two parts. Part 1 applied a pre-established payout ratio to operating earnings above a threshold percentage of contract revenues. The payout ratio varied as a function of the Company’s cash flow performance, which was measured as a ratio of operating cash flow to net income (before asset impairments, annual incentive plan compensation, amounts associated with the extinguishment of debt or termination of debt agreements, and amounts for amortization of debt discount before asset impairments, performance unit compensation, amounts associated with the extinguishment of debt or termination of debt agreements, amounts for amortization of debt discount and amounts included in the provision for income taxes due to the application of FASB Accounting Standards Update No. 2016-09) (“ASU 2016-09”); provided, however, that if the Company’s operating earnings equaled or exceeded 1.0% of contract revenues, the Compensation Committee could, at its discretion, modify the awards, subject to the maximum amount available under Part 1. As described above under “Major Pay Elements of the Executive Compensation Program and Analysis of Transition Period Compensation Decisions —Annual Incentive Plan—Chief Executive Officer and Chief Operating Officer” beginning on page 27 of this Proxy Statement, for the Transition Period, the Compensation Committee determined the achievement of the pre-established performance goals under Part 1 without giving effect to the income tax benefit to the Company resulting from the Tax Cuts and Jobs Act of 2017. For the Transition Period, Part 1 of the AIP provided that Mr. Nielsen receive an annual incentive award only if the award as calculated equaled or exceeded 10% of his base salary. Part 2 of the AIP applied a pre-established payout ratio to operating earnings (before asset impairments, annual incentive plan compensation, amounts associated with the extinguishment of debt or termination of debt agreements, and amounts for amortization of debt discount) above a threshold percentage of contract revenue. The maximum annual incentive award payable to Mr. Nielsen for the Transition Period was set at 105% of his base salary and the maximum annual incentive award payable to Mr. Estes for the Transition Period was set at 85% of his base salary. Mr. Nielsen’s and Mr. Estes’s actual Transition Period incentive plan payout of $578,313 and $326,036, respectively, were paid in April 2018, as set forth under the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table on page 41 of this Proxy Statement.
(2)	Represents performance vesting restricted stock units (“PRSUs”) awarded in the Transition Period under the Company’s 2012 Long-Term Incentive Plan. The PRSUs vest in three substantially equal annual installments commencing on or about the anniversary of the date of grant, subject to meeting certain performance targets. The Named Executive Officers also have an opportunity to vest in supplemental units if the Company satisfies certain three-year performance targets. The relevant one- and three-year performance periods for the Transition Period grants will end on the last day of the second quarter of fiscal 2019, 2020 and 2021, respectively, consistent with the performance measurement period for outstanding PRSUs granted previously.
(3)	Represents time vesting restricted stock units (“TRSUs”) granted under the Company’s 2012 Long-Term Incentive Plan. The TRSUs vest in four equal annual installments commencing on the anniversary date of the grant.
(4)	Represents stock options granted under the Company’s 2012 Long-Term Incentive Plan. The stock options vest in four equal annual installments commencing on the anniversary of the date of grant.
(5)	The amounts in this column do not represent amounts that Named Executive Officers received or are entitled to receive. As required by SEC rules, this column represents the grant date fair value of PRSUs at target amounts, TRSUs, and stock options granted to the Named Executive Officers during the Transition Period. For PRSUs, only the grant date fair value for awards actually vested will be recognized by the Company in the financial statements. For TRSUs and stock options, the grant date fair value is the amount that the Company will recognize in its financial statements over the award’s vesting schedule, subject to any forfeitures. The grant date fair value was determined under FASB ASC 718. See Note 16 to Consolidated Financial Statements in the Company’s Transition Report on Form 10-K for Transition Period regarding assumptions underlying valuation of equity awards.

Narrative Accompanying Grant of Plan-Based Awards Table

For the Transition Period, the Compensation Committee granted performance vesting restricted stock units to the Named Executive Officers at 50% of the grant date value that otherwise would have been expected to apply for a 12-month fiscal year to reflect the six month duration of the Transition Period. The equity incentive awards granted to Mr. Nielsen and Mr. Estes on September 11, 2017, and to Mr. DeFerrari, Mr. Vilsoet and Ms. Dickens on October 2, 2017, were subject to the Company achieving the Annual Goals established by the Compensation Committee. The Annual Goals were pre-established performance measures based upon (a) pre-tax operating earnings (before asset impairments, performance unit compensation, amounts associated with the extinguishment of debt or termination of debt agreements, the impact of certain accounting charges and amounts for amortization of debt discount), in excess of 2.5% of contract revenues and (b) the ratio of operating cash to net income (before asset impairments, performance unit compensation, amounts associated with the extinguishment of debt or termination of debt agreements, amounts for amortization of debt discount and amounts included in the provision for income taxes due to the application of FASB Accounting Standards Update No. 2016-09). Each of the Named Executive Officers’ target awards vest in three substantially equal installments subject to the Company achieving the Annual Goals for the relevant 12-month performance period. For the Transition Period awards, the relevant performance periods will end on the last day of the second quarter of fiscal 2019, 2020 and 2021, respectively, consistent with the performance measurement period for outstanding performance vesting restricted stock units granted previously.

In the event the Company achieves the Annual Goals with respect to a performance period and the Company also achieves additional goals established by the Compensation Committee which are based on the trailing three-year performance period, Mr. Nielsen, Mr. Estes, Mr. DeFerrari and Mr. Vilsoet will each vest in up to an additional 100% of the number of shares of the target award that vested in such annual performance period. These additional goals are pre-established performance measures for the indicated period based upon (a) pre-tax operating earnings (before asset impairments, performance unit compensation, amounts associated with the extinguishment of debt or termination of debt agreements and amounts for amortization of debt discount), in excess of 5% of contract revenues and (b) the ratio of operating cash flow to net income (before asset impairments, performance unit compensation, amounts associated with the extinguishment of debt or termination of debt agreements, amounts for amortization of debt discount and amounts included in the provision for income taxes due to the application of FASB Accounting Standards Update No. 2016-09). In March 2018, the Compensation Committee approved modifications to the annual goals and the additional goals of the PRSUs granted to Messrs. DeFerrari and Vilsoet for the Transition Period. These modifications exclude the impact of certain specified items, including: changes to the Company’s capital structure (debt or equity); amounts included in the provision for income taxes due to the application of FASB Accounting Standards Update No. 2016-09; the income tax benefit to the Company of the re-measurement of the Company’s net deferred tax liabilities at a lower U.S. federal corporate income tax rate resulting from the Tax Cuts and Jobs Act of 2017 (solely with respect to the four quarter performance period composed of the Transition Period and the first two quarters of fiscal 2019); and amounts resulting from a re-measurement of the Company’s net deferred tax assets or liabilities due to any changes in tax rates in the future.

Outstanding Equity Awards Table

The following table sets forth certain information with respect to all outstanding equity awards held by each of the Named Executive Officers as of January 27, 2018.

		Option Awards(1)				Stock Awards(2)
Name	Date of Grant	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units that Have Not Vested		Market Value of Shares or Units that Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested		Equity Incentive Plan Awards: Market Value or Payout of Unearned Shares, Units, or Other Rights that Have Not Vested
Steven E. Nielsen	12/17/2010	75,000	—	$13.88	12/17/2020
	12/15/2011	57,110	—	$19.56	12/15/2021
	12/14/2012	55,681	—	$18.67	12/14/2022
	12/13/2013	42,056	—	$27.14	12/13/2023
	12/12/2014	42,221	14,074	$31.46	12/12/2024
	12/12/2014					2,594	(3)	$309,464
	10/23/2015								3,422	(4)	$408,245
	12/14/2015	11,115	11,116	$78.20	12/14/2025
	12/14/2015					2,314	(5)	$276,060
	10/24/2016								6,523	(7)	$778,194
	12/14/2016	5,721	17,164	$78.46	12/14/2026
	12/14/2016					3,766	(8)	$449,284
	09/11/2017								5,841	(10)	$696,831
	10/02/2017	—	11,848	$85.15	10/2/2027
	10/02/2017					2,893	(11)	$345,135
H. Andrew DeFerrari	12/12/2014					1,356	(3)	$161,771
	12/14/2015					1,214	(5)	$144,830
	12/14/2015								2,432	(6)	$290,138
	12/14/2016					1,980	(8)	$236,214
	12/14/2016								5,334	(9)	$636,346
	10/02/2017					1,410	(11)	$168,213
	10/02/2017								4,296	(12)	$512,513
Timothy R. Estes	12/13/2013	21,003	—	$27.14	12/13/2023
	12/12/2014	25,793	8,598	$31.46	12/12/2024
	12/12/2014					1,585	(3)	$189,091
	10/23/2015								2,098	(4)	$250,291
	12/14/2015	6,816	6,816	$78.20	12/14/2025
	12/14/2015					1,419	(5)	$169,287
	10/24/2016								3,999	(7)	$477,081
	12/14/2016	3,507	10,522	$78.46	12/14/2026
	12/14/2016					2,309	(8)	$275,464
	09/11/2017								3,493	(10)	$416,715
	10/02/2017					1,730	(11)	$206,389
	10/02/2017	—	7,085	$85.15	10/2/2027
Richard B. Vilsoet	12/12/2014					802	(3)	$ 95,679
	12/14/2015					714	(5)	$ 85,180
	12/14/2015								1,431	(6)	$170,718
	12/14/2016					1,158	(8)	$138,149
	12/14/2016								3,121	(9)	$372,335
	10/02/2017					896	(11)	$106,893
	10/02/2017								2,729	(12)	$325,570
Kimberly L. Dickens	05/20/2014					790	(13)	$ 94,247
	12/12/2014					596	(3)	$ 71,103
	12/14/2015					494	(5)	$ 58,934
	12/14/2015								790	(6)	$ 94,247
	12/14/2016					765	(8)	$ 91,265
	12/14/2016								1,632	(9)	$194,698
	10/02/2017					511	(11)	$ 60,962
	10/02/2017								1,329	(12)	$158,550
(1)	Options vest ratably in four annual installments commencing on the first anniversary of the date of grant. All exercisable options are fully vested.

(2)	The dollar value in the “Stock Awards” column was determined using a share price of $119.30, the closing price of a share of the Company’s common stock on the New York Stock Exchange at January 26, 2018.
(3)	On December 12, 2014, Messrs. Nielsen, DeFerrari, Estes, Vilsoet and Ms. Dickens were granted 10,375, 5,423, 6,338, 3,207 and 2,384 time vesting restricted stock units, respectively, which vest ratably in four annual installments commencing on December 14, 2015.
(4)	On October 23, 2015, Mr. Nielsen and Mr. Estes were granted 10,264 and 6,294 performance vesting restricted stock units, respectively. The performance vesting restricted stock units vest in three equal annual installments commencing on October 23, 2016, subject to meeting certain performance targets. In accordance with Item 402(d)(2) of Regulation S-K, the amount set forth in the preceding table is based on achieving target performance goals, which is 100% of the target awards subject to the performance period ending on the last day of the second quarter of fiscal 2019.
(5)	On December 14, 2015, Messrs. Nielsen, DeFerrari, Estes, Vilsoet and Ms. Dickens were granted 4,627, 2,426, 2,837, 1,427 and 988 time vesting restricted stock units, respectively, which vest ratably in four annual installments commencing on December 14, 2016.
(6)	On December 14, 2015, Mr. DeFerrari, Mr. Vilsoet and Ms. Dickens were granted 7,296, 4,292 and 2,370 performance vesting restricted stock units, respectively. The performance vesting restricted stock units vest in three equal annual installments commencing on December 14, 2016, subject to meeting certain performance targets. In accordance with Item 402(d)(2) of Regulation S-K, the amount set forth in the preceding table is based on achieving target performance goals, which is 100% of the target awards subject to the performance period ending on the last day of the second quarter of fiscal 2019.
(7)	On October 24, 2016, Mr. Nielsen and Mr. Estes were granted 9,784 and 5,998 performance vesting restricted stock units, respectively. The performance vesting restricted stock units vest in three equal annual installments commencing on October 24, 2017, subject to meeting certain performance targets. In accordance with Item 402(d)(2) of Regulation S-K, the amount set forth in the preceding table is based on achieving target performance goals, which is 100% of target awards subject to the performance periods ending on the last day of the second quarter of fiscal 2019 and 2020.
(8)	On December 14, 2016, Messrs. Nielsen, DeFerrari, Estes, Vilsoet and Ms. Dickens were granted 5,021, 2,639, 3,078, 1,544 and 1,020 time vesting restricted stock units, respectively, which vest ratably in four annual installments commencing on December 14, 2017.
(9)	On December 14, 2016, Mr. DeFerrari, Mr. Vilsoet and Ms. Dickens were granted 8,000, 4,681 and 2,448 performance vesting restricted stock units, respectively. The performance vesting restricted stock units vest in three equal annual installments commencing on December 14, 2017, subject to meeting certain performance targets. In accordance with Item 402(d)(2) of Regulation S-K, the amount set forth in the preceding table is based on achieving target performance goals, which is 100% of target awards subject to the performance periods ending on the last day of the second quarter of fiscal 2019 and 2020.
(10)	On September 11, 2017, Mr. Nielsen and Mr. Estes were granted 5,841 and 3,493 performance vesting restricted stock units, respectively. The performance vesting restricted stock units vest in three equal annual installments commencing on September 11, 2018, subject to meeting certain performance targets. In accordance with Item 402(d)(2) of Regulation S-K, the amount set forth in the preceding table is based on achieving target performance goals, which is 100% of target awards subject to the performance periods ending on the last day of the second quarter of fiscal 2019, 2020 and 2021.
(11)	On October 2, 2017, Messrs. Nielsen, DeFerrari, Estes, Vilsoet and Ms. Dickens were granted 2,893, 1,410, 1,730, 896 and 511 time vesting restricted stock units, respectively, which vest ratably in four annual installments commencing on October 2, 2018.
(12)	On October 2, 2017, Mr. DeFerrari, Mr. Vilsoet and Ms. Dickens were granted 4,296, 2,729, and 1,329 performance vesting restricted stock units, respectively. The performance vesting restricted stock units vest in three equal annual installments commencing on October 2, 2018, subject to meeting certain performance targets. In accordance with Item 402(d)(2) of Regulation S-K, the amount set forth in the preceding table is based on achieving target performance goals, which is 100% of the target awards subject to the performance periods ending on the last day of the second quarter of fiscal 2019, 2020 and 2021.
(13)	On May 20, 2014, Ms. Dickens was granted 3,160 time vesting restricted stock units, which vest ratably in four annual installments commencing on May 20, 2015.

Option Exercises and Stock Vested Table

The following table sets forth certain information with respect to stock options and restricted stock units awarded to the Named Executive Officers that were exercised or vested, respectively, during the Transition Period.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting
Steven E. Nielsen	3,684	$301,977
			22,406	$1,895,548(2)
			7,447	$ 812,542(3)
H. Andrew DeFerrari	5,903	$624,833
			3,829	$ 417,782(3)
			16,990	$1,853,779(4)
Timothy R. Estes			13,715	$1,160,289(2)
			4,557	$ 497,214(3)
Richard B. Vilsoet			2,330	$ 254,226(3)
			10,004	$1,091,536(4)
Kimberly L. Dickens	—	$ —	790	$ 62,394(5)
			1,098	$ 119,803(3)
			4,422	$ 482,484(4)
(1)	The amount shown in this column reflects the value realized upon the exercise of vested stock options. The value realized is the difference between the fair market value of the Company’s common stock on the date of exercise and the exercise price of the vested stock option.
(2)	Represents performance vesting restricted stock units that vested on October 24, 2017. The value realized was determined by multiplying the number of shares acquired on vesting by $84.60, the closing price of the Company’s common stock on the vesting date.
(3)	Represents time vesting restricted stock units that vested on December 14, 2017. The value realized was determined by multiplying the number of shares acquired on vesting by $109.11, the closing price of the Company’s common stock on the vesting date.
(4)	Represents performance vesting restricted stock units that vested on December 14, 2017. The value realized was determined by multiplying the number of shares acquired on vesting by $109.11, the closing price of the Company’s common stock on the vesting date.
(5)	Represents time vesting restricted stock units that vested on September 6, 2017. The value realized was determined by multiplying the number of shares acquired on vesting by $78.98, the closing price of the Company’s common stock on the vesting date.

Potential Payments Upon Termination of Employment or Change of Control

The Company has entered into certain arrangements that will require it to provide compensation to Mr. Nielsen, Mr. DeFerrari, Mr. Estes and Mr. Vilsoet in the event of certain terminations of employment or a change of control of the Company. The amount of compensation that is potentially payable in each situation is shown in the table below. The amounts assume that a termination of employment and/or change of control event occurred on January 27, 2018 and, where applicable, uses the closing price of a share of the Company’s common stock as of January 26, 2018 ($119.30).

The amounts for Mr. Nielsen, Mr. DeFerrari, Mr. Estes and Mr. Vilsoet are estimates based only on hypothetical assumptions and do not necessarily reflect the actual amounts that would be paid to the Named Executive Officers, which would be known only at the time they become eligible for payment. The amounts are in addition to (i) vested or accumulated benefits generally under the Company’s 401(k) plan; (ii) benefits paid by insurance providers under life and disability insurance policies; and (iii) accrued vacation payments.

The following table describes the potential payments upon termination of employment or a change of control of the Company as of January 27, 2018.

	Termination of Employment for Cause, Resignation without Good Reason, Disability or Retirement	Termination of Employment without Cause	Resignation for Good Reason	Failure to Renew Employment Agreement at Substantially No Less Terms than Existing Agreements	Change of Control
Name					Termination without Cause	Resignation for Good Reason
Steven E. Nielsen
Severance	$ —	$7,635,904(1)	$7,635,904(1)	$2,545,301(2)	$8,408,555(3)	$8,408,555(3)
Stock Options	$ —	$ —	$ —	$ —	$2,798,715(4)	$2,798,715(4)
Stock Awards	$ —	$ —	$ —	$ —	$3,263,213(5)	$3,263,213(5)
Benefits Continuation	$ —	$ 34,656(6)	$ 34,656(6)	$ —	$ 34,656(6)	$ 34,656(6)
H. Andrew DeFerrari
Severance	$ —	$1,493,087(7)	$ —	$ —	$1,493,087(7)	$1,493,087(7)
Stock Options	$ —	$ —	$ —	$ —	$ —	$ —
Stock Awards	$ —	$ —	$ —	$ —	$2,150,025(5)	$2,150,025(5)
Benefits Continuation	$ —	$ 19,071(6)	$ 19,071(6)	$ —	$ 19,071(6)	$ 19,071(6)
Timothy R. Estes
Severance	$ —	$3,155,582(8)	$3,155,582(8)	$1,577,791(2)	$3,594,478(9)	$3,594,478(9)
Stock Options	$ —	$ —	$ —	$ —	$1,707,057(4)	$1,707,057(4)
Stock Awards	$ —	$ —	$ —	$ —	$1,984,317(5)	$1,984,317(5)
Benefits Continuation	$ —	$ 60,435(6)	$ 60,435(6)	$ —	$ 60,435(6)	$ 60,435(6)
Richard B. Vilsoet
Severance	$ —	$1,377,917(7)	$ —	$ —	$1,377,917(7)	$1,377,917(7)
Stock Options	$ —	$ —	$ —	$ —	$ —	$ —
Stock Awards	$ —	$ —	$ —	$ —	$1,294,524(5)	$1,294,524(5)
Benefits Continuation	$ —	$ 22,569(6)	$ 22,569(6)	$ —	$ 22,569(6)	$ 22,569(6)
(1)	Determination of severance is based on three times the sum of (i) the annual salary in effect as of January 27, 2018; plus (ii) the greater of (x) the average amount of the annual incentive pay paid in the last three fiscal years or (y) the annual base salary in effect as of January 27, 2018.
(2)	Determination of severance is based on one times the sum of (i) the annual base salary in effect as of January 27, 2018; plus (ii) the greater of (x) the average amount of the annual incentive pay paid in the last three fiscal years or (y) the annual base salary in effect as of January 27, 2018.
(3)	Determination of severance is based on (a) three times the sum of (i) the annual base salary in effect as of January 27, 2018; plus (ii) the greater of (x) the average amount of the annual incentive pay paid in the last three fiscal years or (y) the annual base salary in effect as of January 27, 2018; plus (b) a pro-rata incentive pay amount (calculated for the six month Transition Period) based on the greater of (x) the average amount of the annual incentive pay paid in the last three fiscal years or (y) the annual incentive pay that the executive would have received for the Transition Period based on actual performance achieved.
(4)	Represents the difference between the closing price of a share of the Company’s common stock on January 26, 2018 and the exercise price of all unvested stock options that would vest upon a change of control of the Company.
(5)	Represents the outstanding time and performance based restricted stock units on January 27, 2018 using the closing price of the Company’s common stock on January 26, 2018. Performance-based restricted stock units are based on the units that will vest at their target performance levels.

(6)	Represents the approximated cost of continuation of group medical benefits and term life insurance for which premiums will be waived during the applicable severance periods. The group medical benefits premium costs are based on the current COBRA rate and the term life insurance premium costs are based on the actual cost of premiums for the Transition Period.
(7)	Determination of severance is based on (a) one and a half times the sum of (i) the annual base salary in effect as of January 27, 2018; plus (ii) the greater of (x) the average amount of the annual incentive pay paid in the last three fiscal years or (y) 50% of the annual base salary in effect as of January 27, 2018; plus (b) a pro-rata incentive pay amount (calculated for the six month Transition Period) based on the greater of (x) the average amount of the annual incentive pay paid in the last three fiscal years or (y) the annual incentive pay that the executive would have received for the Transition Period based on actual performance achieved.
(8)	Determination of severance is based on two times the sum of (i) the annual base salary in effect as of January 27, 2018; plus (ii) the greater of (x) the average amount of the annual incentive pay paid in the last three fiscal years or (y) the annual base salary in effect as of January 27, 2018.
(9)	Determination of severance is based on (a) two times the sum of (i) the annual base salary in effect as of January 27, 2018; plus (ii) the greater of (x) the average amount of the annual incentive pay paid in the last three fiscal years or (y) the annual base salary in effect as of January 27, 2018; plus (b) a pro-rata incentive pay amount (calculated for the six month Transition Period) the greater of (x) the average amount of the annual incentive pay paid in the last three fiscal years or (y) the annual incentive pay that the executive would have received for the Transition Period based on actual performance achieved.

Employment and Separation Agreements

Steven E. Nielsen—Employment Agreement

Effective as of May 1, 2016, the Company entered into a new employment agreement with Steven E. Nielsen (the “Nielsen Employment Agreement”). Under the terms of the Nielsen Employment Agreement, Mr. Nielsen will continue to serve as President and Chief Executive Officer of the Company.

The Nielsen Employment Agreement provides for a term of employment that continues until May 31, 2020. If, during the term of the Nielsen Employment Agreement, there is a “Change in Control” of the Company at any time following May 1, 2018, Mr. Nielsen’s employment under the Nielsen Employment Agreement will be extended for an additional two years.

Termination for Cause or Resignation Without Good Reason. In the event that Mr. Nielsen resigns his employment with the Company without “Good Reason” or the Company terminates his employment for “Cause” (as such terms are defined below), Mr. Nielsen will not be entitled to any severance payments, but will receive his base salary through the date of termination and any bonus earned, but unpaid, for the year prior to the year in which the termination of employment occurs.

Termination Without Cause or Resignation for Good Reason Prior to a Change of Control. Subject to Mr. Nielsen’s execution and delivery of a general waiver and release of claims, if the Company terminates his employment without Cause or if Mr. Nielsen resigns his employment with the Company for Good Reason prior to a Change in Control, Mr. Nielsen will be entitled to:

•	his base salary through the date of termination and any bonus earned, but unpaid, for the year prior to the year in which the termination of employment occurs.
•	a cash severance payment equal to three times the sum of: (x) his then annual base salary, plus (y) the greater of (i) the average amount of the annual bonus paid to him during the three fiscal years immediately preceding such termination or resignation or (ii) 100% of his then annual base salary. The cash severance payment will be payable in substantially equal monthly installments over the 18-month period following such termination or resignation, provided that any remaining payment will be paid in a lump sum within five days following a Change in Control.
•	continued participation in the Company’s health and welfare plans for a period of three years following Mr. Nielsen’s resignation of employment for Good Reason or his termination of employment by the Company without Cause or a cash payment equal to the value of the benefit.

Change of Control. Subject to Mr. Nielsen’s execution and delivery of a general waiver and release of claims, in the event the Company terminates Mr. Nielsen’s employment without Cause or Mr. Nielsen resigns employment with the Company for Good Reason following a Change in Control, Mr. Nielsen will be entitled to:

•	his base salary through the date of termination and any bonus earned, but unpaid, for the year prior to the year in which the termination of employment occurs.

•	a cash severance payment equal to three times the sum of: (x) his then annual base salary, plus (y) the greater of (i) the average amount of the annual bonus paid to him during the three fiscal years immediately preceding such termination or resignation or (ii) 100% of his then annual base salary. The cash severance amount will be payable in a single lump sum within five days following such termination or resignation.
•	a pro-rata annual bonus for the year in which such termination or resignation occurs equal to the greater of (i) the average amount of the annual bonus paid to him during the three fiscal years immediately preceding such termination or resignation or (ii) the annual bonus that he would have received based on the actual performance achieved through the date of such termination or resignation. The annual bonus amount will be prorated based upon the number of days worked during the year of such termination of resignation and will be payable in a single lump sum within five days following such termination or resignation.
•	continued participation in the Company’s health and welfare plans for a period of three years following his termination of resignation or a cash payment equal to the value of the benefit.
•	all outstanding equity awards held by Mr. Nielsen at the time of his resignation of employment with the Company for Good Reason or termination of employment by the Company without Cause following a Change in Control will fully and immediately vest and all outstanding performance shares, performance share units or equivalent awards will vest at their target performance levels.

Non-Renewal of Nielsen Employment Agreement. Subject to Mr. Nielsen’s execution and delivery of a general waiver and release of claims, in the event the Company fails to renew the Nielsen Employment Agreement following the expiration of the employment term on substantially no less favorable terms and Mr. Nielsen’s employment is terminated, he will be entitled to receive a cash severance payment equal to: (x) one times his then annual base salary, plus (y) the greater of (i) the average amount of the annual bonus paid to him during the immediately preceding three fiscal years or (ii) 100% of his then base salary. The severance payment will be payable in substantially equal monthly installments over the 12-month period following such non-renewal of the Nielsen Employment Agreement, provided that any remaining payments will be paid in a lump sum within five days following a Change in Control.

Restrictive Covenants. Mr. Nielsen is subject to a five-year confidentiality covenant and one-year non-competition and non-solicitation covenants. Mr. Nielsen is also subject to an assignment of inventions and developments agreement.

Enforcement of Agreement. The Nielsen Employment Agreement provides for arbitration in the event of any dispute or controversy arising out of the Nielsen Employment Agreement or Mr. Nielsen’s employment with the Company. The Company has also agreed to reimburse Mr. Nielsen, on an after-tax basis, for all reasonable legal fees incurred by him in enforcing the Nielsen Employment Agreement.

Limitations on Severance Payment. If any severance payment would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, Mr. Nielsen will receive either (i) the full amount of the severance payment or (ii) the greatest amount of the severance payment such that no portion is subject to the excise tax (taking into account Mr. Nielsen’s payment of any excise tax), whichever results in a greater after-tax benefit to him.

Defined Terms. The following terms provided in the Nielsen Employment Agreement are used in this description.

“Cause” means a termination of Mr. Nielsen’s employment for his: (i) indictment for any crime, whether a felony or misdemeanor, that materially impairs his ability to function as President and Chief Executive Officer of the Company and such crime involves the purchase or sale of any security, mail or wire fraud, theft, embezzlement, moral turpitude, or Company property; (ii) repeated willful neglect of his duties; or (iii) willful material misconduct in connection with the performance of his duties or other willful material breach of his employment agreement. No event in clause (ii) or (iii) will constitute Cause unless the Company gives Mr. Nielsen written notice of termination of his employment for Cause and such grounds are not corrected by Mr. Nielsen within 30 days of receipt of notice. If Mr. Nielsen fails to correct the event or condition to the satisfaction of the Board of Directors, Mr. Nielsen will have the opportunity to address the Company’s Board of Directors prior to a termination of employment for Cause.

“Good Reason” means a resignation by Mr. Nielsen for any of the following reasons: (i) a failure by the Company to pay compensation or benefits due and payable; (ii) a material change in the duties or responsibilities performed by Mr. Nielsen as Chief Executive Officer of a public company; (iii) a relocation of the Company’s principal office by more than 25 miles from Palm Beach Gardens, Florida without Mr. Nielsen’s consent; or (iv) failure by the Company to obtain agreement by a successor to assume the Nielsen Employment Agreement. Mr. Nielsen must provide the Company with written notice of his intention to terminate his employment for Good Reason and the Company will have the opportunity to cure the event or condition under clauses (i) and (ii) within 30 days of receipt of such notice.

“Change in Control” shall be deemed to have occurred if any one or more the following events occur: (i) an acquisition by any “person” or “group” of beneficial ownership of 20% or more of the total outstanding voting stock of the Company; (ii) a change in the composition of the Board of Directors of the Company such that the individuals who constitute the Board of Directors as of the Effective Date of the Nielsen Agreement (the “incumbent directors”) cease to constitute a majority of the Board without the consent of a majority of the incumbent directors; (iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the Company’s assets to any person or entity, or any person or entity consolidates with, or merges with or into, the Company; or (iv) the approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Timothy R. Estes—Employment Agreement

Effective as of October 25, 2017, the Company entered into a new employment agreement with Timothy R. Estes (the “Estes Employment Agreement”). Pursuant to the Estes Employment Agreement, Mr. Estes will continue to serve as Executive Vice President and Chief Operating Officer of the Company.

The Estes Employment Agreement provides for a term of employment that began on October 25, 2017 and continues until the Company’s 2021 Annual Meeting of Shareholders.

Termination for Cause or Resignation without Good Reason. In the event that Mr. Estes resigns his employment with the Company without “Good Reason” or the Company terminates his employment for “Cause” (as such terms are defined below), Mr. Estes will not be entitled to any severance payments, but will receive his base salary though the date of termination and any bonus earned, but unpaid, for the year prior to the year in which the termination of employment occurs.

Termination Without Cause or Resignation for Good Reason Prior to a Change in Control. Subject to Mr. Estes’s execution and delivery of a general waiver and release of claims, if the Company terminates his employment without Cause or if Mr. Estes resigns his employment with the Company for Good Reason prior to a Change in Control, Mr. Estes will be entitled to:

•	his base salary through the date of termination and any bonus earned, but unpaid, for the year prior to the year in which the termination of employment occurs.
•	a cash severance payment equal to two times the sum of: (x) his then annual base salary, plus (y) the greater of (i) the average amount of the annual bonus paid to him during the three fiscal years immediately preceding such termination or resignation or (ii) 100% of his then annual base salary. The cash severance payment will be payable in substantially equal monthly installments over the 18-month period following such termination or resignation, provided that any remaining payments will be paid in a lump sum within five days following a Change in Control.
•	continued participation in the Company’s health and welfare plans for a period of two years following Mr. Estes’ resignation of employment for Good Reason or his termination of employment by the Company without Cause or a cash payment equal to the value of the benefit.

Change in Control. Subject to Mr. Estes’s execution and delivery of a general waiver and release of claims, in the event the Company terminates Mr. Estes’s employment without Cause or Mr. Estes resigns employment with the Company for Good Reason following a Change in Control, Mr. Estes will be entitled to:

•	his base salary through the date of termination and any bonus earned, but unpaid, for the year prior to the year in which the termination of employment occurs.

•	a cash severance payment equal to two times the sum of (x) his then annual base salary, plus (y) the greater of (i) the average amount of the annual bonus paid to him during the three fiscal years immediately preceding such termination or resignation or (ii) 100% of his then annual base salary. The cash severance amount will be payable in a single lump sum within five days following such termination or resignation.
•	a pro-rata annual bonus for the year in which such termination or resignation occurs equal to the greater of (i) the average amount of the annual bonus paid to him during the three fiscal years immediately preceding such termination or resignation or (ii) the annual bonus that he would have received based on the actual performance achieved through the date of such termination or resignation. The annual bonus amount will be prorated based upon the number of days worked during the year of such termination or resignation and will be payable in a single lump sum within five days following such termination or resignation.
•	continued participation in the Company’s health and welfare plans for a period of two years following his termination or resignation or a cash payment equal to the value of the benefit.
•	all outstanding equity awards held by Mr. Estes at the time of his resignation of employment with the Company for Good Reason or his termination of employment by the Company without Cause following a Change of Control will fully and immediately vest and all outstanding performance shares, performance share units or equivalent awards will vest at their target performance levels.

Termination Due to Death of Disability. Subject to Mr. Estes’s execution and delivery of a general waiver and release of claims (in the case of a termination of employment due to disability), in the event Mr. Estes’s death or disability occurs after he reaches the mandatory retirement age pursuant to the Company’s By-laws but prior to the Company’s 2021 Annual Meeting of Shareholders, Mr. Estes will be entitled to:

•	his base salary through the date of termination and any bonus earned, but unpaid, for the year prior to the year in which the termination of employment occurs.
•	a pro-rata annual bonus for the year in which such termination of employment occurs.
•	full acceleration of all outstanding stock options held by Mr. Estes, which will remain exercisable for the three-year period following the date of termination.
•	with respect to all outstanding time and performance vesting restricted stock or restricted stock unit awards held by Mr. Estes, (i) in the case of death, full acceleration of such awards with any performance awards vesting at their respective target performance levels or (ii) in the case of disability, continued vesting in accordance with the terms of such awards, with any performance vesting awards subject to the applicable performance conditions. All other outstanding equity awards (other than stock options) held by Mr. Estes will continue to vest in accordance with their terms, with any performance vesting awards subject to the applicable performance conditions.

Termination Due to Retirement. Subject to Mr. Estes’s execution and delivery of a general waiver and release of claims, if Mr. Estes’s employment terminates due to his retirement on the date of the Company’s 2021 Annual Meeting of Shareholders, Mr. Estes will be entitled to:

•	his base salary through the date of termination and any bonus earned, but unpaid, for the year prior to the year in which the termination of employment occurs.
•	a pro-rata bonus equal to the annual bonus Mr. Estes would have earned for fiscal year 2022 based on performance as determined by the Board.
•	all outstanding equity awards granted to Mr. Estes prior to October 25, 2017 or granted after such date but on substantially identical terms to those granted before October 25, 2017, will be treated as follows: (i) all outstanding stock options will fully and immediately vest to the extent not already vested, and remain exercisable for three years following his retirement date, (ii) all outstanding time vesting restricted stock or restricted stock unit awards will continue to vest for three years following his retirement date, and (iii) all outstanding performance vesting restricted stock or restricted stock unit awards will continue to vest for two years following his retirement date, with the number of shares earned based on actual performance determined by the Board at the end of the original performance period for each such performance vesting restricted stock or restricted stock unit award. Any other outstanding equity awards held by Mr. Estes will continue to vest in accordance with their terms, with any performance vesting awards subject to the applicable performance conditions. In the event Mr. Estes’s death occurs following the Company’s 2021 Annual Meeting of Shareholders, any time vesting awards will vest and any performance vesting awards will vest at their target performance levels.

Restrictive Covenants. Mr. Estes is subject to a five-year confidentiality covenant and an assignment of inventions and developments agreement. Mr. Estes is also subject to non-competition and non-solicitation covenants until the later of the first anniversary of his termination of employment date and, to the extent applicable, the duration of any continued vesting period of any outstanding equity awards held by Mr. Estes, but only for so long as the applicable equity award remains unvested.

Enforcement of Agreement. The Estes Employment Agreement provides for arbitration in the event of any dispute or controversy arising out of the Estes Employment Agreement or Mr. Estes’s employment with the Company. The Company has also agreed to reimburse Mr. Estes, on an after-tax basis, for all reasonable legal fees incurred by him in enforcing the Estes Employment Agreement.

Limitations on Severance Payment. If any severance payment would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, Mr. Estes will receive either (i) the full amount of the severance payment or (ii) the greatest amount of the severance payment such that no portion is subject to the excise tax (taking into account Mr. Estes’s payment of any excise tax), whichever results in a greater after-tax benefit to him.

Defined Terms. The following terms provided in the Estes Employment Agreement are used in this description.

“Cause” means a termination of Mr. Estes’s employment for his: (i) indictment for any crime, whether a felony or misdemeanor, that materially impairs his ability to function as Executive Vice President and Chief Operating Officer of the Company and such crime involves the purchase or sale of any security, mail or wire fraud, theft, embezzlement, moral turpitude, or Company property; (ii) repeated willful neglect of his duties; or (iii) willful material misconduct in connection with the performance of his duties or other willful material breach of his employment agreement. No event in clause (ii) or (iii) will constitute Cause unless the Company gives Mr. Estes written notice of termination of his employment for Cause and such grounds are not corrected by Mr. Estes within 30 days of receipt of notice. If Mr. Estes fails to correct the event or condition to the satisfaction of the Board of Directors, Mr. Estes will have the opportunity to address the Company’s Board of Directors prior to a termination of employment for Cause.

“Good Reason” means a resignation by Mr. Estes for any of the following reasons: (i) a failure by the Company to pay compensation or benefits due and payable; (ii) a material adverse change in the assignment of duties or responsibilities inconsistent with those set forth in the employment agreement; (iii) a relocation of the Company’s principal office by more than 25 miles from Statesville, North Carolina without Mr. Estes’s consent; or (iv) failure by the Company to obtain agreement by a successor to assume the Estes Employment Agreement. Mr. Estes must provide the Company with written notice of his intention to terminate his employment for Good Reason and the Company will have the opportunity to cure the event or condition under clauses (i) and (ii) within 30 days of receipt of such notice.

“Change in Control” shall be deemed to have occurred if any one or more the following events occur: (i) an acquisition by any “person” or “group” of beneficial ownership of 20% or more of the total outstanding voting stock of the Company; (ii) a change in the composition of the Board of Directors of the Company such that the individuals who constitute the Board of Directors as of the Effective Date of the Estes Employment Agreement (the “incumbent directors”) cease to constitute a majority of the Board without the consent of a majority of the incumbent directors; (iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the Company’s assets to any person or entity, or any person or entity consolidates with, or merges with or into, the Company; or (iv) the approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

H. Andrew DeFerrari—Employment Agreement

The Company entered into an amended and restated employment agreement with H. Andrew DeFerrari, effective as of July 23, 2015 (the “DeFerrari Employment Agreement”). Pursuant to the DeFerrari Employment Agreement, Mr. DeFerrari will continue to serve as the Chief Financial Officer of the Company. Mr. DeFerrari’s employment under the DeFerrari Employment Agreement commenced on July 23, 2015 and will continue until July 23, 2016. The term of the DeFerrari Employment Agreement will be automatically renewed for additional 12-month periods unless either party gives prior notice of nonrenewal; provided that if there is a “Change in Control” of the Company, Mr. DeFerrari’s employment under the DeFerrari Employment Agreement will be extended for an additional two years.

Termination for Cause; Resignation for Any Reason; Death and Disability. In the event that (i) the Company terminates Mr. DeFerrari’s employment for “Cause” (as defined below), (ii) Mr. DeFerrari resigns his employment for any reason or (iii) Mr. DeFerrari dies or becomes disabled, the Company will not have any obligation to pay his base salary or other compensation or to provide him any employee benefits subsequent to the date of his termination or resignation of employment.

Termination Without Cause Prior to a Change of Control. In the event the Company terminates Mr. DeFerrari’s employment without Cause prior to a Change of Control, upon his execution and delivery of a waiver and release of claims, he will become entitled to receive the following payments and benefits, subject to his compliance with non-competition, non-solicitation and confidentiality covenants:

•	1.5 times the sum of his (i) then base salary plus (ii) the greater of (1) the average bonus amount paid over the three fiscal years immediately preceding the year of termination and (2) 50% of his then base salary. The severance amount will be paid over an eighteen (18)-month period.
•	continued participation in the Company’s group medical and life insurance plans (including benefits to eligible dependents) or a cash payment equal to the value of the benefits excluded, payable in equal monthly installments until the earlier of (i) 18 months following termination of employment or (ii) Mr. DeFerrari obtaining other employment and becoming eligible to participate in the medical and life insurance plans of the new employer.

Change of Control. In the event the Company terminates Mr. DeFerrari’s employment without Cause or he resigns his employment with the Company for Good Reason on or prior to the second anniversary following the consummation of a Change in Control, upon his execution and delivery of a waiver and release of claims, he will become entitled to receive the following payments and benefits, subject to his compliance with non-competition, non-solicitation and confidentiality covenants:

•	the same severance payments and benefits continuation that he would be entitled to receive upon a termination without Cause prior to a Change of Control. Such amounts will be paid in a single-sum payment;
•	a pro-rata annual bonus for the year in which such termination or resignation occurs equal to the greater of (i) the average amount of the annual bonus paid to him during the three fiscal years immediately preceding such termination or resignation or (ii) the annual bonus that he would have received based on the actual performance achieved through the date of such termination or resignation. The annual bonus amount will be prorated based upon the number of days worked during the year of such termination or resignation and will be payable in a single lump sum within five days following such termination or resignation; and
•	full vesting of all outstanding equity-based awards granted by the Company pursuant to any of the Company’s long-term incentive plans. In addition, all outstanding performance share awards, performance share units and other equivalent awards granted by the Company pursuant to any of the Company’s long-term incentive plans will immediately vest at their respective target performance levels to the extent not already vested.

Limitations on Severance Payment. If any severance payment would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, Mr. DeFerrari will receive either (i) the full amount of the severance payment or (ii) the greatest amount of the severance payment such that no portion is subject to the excise tax (taking into account Mr. DeFerrari’s payment of any excise tax), whichever results in a greater after-tax benefit to him.

Restrictive Covenants. Mr. DeFerrari is subject to a five-year confidentiality covenant and one-year non-competition and non-solicitation covenants. Mr. DeFerrari is also subject to an assignment of inventions and developments agreement.

Defined Terms. The following terms provided in the DeFerrari Employment Agreement are used in this description.

“Cause” means (i) entering a plea of no-contest, or being convicted of any crime, that constitutes a felony; (ii) any willful misconduct that is injurious to the financial condition or business reputation of the Company; (iii) any material breach of his duty of loyalty owed to the Company or, as a result of his gross negligence, his breach of his duty of care owed to the Company; or (iv) any material breach of the employment agreement or failure or refusal to perform any material duties required by the employment agreement after being given notice of such breach, failure or refusal and failing to cure within thirty (30) days.

A “Change of Control” shall be deemed to have occurred with respect to the Company if any one or more of the following events occur: (i) subject to certain exceptions, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 20% of the total outstanding voting stock of the Company; (ii) subject to certain exceptions, the individuals who constitute the Board of Directors as of July 23, 2015 cease to constitute a majority of the Board of Directors; (iii) subject to certain exceptions, a reorganization of the Company or the Company consolidates with, or merges with or into, another person or entity or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person or entity, or any person or entity consolidates with, or merges with or into, the Company; or (iv) the approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Resignation for “Good Reason” means termination of employment by the executive because of the occurrence of any of the following events: (i) a failure by the Company to pay compensation or benefits due and payable in accordance with the terms of the DeFerrari Employment Agreement; (ii) a material adverse change in the assignment of duties or responsibilities inconsistent with those duties and responsibilities as set forth in the DeFerrari Employment Agreement; (iii) a relocation of the Company’s principal office by more than 25 miles from Palm Beach Gardens, Florida without the executive’s consent; or (iv) a failure by the Company to obtain agreement by a successor to assume the DeFerrari Employment Agreement in accordance with the applicable provisions of the DeFerrari Employment Agreement.

Richard B. Vilsoet—Employment Agreement

The Company entered into an amended and restated employment agreement with Richard B. Vilsoet, effective as of July 23, 2015 (the “Vilsoet Employment Agreement”). Pursuant to the Vilsoet Employment Agreement, Mr. Vilsoet will continue to serve as the General Counsel of the Company. Mr. Vilsoet’s employment under the Vilsoet Employment Agreement commenced on July 23, 2015 and will continue until July 23, 2016. The term of the Vilsoet Employment Agreement will be automatically renewed for additional 12-month periods unless either party gives prior notice of nonrenewal; provided that if there is a “Change in Control” of the Company, Mr. Vilsoet’s employment under the Vilsoet Employment Agreement will be extended for an additional two years.

Termination for Cause; Resignation for Any Reason; Death and Disability. In the event that (i) the Company terminates Mr. Vilsoet’s employment for “Cause” (as defined below), (ii) Mr. Vilsoet resigns his employment for any reason or (iii) Mr. Vilsoet dies or becomes disabled, the Company will not have any obligation to pay his base salary or other compensation or to provide him any employee benefits subsequent to the date of his termination or resignation of employment.

Termination Without Cause Prior to a Change of Control. In the event the Company terminates Mr. Vilsoet’s employment without Cause prior to a Change of Control, upon his execution and delivery of a waiver and release of claims, he will become entitled to receive the following payments and benefits, subject to his compliance with non-competition, non-solicitation and confidentiality covenants:

•	1.5 times the sum of his (i) then base salary plus (ii) the greater of (1) the average bonus amount paid over the three fiscal years immediately preceding the year of termination and (2) 50% of his then base salary. The severance amount will be paid over an eighteen (18)-month period.

•	continued participation in the Company’s group medical and life insurance plans (including benefits to eligible dependents) or a cash payment equal to the value of the benefits excluded, payable in equal monthly installments until the earlier of (i) 18 months following termination of employment or (ii) Mr. Vilsoet obtaining other employment and becoming eligible to participate in the medical and life insurance plans of the new employer.

Change of Control. In the event the Company terminates Mr. Vilsoet’s employment without Cause or Mr. Vilsoet resigns his employment with the Company for Good Reason on or prior to the second anniversary following the consummation of a Change in Control, upon his execution and delivery of a waiver and release of claims, he will become entitled to receive the following payments and benefits, subject to his compliance with non-competition, non-solicitation and confidentiality covenants:

•	the same severance payments and benefits continuation that he would be entitled to receive upon a termination without Cause prior to a Change of Control. Such amounts will be paid in a single-sum payment;
•	a pro-rata annual bonus for the year in which such termination or resignation occurs equal to the greater of (i) the average amount of the annual bonus paid during the three fiscal years immediately preceding such termination or resignation or (ii) the annual bonus that he would have received based on the actual performance achieved through the date of such termination or resignation. The annual bonus amount will be prorated based upon the number of days worked during the year of such termination or resignation and will be payable in a single lump sum within five days following such termination or resignation; and
•	full vesting of all outstanding equity-based awards granted by the Company pursuant to any of the Company’s long-term incentive plans. In addition, all outstanding performance share awards, performance share units and other equivalent awards granted by the Company pursuant to any of the Company’s long-term incentive plans will immediately vest at their respective target performance levels to the extent not already vested.

Limitations on Severance Payment. If any severance payment would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, Mr. Vilsoet will receive either (i) the full amount of the severance payment or (ii) the greatest amount of the severance payment such that no portion is subject to the excise tax (taking into account Mr. Vilsoet’s payment of any excise tax), whichever results in a greater after-tax benefit to him.

Restrictive Covenants. Mr. Vilsoet is subject to a five-year confidentiality covenant and one-year non-competition and non-solicitation covenants. Mr. Vilsoet is also subject to an assignment of inventions and developments agreement.

Defined Terms. The following terms provided in the Vilsoet Employment Agreement are used in this description.

“Cause” means (i) entering a plea of no-contest, or being convicted of any crime, that constitutes a felony; (ii) any willful misconduct that is injurious to the financial condition or business reputation of the Company; (iii) any material breach of his duty of loyalty owed to the Company or, as a result of his gross negligence, his breach of his duty of care owed to the Company; or (iv) any material breach of the employment agreement or failure or refusal to perform any material duties required by the employment agreement after being given notice of such breach, failure or refusal and failing to cure within thirty (30) days.

A “Change of Control” shall be deemed to have occurred with respect to the Company if any one or more of the following events occur: (i) subject to certain exceptions, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, and the rules and regulations promulgated thereunder) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 20% of the total outstanding voting stock of the Company; (ii) subject to certain exceptions, the individuals who constitute the Board of Directors as of July 23, 2015 cease to constitute a majority of the Board of Directors; (iii) subject to certain exceptions, a reorganization of the Company or the

Company consolidates with, or merges with or into, another person or entity or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person or entity, or any person or entity consolidates with, or merges with or into, the Company; or (iv) the approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Resignation for “Good Reason” means termination of employment by the executive because of the occurrence of any of the following events: (i) a failure by the Company to pay compensation or benefits due and payable in accordance with the terms of the Vilsoet Employment Agreement; (ii) a material adverse change in the assignment of duties or responsibilities inconsistent with those duties and responsibilities as set forth in the Vilsoet Employment Agreement; (iii) a relocation of the Company’s principal office by more than 25 miles from Palm Beach Gardens, Florida without the executive’s consent; or (iv) a failure by the Company to obtain agreement by a successor to assume the Vilsoet Employment Agreement in accordance with the applicable provisions of the Vilsoet Employment Agreement.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about common stock of the Company that may be issued under its equity compensation plans as of January 27, 2018, including the 2003 Long-Term Incentive Plan, the 2007 Non-Employee Directors Equity Plan, the 2012 Long-Term Incentive Plan, and the 2017 Non-Employee Directors Equity Plan, all of which were approved by the Company’s shareholders. No further awards will be granted under the 2003 Long-Term Incentive Plan or the 2007 Non-Employee Directors Equity Plan. The 2007 Non-Employee Directors Equity Plan expired on November 20, 2017 in accordance with its terms.

Plan category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrant and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plan (Excluding Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights)
Equity compensation plans approved by security holders	636,730	$27.93	1,446,377
Equity compensation plans not approved by security holders	—	—	—
Total	636,730	$27.93	1,446,377

DIRECTOR COMPENSATION

Compensation of Non-Employee Directors

The Company’s compensation program for non-employee directors is designed to enable the Company to attract, retain and motivate highly qualified directors to serve on the Board of Directors. The program is also intended to be competitive with other companies in the Peer Group and to further align the interests of the directors with those of the shareholders by compensating directors with a mix of cash and equity-based compensation. Directors who are employees of the Company receive no additional compensation for serving on the Board of Directors or its committees.

The Compensation Committee periodically reviews non-employee director compensation trends and data from the Peer Group and other relevant and comparable market data and trends. Additionally, the Compensation Committee periodically receives reports on the competitiveness of compensation for non-employee directors from its independent compensation consultant, Compensation Strategies. The Compensation Committee is responsible for recommending to the Board of Directors changes in director compensation. In November 2016, at the request of the Compensation Committee, Compensation Strategies prepared a report regarding non-employee director compensation. This report evaluated the competitiveness of the Company’s non-employee director compensation program. Consistent with past practice of evaluating non-employee director compensation once every two years, Compensation Strategies did not prepare a report regarding non-employee director compensation for the Transition Period. Based on a general market review by Compensation Strategies, market compensation levels had not changed significantly since the November 2016 report, and as a result, no changes were made to the non-employee director compensation program for the Transition Period. However, to reflect the shortened nature of the Transition Period, the annual retainer was prorated at 50% of what would otherwise apply for a 12-month fiscal year (with meeting fees remaining unchanged) and, consistent with equity grants made to employees, the value of the annual equity award to non-employee directors was also reduced by 50%.

Directors’ Fees. Non-employee directors received the following retainer fees for the Transition Period, which are consistent with the fees paid for fiscal 2017, prorated at 50% for the Transition Period: (i) a retainer fee of $55,000; and (ii) a fee of $20,000 for service as non-management Lead Director, $15,000 for service as Audit Committee chair, $10,000 for service as Compensation Committee chair, $7,500 for service as Corporate Governance Committee chair and $7,500 for service as Finance Committee chair. Ordinarily, directors’ fees are paid in four quarterly installments, but for the six month Transition Period directors’ fees were paid in two quarterly installments. In addition, non-employee directors receive $2,250 for each regular or special meeting of the Board of Directors attended in person and $1,000 for each telephonic meeting. Non-employee directors receive $1,250 for each regular or special meeting attended in person of the Audit, Compensation, Corporate Governance, Finance and Executive Committees, and $750 for each telephonic meeting. All directors are reimbursed for reasonable expenses incurred in connection with all meetings.

Non-Employee Directors Equity Plan. The 2017 Non-Employee Directors Equity Plan, approved by shareholders at the 2017 annual meeting, provides for the grant of (i) an annual equity award to each continuing non-employee director as of the date of the Company’s annual meeting of shareholders and (ii) an equity award upon a new non-employee director’s initial election or appointment to the Board of Directors. The 2017 Non-Employee Directors Equity Plan permits the grant of awards consisting of non-qualified stock options, shares of restricted stock, restricted stock units and deferred restricted stock units. In each case, the value, type and terms of such awards are approved by the Board of Directors based on the recommendation of the Compensation Committee.

For the Transition Period, non-employee directors received a grant of restricted stock units valued at $55,000 (based on the values provided to the Compensation Committee by Compensation Strategies), which represented 50% of the value that would otherwise apply for a 12-month fiscal year. The Compensation Committee determined that granting the annual equity award in the form of restricted stock units was consistent with general market practices, as well as those of the Peer Group. Accordingly, each continuing director was granted restricted stock units which vest, generally subject to continuing service, ratably over three years following the grant date. For non-employee directors, the Company’s stock ownership guidelines require share ownership expressed as a number of shares of Company common stock that approximates a value of five times the annual cash retainer in effect as of November 20, 2017. After November 20, 2017, the number of shares a non-employee director is expected to own is determined based on the value of a share of common stock of the Company on the date of their election and the director’s annual cash retainer as of that date. Non-employee directors generally are expected to comply with the guidelines within five years of becoming subject to the guidelines. The guidelines require each individual non-employee director to retain 50% of the net after-tax shares which he or she acquires under the Company’s equity plans until the applicable threshold is achieved. If a non-employee director does not attain the shareholding requirement as of the day immediately prior to the payment of any cash retainer or other service period fees for service on the Board of Directors (except for meeting or committee fees) that otherwise would be made in cash, then 60% of the payment will be paid in restricted stock or restricted stock units, as determined by the plan administrator of the Company’s applicable non-employee directors equity plan. Non-employee directors may elect to receive up to 100% of such retainer(s) in restricted shares of Company common stock or restricted stock units as determined by the Company. The number of shares of restricted stock or restricted stock units to be granted to a non-employee director is determined by (i) dividing (a) the U.S. dollar amount of the director’s annual retainer(s) elected, or required, to be received in the form of restricted stock or restricted stock units by (b) the fair market value of a share of Company common stock on the date such fees are payable and (ii) rounding up to the nearest whole share of common stock. Non-employee directors are permitted to defer settlement of their restricted stock units until the earlier of their termination of service on the Board of Directors for any reason and a date specified by such director. Under the 2017 Non-Employee Directors Equity Plan, 140,000 shares of common stock are authorized for issuance and, as of January 27, 2018, the Company had 136,310 shares available for future awards under the plan.

Director Compensation Table

The following table sets forth the compensation for the non-employee members of the Board of Directors for the Transition Period.

Name(1)	Fees Earned or Paid in Cash(3)(4)	Stock Awards(4)(5)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Charles B. Coe(2)	$53,053	$ —	$ —	$ —	$ —	$ —	$ 53,053
Stephen C. Coley	$57,819	$62,115	$ —	$ —	$ —	$ —	$119,934
Dwight B. Duke	$52,000	$62,115	$ —	$ —	$ —	$ —	$114,115
Eitan Gertel	$29,804	$78,750	$ —	$ —	$ —	$ —	$108,554
Anders Gustafsson	$43,296	$62,115	$ —	$ —	$ —	$ —	$105,411
Patricia L. Higgins	$54,750	$62,115	$ —	$ —	$ —	$ —	$116,865
Laurie J. Thomsen	$30,554	$78,750	$ —	$ —	$ —	$ —	$109,304
(1)	As a Company employee, Mr. Nielsen is not separately compensated for his service on the Board of Directors. His compensation is included in the Summary Compensation Table on page 41 of this Proxy Statement.
(2)	Mr. Coe retired from the Board of Directors on November 21, 2017. Upon Mr. Coe’s retirement, 1,501 unvested restricted stock units became fully vested.
(3)	For non-employee directors, the Company’s stock ownership guidelines require share ownership expressed as a number of shares of Company common stock that approximates a value of five times the annual cash retainer in effect as of November 20, 2017. After November 20, 2017, the number of shares a non-employee director is expected to own is determined based on the value of a share of common stock of the Company on the date of their election and the director’s annual cash retainer as of that date. Non-employee directors generally are expected to comply with the guidelines within five years of becoming subject to the guidelines. If a non-employee director does not attain the shareholding requirement as of the day immediately prior to the payment of any cash retainer or other service period fees for service on the Board of Directors (except for meeting or committee fees) that otherwise would be made in cash, then 60% of the payment will be paid in restricted stock or restricted stock units (“RSUs”), as determined by the plan administrator of the Company’s applicable non-employee directors equity plan. Additionally, non-employee directors may elect to receive up to 100% of such retainer(s) in shares of common stock or RSUs, as determined by the Company. Each RSU entitles the recipient to one share of the Company’s common stock upon settlement. The amounts in this column represent the fees that were earned or paid in cash plus the grant date fair value of restricted shares for the annual retainer(s) which the director elected to receive in restricted shares during the Transition Period. For the Transition Period, the total number of restricted shares and aggregate grant date fair value which were elected by non-employee directors to be paid in shares and therefore included in this column is as follows: Charles B. Coe, 350 shares having an aggregate grant date fair value of $31,303, Stephen C. Coley, 462 shares having an aggregate grant date fair value of $41,319, and Anders Gustafsson, 308 shares having an aggregate grant date fair value of $27,546.
(4)	As required by SEC rules, amounts in these columns present the aggregate grant date fair value of stock awards granted during the Transition Period computed in accordance with Financial Accounting Standards Board Accounting Standard Codification Topic 718, Compensation - Stock Compensation (“FASB ASC 718”). The stock awards exclude the amounts a director elected to receive in restricted stock or RSUs in lieu of their annual cash retainer(s) as described in footnote (3) above. See Note 16 to the Consolidated Financial Statements in the Company’s Transition Report on Form 10-K for the fiscal year ended January 27, 2018 regarding assumptions underlying valuation of equity awards. The stock awards vest, subject to continuing service, ratably over three years following the grant date. These amounts do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards.

(5)	The following table shows the grant date fair value of shares of restricted stock and RSUs granted to directors during the Transition Period computed in accordance with FASB ASC 718. See Note 16 to Consolidated Financial Statements in the Company’s Transition Report on Form 10-K for the transition period ended January 27, 2018, regarding assumptions underlying valuation of equity awards.
Name	Grant Date	Grant Date Fair Value of Restricted Stock/Unit Awards	Grant Date Fair Value of Stock Option Awards
Charles B. Coe	07/31/2017	$15,674	$ —
	10/30/2017	$15,629	$ —
Stephen C. Coley	07/31/2017	$20,657	$ —
	10/30/2017	$20,662	$ —
	11/21/2017	$62,115	$ —
Dwight B. Duke	11/21/2017	$62,115	$ —
Eitan Gertel	07/31/2017	$ 8,335	$ —
	10/30/2017	$ 8,300	$ —
	11/21/2017	$62,115	$ —
Anders Gustafsson	07/31/2017	$13,771	$ —
	10/30/2017	$13,775	$ —
	11/21/2017	$62,115	$ —
Patricia L. Higgins	11/21/2017	$62,115	$ —
Laurie J. Thomsen	07/31/2017	$ 8,335	$ —
	10/30/2017	$ 8,300	$ —
	11/21/2017	$62,115	$ —

As of January 27, 2018, each non-employee director had the following aggregate number of outstanding unvested restricted stock units and outstanding unexercised stock options:

Name	Outstanding Unvested Restricted Stock Units	Outstanding Stock Options*
Charles B. Coe**	—	2,486
Stephen C. Coley	2,116	35,527
Dwight B. Duke	2,116	10,852
Eitan Gertel	2,587	—
Anders Gustafsson	2,116	2,702
Patricia L. Higgins	2,116	18,131
Laurie J. Thomsen	2,498	—
*	Includes vested and unvested stock options.
**	Mr. Coe retired from the Board of Directors on November 21, 2017. Upon Mr. Coe’s retirement, 1,501 unvested restricted stock units became fully vested.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information about the beneficial ownership of the Company’s common stock as of April 2, 2018 by each person known to the Company that beneficially owns more than five percent (5%) of the Company’s outstanding common stock, each of the Company’s directors and each of the Named Executive Officers identified in the Summary Compensation Table on page 41 of this Proxy Statement, and all directors and executive officers as a group. Shares of the Company’s common stock that an individual or group has a right to acquire within 60 days after April 2, 2018 pursuant to the exercise of options or vesting of restricted stock units are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for computing the percentage ownership of any other person or group shown in the table. As a result, the percentage of outstanding shares of any person as shown in the table may not necessarily reflect the person’s actual voting power at any particular date. Except as otherwise noted, to the Company’s knowledge, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder’s name. The percentages are based on the Company’s outstanding shares as of April 2, 2018.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent Ownership of Common Stock Beneficially Owned
5% Stockholders:
BlackRock, Inc. 55 East 52nd Street, New York, New York 10055	3,229,467(1)	10.35%

The Vanguard Group, Inc. 100 Vanguard Boulevard, Malvern, Pennsylvania 19355	2,512,539(2)	8.06%

National Rural Electric Co-operative Association 4301 Wilson Boulevard, Arlington, VA 22203	1,727,252(3)	5.54%

Directors and Executive Officers:(4)
Stephen C. Coley	97,000	*
H. Andrew DeFerrari	124,141	*
Kimberly L. Dickens	9,081	*
Dwight B. Duke	28,038	*
Timothy R. Estes	287,531	*
Eitan Gertel	2,108	*
Anders Gustafsson	12,223	*
Patricia L. Higgins	41,053	*
Steven E. Nielsen	1,016,985(5)	3.26%
Richard K. Sykes	—	*
Laurie J. Thomsen	3,466	*
Richard B. Vilsoet	60,900	*
All directors and executive officers as a group (12 persons)	1,682,526	5.39%
*	Less than 1% of the outstanding common stock.
(1)	Based solely on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission (the “SEC”) on January 19, 2018 by BlackRock, Inc. (“BlackRock”) and its subsidiaries. The Schedule 13G/A indicates that BlackRock is the beneficial owner of 3,229,467 shares, for which it has sole voting power with respect to 3,161,682 shares and sole dispositive power with respect to 3,229,467 shares.
(2)	Based solely on information contained in a Schedule 13G/A filed with the SEC on February 9, 2018 by The Vanguard Group, Inc. (“Vanguard”) in its capacity as investment advisor. Vanguard is the beneficial owner of 2,512,539 shares. The Schedule 13G/A indicates that (i) Vanguard has sole dispositive power over 2,451,957 shares and shared dispositive power over 60,582 shares, (ii) Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, in its capacity as investment manager of collective trusts is the beneficial owner of 56,399 shares and (iii) Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, in its capacity as investment manager of Australian investment offerings is the beneficial owner of 6,700 shares.
(3)	Based solely on information contained in a Schedule 13G/A filed with the SEC on February 13, 2018 by The National Rural Electric Cooperative Association (“NRECA”). The Schedule 13G/A indicates that NRECA is the beneficial owner of 1,727,252 shares, for which it has sole voting and dispositive power.

(4)	Includes the following number of shares of common stock which a director or executive officer has the right to acquire pursuant to the exercise of stock options or vesting of restricted stock units on April 2, 2018, or within 60 days after April 2, 2018:
Name of Beneficial Owner	Restricted Stock Units	Stock Options
Stephen C. Coley	—	35,527
H. Andrew DeFerrari	—	—
Kimberly L. Dickens	—	—
Dwight B. Duke	—	10,852
Timothy R. Estes	—	57,119
Eitan Gertel	—	—
Anders Gustafsson	—	2,702
Patricia L. Higgins	—	15,527
Steven E. Nielsen	—	288,904
Richard K. Sykes	—	—
Laurie J. Thomsen	382	—
Richard B. Vilsoet	—	—
All directors and executive officers as a group (12 persons)	382	410,631
(5)	Includes 57,001 shares owned by the Margaret Ellen Nielsen Foundation, a charitable foundation of which Mr. Nielsen is President and a Director. Mr. Nielsen disclaims beneficial ownership of all shares of common stock held by the Foundation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board of Directors has adopted a written policy and procedures for the review of all transactions in which the Company is a participant and any director or nominee, executive officer or security holder of more than five percent of the Company’s common stock (or, in the case of the foregoing persons, their immediate family members) has a direct or indirect financial interest (each, a “related person transaction”).

A member of the Board of Directors or any of our executive officers proposing to enter into such transaction must report the proposed related person transaction to the Company’s General Counsel. The policy calls for the proposed related person transaction to be reviewed, and if deemed appropriate, approved by the Audit Committee. Generally, the Audit Committee will approve the transaction if the Audit Committee determines the transaction is beneficial to the Company and contains the same or reasonably comparable terms as would be obtained in an arm’s-length transaction with an unrelated third party.

Neither the Company nor any of its subsidiaries has engaged in any related party transaction during the Transition Period.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than ten percent (10%) of the Company’s common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. The Company’s officers, directors and greater-than-ten percent (10%) shareholders are required by SEC regulations to furnish the Company with all Section 16(a) forms they file. Based solely on the Company’s review of reports filed with the SEC by its directors, officers and persons required to file such reports, or written representations from those directors, officers or persons required to file such reports, the Company believes that all such Section 16(a) filing requirements were satisfied during the Transition Period, with the exception of an inadvertent late filing on Form 4 for each of Mr. Nielsen, Mr. DeFerrari, Mr. Estes, Mr. Vilsoet, Ms. Dickens and Ms. Brightly on October 5, 2017 in connection with equity awards granted to each of the foregoing executive officers on October 2, 2017 pursuant to the Company’s 2012 Long-Term Incentive Plan.

AUDIT COMMITTEE REPORT

The Audit Committee (the “Committee”) of the Company’s Board of Directors consists of four directors, all of whom meet the independence standards of the NYSE and the applicable rules of the United States Securities and Exchange Commission. The Committee operates in accordance with a written charter adopted by the Board of Directors. The Committee reviews the charter on an ongoing basis and a copy, which has been approved by the Board of Directors, is available on the Company’s website at www.dycomind.com.

The Committee’s primary responsibility is to assist the Board of Directors in fulfilling its responsibility for oversight of (a) the quality and integrity of the Company’s financial statements and related disclosures, internal controls and financial reporting, (b) the Company’s compliance with applicable legal and regulatory requirements, (c) the Company’s independent auditors’ qualifications, independence and performance and (d) the performance of the Company’s internal audit and control functions.

Management has the primary responsibility for preparing the Company’s consolidated financial statements and the overall financial reporting process, including maintaining the Company’s system of internal accounting controls. The Company’s independent auditor, PricewaterhouseCoopers LLP, has the responsibility for auditing the Company’s financial statements and issuing opinions as to the conformity of those audited financial statements with accounting principles generally accepted in the United States of America, and the effectiveness of the Company’s internal control over financial reporting. The Committee monitors and oversees this process.

The Committee reviewed the Company’s audited consolidated financial statements and the results of the audits relating to the Company’s internal control over financial reporting for the six month transition period beginning on July 30, 2017 and ending on January 27, 2018 (the “Transition Period”), and discussed those matters with management and PricewaterhouseCoopers LLP. During the Transition Period, the Committee also discussed the interim financial information contained in each quarterly earnings announcement with management and PricewaterhouseCoopers LLP prior to public release. In addition, the Committee regularly discussed with management, the internal auditors and PricewaterhouseCoopers LLP, the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing and the quality of the Company’s financial reporting. The Committee regularly meets separately with management, the Company’s internal auditors and PricewaterhouseCoopers LLP. The Committee reviewed with both PricewaterhouseCoopers LLP and the internal auditors their audit plans, audit scope, and the identification of audit risks. The Committee also discussed with PricewaterhouseCoopers LLP all matters required by Public Company Accounting Oversight Board (United States) Auditing Standard No. 16, “Communications with Audit Committees,” as currently in effect.

As part of the Committee’s oversight responsibilities of the audit process, the Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with PricewaterhouseCoopers LLP any relationships that may impact their objectivity and independence from the Company and from management of the Company.

Based on the aforementioned reviews and discussions, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Transition Report on Form 10-K for filing with the United States Securities and Exchange Commission. The Committee also approved the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for the 2019 fiscal year.

Audit Committee

Patricia L. Higgins, Chair
Stephen C. Coley
Eitan Gertel
Laurie J. Thomsen

PROPOSAL 2 – RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITOR

General

PricewaterhouseCoopers LLP has been appointed by the Audit Committee of the Board of Directors to serve as the Company’s independent auditor for fiscal 2019. Shareholder ratification of this appointment is not required by the Company’s Amended and Restated By-laws or otherwise; however, the Board of Directors considers a proposal for shareholders to ratify the appointment to be an opportunity for shareholders to provide direct feedback to the Audit Committee on an important aspect of corporate governance and good corporate practice. If shareholders fail to ratify the appointment, the Audit Committee will consider whether it is appropriate to select another registered independent public accounting firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different registered independent public accounting firm at any time during the year if the Audit Committee believes this change would be in the best interest of the Company and its shareholders.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting for the purposes of responding to shareholders’ questions and making statements that they consider appropriate.

Recommendation of the Board of Directors

The Board of Directors recommends that you vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for fiscal 2019.

Principal Accounting Firm Fees

PricewaterhouseCoopers LLP acted as the Company’s independent auditors for the Transition Period. The following table represents aggregate fees billed for the Transition Period and the Company’s two full fiscal years ended July 29, 2017 and July 30, 2016 by PricewaterhouseCoopers LLP, our independent registered public accounting firm:

	Transition Period	2017	2016
Audit Fees(1)	$2,729,900	$3,051,940	$3,438,329
Audit-Related Fees(2)	155,000	—	—
Tax Fees(3)	26,078	38,000	201,770
All Other Fees(4)	—	—	—
Total	$2,910,978	$3,089,940	$3,640,099
(1)	Audit Fees for each of the Transition Period, fiscal 2017 and 2016 consist of fees and expenses for professional services in connection with the audit of the annual financial statements, reviews of the Company’s quarterly reports filed on Form 10-Q and reviews of registration statements and other periodic filings with the SEC. Amounts also include fees for the audit of the Company’s internal control over financial reporting, as promulgated by Section 404 of the Sarbanes-Oxley Act.
(2)	Audit-Related Fees are fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and internal control over financial reporting.
(3)	Tax Fees include fees for tax research and tax advice.
(4)	All Other Fees are fees for any services not included in the first three categories.

Audit Committee Pre-Approval of Audit and Non-Audit Services

The Company’s independent auditor fee pre-approval policy provides for an annual process through which the Audit Committee evaluates and pre-approves the nature, scope and fees associated with the annual audit of the Company’s financial statements and other audit-related services. The Audit Committee pre-approves all other audit and permissible non-audit services provided by the Company’s independent auditors on a case-by-case basis. These services may include audit services, audit-related services, tax services and other permissible services.

PROPOSAL 3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to the rules of the SEC, the Company is required to provide shareholders with a non-binding advisory vote to approve the compensation of the Named Executive Officers for the Transition Period as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.

The Company’s executive compensation program has been designed to attract, motivate and retain highly performing executives; align the interests of those executives with the long-term interests of the Company’s shareholders; and reward executive actions that support the Company’s business goals and strategies by incenting profitable growth and increasing shareholder value. The program is designed to support the Company’s pay-for-performance principles by placing a substantial amount of total executive compensation, including compensation of the Chief Executive Officer, “at risk” based on the performance of the Company.

The Company seeks to implement and maintain sound compensation governance practices to ensure adherence to its pay-for-performance philosophy while appropriately managing risk and aligning the executive compensation program with the financial interests of shareholders. As discussed in greater detail in the “Executive Compensation—Compensation Discussion and Analysis” section (“CD&A”) beginning on page 20 of this Proxy Statement, the principal practices include (i) stock ownership guidelines that require share ownership expressed as a number of shares of Company common stock that approximates a value of 10 times the annual base salary for the Chief Executive Officer and five times the annual cash retainer in effect for non-employee directors; (ii) shareholding requirements for the Named Executive Officers (other than the Chief Executive Officer) with respect to time vesting restricted stock unit awards granted under the Company’s equity incentive plans; (iii) risk mitigation through caps on maximum annual cash incentive awards that may be paid to the Named Executive Officers; and (iv) providing a significant portion of the compensation of the Named Executive Officers in the form of long-term incentive opportunities, with a cap on the maximum number of performance vesting restricted stock units that may be paid out. The Compensation Committee regularly reviews the executive compensation program to ensure alignment with the Company’s business strategies and compensation philosophy.

Shareholders are urged to read the CD&A beginning on page 20 of this Proxy Statement, as well as the Summary Compensation Table and related compensation tables and narrative for the Transition Period, appearing on pages 41 through 48 of this Proxy Statement, which provide detailed information on the Company’s compensation policies and practices and the compensation of the Named Executive Officers.

For the reasons highlighted above, and more fully discussed in the CD&A, the Board of Directors unanimously recommends a vote for the following resolution:

“RESOLVED, that the shareholders approve the compensation of the Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the accompanying compensation tables and related narrative disclosure in this Proxy Statement.”

Shareholders may vote “for” or “against” this proposal, or may abstain from voting. This vote is advisory, which means it is non-binding on the Company, the Board of Directors or the Compensation Committee. However, the Compensation Committee intends to review the voting results and consider shareholder views in connection with the design and implementation of the executive compensation program.

Recommendation of the Board of Directors

The Board of Directors recommends that shareholders vote “FOR” the resolution approving, on a non-binding advisory basis, the compensation of the Named Executive Officers.

ADDITIONAL INFORMATION

Proposals for 2019 Annual Meeting of Shareholders

Submission of Proposals for Inclusion in 2019 Proxy Materials. Proposals that shareholders intend to present at the 2019 Annual Meeting of Shareholders must be received by the Secretary of the Company on or before December 13, 2018 to be considered for inclusion in the Company’s proxy materials for that meeting. Pursuant to Rule 14a-8 promulgated under the Exchange Act, proposals of shareholders intended for inclusion in the Proxy Statement for the Company’s 2019 Annual Meeting of Shareholders must be received not less than 120 calendar days before the date the Company’s Proxy Statement was released to shareholders in connection with the 2018 Annual Meeting of Shareholders, unless the date of the 2019 Annual Meeting of Shareholders will change by more than 30 days from the anniversary of the date of the 2018 Annual Meeting of Shareholders. In such case, the deadline for submitting a proposal is a reasonable time before the Company prints and sends the proxy materials for its 2019 Annual Meeting of Shareholders.

Advance Notice Provisions under By-laws. Shareholders who desire to propose an item of business for action at an annual meeting of shareholders (other than proposals submitted by inclusion in the Proxy Statement), including the election of a director, must follow certain procedures set forth in the Company’s Amended and Restated By-laws. To be timely, written notice must be received by the Secretary of the Company not less than ninety (90) days nor more than one hundred twenty (120) days before the first anniversary of the preceding year’s annual meeting. The notice should contain a brief description of the proposal and the reason for conducting such business; the name and address of the shareholder proposing such business, as it appears in the Company’s books; the class and number of shares of the Company that are beneficially owned by the shareholder; and any financial interest of the shareholder in such business. Shareholders should, however, consult the Company’s Amended and Restated By-laws to ensure that the specific requirements of such notice are met. A copy of the Company’s Amended and Restated By-laws may be obtained by any shareholder, without charge, upon written request to the Secretary of the Company at 11780 U.S. Highway 1, Suite 600, Palm Beach Gardens, Florida 33408.

All shareholder proposals should be sent to the Company’s executive offices at 11780 U.S. Highway 1, Suite 600, Palm Beach Gardens, Florida 33408, Attention: Secretary.

Expenses of Solicitation

The Company will bear the cost of this solicitation of proxies, including the preparation, printing and mailing of proxy materials. Proxies may be solicited by directors, officers and regular employees of the Company, without compensation, in person or by mail, telephone, facsimile transmission, telephone or electronic transmission. In addition, the Company may supplement the original solicitation of proxies by mail with solicitation by telephone, telegram and other means by directors, officers and regular employees of the Company. The Company will not pay additional compensation to these individuals for any such services.

The Company has engaged Innisfree M&A Incorporated as the proxy solicitor for the Annual Meeting for a fee of $15,000 plus out-of-pocket costs. The Company will reimburse brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in forwarding proxy material to beneficial owners.

Other Matters

The Board of Directors knows of no other matters that will be brought before the Annual Meeting other than the matters referred to in this Proxy Statement. If, however, any matters properly come before the Annual Meeting, the persons named as proxies and acting thereon will have discretion to vote on those matters according to their judgment to the same extent as the person delivering the proxy would be entitled to vote.

Notice of Internet Availability of Proxy Materials

Dycom Industries, Inc.’s Transition Period Proxy Statement and its Transition Report on Form 10-K for the transition period from July 30, 2017 to January 27, 2018 (which is being provided as the Company’s Annual Report to Shareholders) are available at the Company’s website, www.dycomind.com. Please note that the other information contained in or connected to our website is not intended to be part of this Proxy Statement.

By Order of the Board of Directors,

Richard B. Vilsoet
Vice President, General Counsel and Secretary
April 12, 2018

APPENDIX A

Supplemental Information about Transition Period Financial Overview and Strategic Developments

The Company uses information in the sections entitled “Proxy Statement Summary” and “Executive Compensation—Compensation Discussion and Analysis—Executive Summary—Transition Period Financial Overview and Strategic Developments” in this Proxy Statement that is derived from its consolidated financial statements, but that is not presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Certain of this information is considered Non-GAAP financial measures under the United States Securities and Exchange Commission rules. The Non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.

GAAP to Non-GAAP Reconciliations (Unaudited)

Non-GAAP Adjusted EBITDA

	Six Months Ended January 27, 2018	Six Months Ended January 28, 2017
	(Dollars in thousands)
Reconciliation of net income to Non-GAAP Adjusted EBITDA:
Net income	$68,835	$74,713
Interest expense, net	19,560	18,248
(Benefit) provision for income taxes	(22,285)	44,332
Depreciation and amortization expense	85,053	70,252
Earnings Before Interest, Taxes, Depreciation & Amortization (“EBITDA”)	151,163	207,545
Gain on sale of fixed assets	(7,217)	(3,172)
Stock-based compensation expense	13,277	11,015
Non-GAAP Adjusted EBITDA	$157,223	$215,388

Contract revenues	$1,411,348	$1,500,355
Non-GAAP Adjusted EBITDA % of Contract Revenues	11.1%	14.4%

A-1

Non-GAAP Adjusted Net Income and Non-GAAP Adjusted Diluted Earnings per Common Share

	Six Months Ended January 27, 2018	Six Months Ended January 28, 2017
	(Dollars in thousands, except per share amounts)
Reconciliation of Non-GAAP Adjusted Net Income:
Net income	$68,835	$74,713

Pre-Tax Adjustments:
Non-cash amortization of debt discount on Notes	9,170	8,686

Tax Adjustments:
Tax impact of Tax Reform(1)	(32,249)	—
Tax impact of share-based vesting and exercises(2)	(6,912)	—
Tax impact of non-cash amortization of debt discount on Notes	(3,485)	(3,242)
Total adjustments, net of tax	(33,476)	5,444

Non-GAAP Adjusted Net Income	$35,359	$80,157

Reconciliation of Non-GAAP Adjusted Diluted Earnings per Common Share:
Net income per common share	$2.15	$2.32
Total adjustments from above, net of tax	(1.04)	0.17
Non-GAAP Adjusted Diluted Earnings per Common Share	$1.11	$2.49

Shares used in computing Non-GAAP Adjusted Diluted Earnings per Common Share:
Diluted shares - GAAP	32,054,945	32,180,923
Adjustment for economic benefit of note hedge related to Notes(3)	(217,394)	—
Non-GAAP Adjusted Diluted Shares(3)	31,837,551	32,180,923
(1)	During the six months ended January 27, 2018, the Company recognized an income tax benefit of approximately $32.2 million resulting from the Tax Cuts and Jobs Act of 2017 (“Tax Reform”), primarily due to the re-measurement of the Company’s net deferred tax liabilities at a lower U.S. federal corporate income tax rate.
(2)	During the six months ended January 27, 2018, the Company excluded an income tax benefit of approximately $6.9 million for the tax effects of the vesting and exercise of share-based awards from its Non-GAAP Adjusted Net Income and Non-GAAP Adjusted Diluted Earnings per Common Share.
(3)	The Company has a note hedge in effect to reduce the potential dilution to common stockholders from the conversion of its 0.75% convertible senior notes due 2021 (the “Notes”) up to an average quarterly share price of $130.43 per share. Non-GAAP Adjusted Diluted Shares excludes the GAAP dilutive effect of the Notes.

Amounts in tables above may not add due to rounding.

A-2

DYCOM

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote by Internet or by phone, you do not need to mail back your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E45010-P06673

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DYCOM INDUSTRIES, INC.

The Board of Directors recommends that you vote "FOR" the nominees listed in Proposal 1:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Stephen C. Coley	☐	☐	☐
1b. Patricia L. Higgins	☐	☐	☐
1c. Steven E. Nielsen	☐	☐	☐
1d. Richard K. Sykes	☐	☐	☐

The Board of Directors recommends that you vote "FOR" Proposals 2 and 3:

	For	**Against**	**Abstain**
2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent auditor for fiscal 2019.	☐	☐	☐
3. To approve, by non-binding advisory vote, executive compensation.	☐	☐	☐

NOTE: The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Shareholder(s). **IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE NOMINEES LISTED IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3.** The proxies are authorized to vote in their discretion on all other matters that may properly come before the meeting or any adjournment or postponement thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ **Yes** ☐ **No**

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Meeting Location
Dycom Industries, Inc.
11780 U.S. Highway 1, Suite 600
Palm Beach Gardens, FL 33408

YOUR VOTE IS IMPORTANT

E45011-P06673

DYCOM INDUSTRIES, INC.
Proxy for the 2018
Annual Meeting of Shareholders - May 22, 2018
This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Steven E. Nielsen and H. Andrew DeFerrari, and each of them, proxies and attorneys-in-fact, with the power of substitution (the action of both of them or their substitutes present and acting or if only one be present and acting, then the action of such one to be in any event controlling), to vote all shares of common stock held of record by the undersigned on April 2, 2018 at the 2018 Annual Meeting of Shareholders (the "Annual Meeting") of the Company scheduled to be held on May 22, 2018 and at any adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE NOMINEES LISTED IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION ON ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. THIS PROXY WILL REVOKE ALL PRIOR PROXIES SIGNED BY YOU.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side